Exhibit 99.3

                                                                         ANNEX A
                                                                         -------

                NO BANKRUPTCY CASE HAS BEEN FILED AS OF THE DATE
                          OF THIS DISCLOSURE STATEMENT


                              DISCLOSURE STATEMENT

                               Dated: July 6, 2000


               THIS DISCLOSURE STATEMENT IS PART OF A PREPETITION
                  SOLICITATION OF VOTES FOR, IF NECESSARY, THE
                  PREPACKAGED PLAN OF REORGANIZATION OF GLENOIT
                 UNIVERSAL, LTD.; GLENOIT CORPORATION; GLENOIT
                ASSETS CORPORATION; AMERICAN PACIFIC ENTERPRISES,
                  INC.; GRAND AVENUE CORPORATION; EX-CELL HOME
              FASHIONS, INC.; EX-CELL OF BENTONVILLE, INC.; AND EX-
                          CELL LINDE OF CAROLINA, INC.

    ------------------------------------------------------------------------


            INTRODUCTION TO THE PREPACKAGED PLAN AND THE TENDER OFFER

         The management of Glenoit Corporation ("Glenoit") has concluded that Glenoit and its affiliates must reduce their overall indebtedness and increase their equity if they are to continue operations. Accordingly, in recent months, Glenoit, in conjunction with its attorneys and financial advisors, has had numerous discussions with the members, attorneys, and financial advisors to a committee (the "Unofficial Noteholders Committee") of holders of beneficial interests in Glenoit's $95 million outstanding principal amount 11% Senior Subordinated Notes due 2007 (the "Notes"). Holders of such beneficial interests will have claims ("Note Claims") against Glenoit in a bankruptcy case in which Glenoit is a debtor; each holder will be referred to in this Disclosure Statement as a "Noteholder." The Unofficial Noteholders Committee represents over 83% of the outstanding principal amount of Note Claims.

         Through these discussions, the parties agreed that Glenoit would attempt to retire all the Notes for cash, at a price equal to $0.17 per dollar of principal. No additional consideration would be paid for any accrued or unpaid interest on the Notes. The agreement further contemplated that the Notes would be retired either through the Offer to Purchase and Consent Solicitation Statement and the Letter of Transmittal accompanying that Statement (together, the "Tender Offer") or through consummation of the Prepackaged Plan that is the subject of this Disclosure Statement. Glenoit`s preference is to retire the Notes by acquiring them in the Tender Offer, the other terms and conditions of which are described in that Tender Offer, which accompanies this Disclosure Statement.

         Even if the Tender Offer is successful (which, unless reduced by consent of certain parties, means at least 99% of the outstanding principal amount of the Notes must be tendered), Glenoit, along with certain of its affiliates, may commence bankruptcy cases. In those cases, Glenoit and those affiliates will propose confirmation of the Joint Prepackaged Plan of Reorganization (the "Prepackaged Plan") attached as Appendix A to this Disclosure Statement. If the Prepackaged Plan is accepted by the requisite amount of Noteholders and holders of Credit Agreement Claims (which is the other Class that will vote on the Prepackaged Plan), and if the Prepackaged Plan is confirmed by the Bankruptcy Court, all Noteholders will still receive cash equal to $0.17 per dollar of principal provided such consideration is received by the earlier of (i) November 15, 2000 and (ii) ten Business Days after the Confirmation Date of the Prepackaged Plan. If that consideration is not received by that time, Noteholders would receive all of the issued and outstanding New Common Stock of Reorganized Glenoit Universal, Ltd. ("Holdings"), which is the parent of Glenoit. In this scenario, the Prepackaged Plan also calls for the issuance of New Warrants to purchase up to 10% of the authorized New Common Stock. These New Warrants would likely be given to a Replacement Lender under the Replacement Facility, which would be designed to take the place of the Citicorp Mezzanine Debt Arrangement, described below. Finally, if Noteholders receive the New Common Stock, they will not receive any cash on account of the Notes.

         In addition, if bankruptcy cases are commenced, the rights of some other Creditors, Equity Security holders, and other parties may be altered, adversely affected or cancelled altogether, as described in this Disclosure Statement and in the Prepackaged Plan. Thus, you should review this Disclosure Statement and the Prepackaged Plan in their entirety.

--------------------------------------------------------------------------------
         Management encourages you to support the Prepackaged Plan, and if you hold a Note Claim or a Credit Agreement Claim, Management encourages you to vote in favor of the Prepackaged Plan.

         Further, the professionals for the Unofficial Noteholders Committee have engaged in a thorough review of the Companies' financial data, business plan, and industry and competition factors, and have evaluated other strategic options that might be available to the Companies. See "V. Relationships with Certain Insiders, Formation of the Unofficial Noteholders Committee, and Their Role in These Cases--5.2 The Role of Certain Insiders and the Unofficial Noteholders Committee in Formulating the Tender Offer and the Prepackaged Plan." Based on this analysis, the Unofficial Noteholders Committee has concluded that the consideration being offered to the Noteholders under the Tender Offer and, if necessary, the Prepackaged Plan, is reasonable and appropriate under the circumstances. To that end, the members of the Unofficial Noteholders Committee have entered into an agreement with Glenoit pursuant to which they agreed to vote for and support the Tender Offer and the Prepackaged Plan. Accordingly, the Unofficial Noteholders Committee supports the Tender Offer and the Prepackaged Plan, and encourages Noteholders to both tender their Notes under the Tender Offer and vote in favor of the Prepackaged Plan.
--------------------------------------------------------------------------------

              Summary of the Various Parts of the Prepackaged Plan

         The following summary, as well as all other parts of this Disclosure Statement, is subject in all respects to the terms of the Prepackaged Plan. Capitalized terms not defined herein shall have the meaning ascribed to them in the Prepackaged Plan.

         Holdings, Glenoit, Glenoit Assets Corporation, American Pacific Enterprises, Inc., Grand Avenue Corporation, Ex-Cell Home Fashions, Inc., Ex-Cell of Bentonville, Inc., and Ex-Cell Linde of Carolina, Inc. (collectively, the "Companies"), upon the terms and subject to the conditions set forth in this Disclosure Statement, the Prepackaged Plan, and the accompanying forms of Prepackaged Plan Ballot or Prepackaged Plan Master Ballot, hereby solicit a vote in favor of the Prepackaged Plan. This solicitation seeks votes from all (i) parties holding Note Claims, and (ii) holders of Claims under the Third Amended and Restated Credit Agreement dated as of February 12, 1999, among Glenoit, the Agent, Fleet National Bank, as Syndication Agent, LaSalle National Bank, as Documentation Agent, and the Restatement

Lenders named therein (as amended to date, the "Credit Agreement"). The votes sought shall be binding if bankruptcy cases are commenced for the Companies.

         As stated above, the Companies hope to effectuate their restructuring with respect to the Notes by way of the Tender Offer and without having to file bankruptcy cases. (The Tender Offer, by itself, will not alter the rights of holders of other Claims against or Interests in the Companies.) But if the Companies do not receive a requisite amount of Tenders or if other events require it, the Companies intend to file bankruptcy cases under Chapter 11 of Title 11 of the United States Code, as amended (the "Bankruptcy Code"). In those cases, the Companies intend to obtain confirmation of the Prepackaged Plan attached to this Disclosure Statement. As indicated above and as described in this Disclosure Statement, the Prepackaged Plan will affect several types of Creditors of and Equity Security Holders in the Companies. In the event a bankruptcy case for the Companies is filed, this solicitation of votes in favor of the Prepackaged Plan shall be deemed to apply to the Prepackaged Plan.

         In the event of bankruptcy, the Companies will not hold a creditors' or stockholders' meeting to vote on the Prepackaged Plan. Rather, the Companies are, as a group, soliciting acceptances of the Prepackaged Plan as an alternative to the Tender Offer by means of separate ballots. See "Prepackaged Plan Voting Procedures and Deadlines," below. Under the Prepackaged Plan, all Claims and Equity Interests have been placed in various classes, based on the nature and priority of the Claim or Equity Interest. Each Class is either impaired or unimpaired under the Prepackaged Plan. See "III - Overview of The Prepackaged Plan of Reorganization." Each Class of unimpaired Claims or Interests is conclusively presumed to have accepted the Prepackaged Plan under the Bankruptcy Code. On the other hand, each Class of Claims or Interests that is impaired may vote to accept or reject the Prepackaged Plan, unless such Class is receiving no distribution, in which case the Class is conclusively presumed to have rejected the Prepackaged Plan and thus will not vote. Accordingly, acceptances of the Prepackaged Plan are being solicited only from holders of impaired Claims that are not deemed to have already rejected the Prepackaged Plan. Those Classes are the Class of Note Claims and the Class of Credit Agreement Claims. These Classes of impaired Claims will have accepted the Prepackaged Plan if Creditors that hold at least two-thirds in dollar amount and a majority in number of the Claims in that Class who cast ballots (or, in the case of certain Noteholders, who have a master ballot cast on their behalf) vote to accept the Prepackaged Plan. Only those holders who vote to accept or reject the Prepackaged Plan will be counted for purposes of determining whether the requisite number and amount of Claims have accepted or rejected the Prepackaged Plan. Therefore, the Prepackaged Plan could be accepted by any Class of impaired Claims with the affirmative vote of significantly less than two-thirds in dollar amount and a majority in number of Claims in a Class. The Bankruptcy Court may confirm the Prepackaged Plan at the Companies' request if at least one Class of Impaired Claims has accepted the Prepackaged Plan (with such acceptance determined without including the acceptance of any "insider" in such Class).

         The Classes of Impaired Claims and Interests under the Prepackaged Plan, and their treatment thereunder, are set forth below:


         Impaired Claims Entitled to Vote:
         ---------------------------------

         i. Noteholders: In the event of a bankruptcy, the Prepackaged Plan provides for the same cash distribution to this Class, which consists of holders of Note Claims and is denominated Class 5 by the Prepackaged Plan, as set forth in the Tender Offer (i.e., seventeen cents for each $1.00 in principal amount of Note Claims), provided they receive such distribution by the earlier of (i) November 15, 2000 and (ii) ten Business Days after Confirmation. In the event they do not receive their distribution by that time, the Prepackaged Plan calls for the holders of Note Claims to receive all of the issued and outstanding New Common Stock of Reorganized Holdings. The Prepackaged Plan also calls for the issuance of New Warrants to purchase up to 10% of the New Common Stock authorized under the Prepackaged Plan; these New Warrants would likely be given to the Replacement Lender under the Replacement Facility, which would be designed to take the place of the Citicorp Mezzanine Debt Arrangement, as discussed in the section on the next page entitled "Means of Funding the Payments Required under the Prepackaged Plan." Consistent with the Tender Offer, under the Prepackaged Plan holders of Note Claims shall receive no distribution on account of any accrued or unpaid interest under the Notes, and all such Claims on account of interest shall be disallowed under the Prepackaged Plan.

         ii. Holders of Credit Agreement Claims: To the extent not previously paid as allowed by the Bankruptcy Court, each Credit Agreement Claim that is or becomes an Allowed Claim shall be paid in full on the Effective Date. Credit Agreement Claims are placed in Class 2 and its subclasses by the Prepackaged Plan.


         Impaired Claims and Interests Not Entitled to Vote:
         ---------------------------------------------------

         i. Holders of Shareholder Note Claims: Members of this Class (denominated Class 6 by the Prepackaged Plan) will not receive any distribution on account of their Claims, and all Shareholder Notes will be cancelled on the Effective Date of the Prepackaged Plan. Thus, they are impaired and deemed to have rejected the Prepackaged Plan, and the votes of the Class of Shareholder Notes are not being solicited as to the Prepackaged Plan.

         However, certain persons, including some holders of Shareholder Notes, may become "Participating Investors" and be allowed to purchase some of the New Common Stock and New Preferred Stock of Reorganized Holdings. See "Means of Funding the Payments under the Prepackaged Plan," below, and "III. Overview of the Prepackaged Plan of Reorganization--3.3 Detailed Discussion of the Terms of the Prepackaged Plan--(b) Means for Implementation of the Prepackaged Plan and Other Provisions of the Prepackaged Plan.--(ii) Funding to Satisfy Note Claims or Alternative Consideration for Class 5 Claims."

         ii. Interests in and Related Claims against Holdings: Members of this Class (denominated Class 7a by the Prepackaged Plan), which consist primarily of holders of Old Common Stock, will not receive any distribution on account of their Interests, and all Interests will be cancelled on the Effective Date of the Prepackaged Plan. Thus they are impaired and deemed to have rejected the Prepackaged Plan, and the votes of this Class of Interests and related Claims are not being solicited as to the Prepackaged Plan.

         However, certain persons, including some holders of Old Common Stock may also become "Participating Investors" and be allowed to purchase some of the New Common Stock and New Preferred Stock of Reorganized Holdings. See "Means of Funding the Payments under the Prepackaged Plan," below, and "III. Overview of the Prepackaged Plan of Reorganization--3.3 Detailed Discussion of the Terms of the Prepackaged Plan--(b) Means for Implementation of the Prepackaged Plan and Other Provisions of the Prepackaged Plan.--(ii) Funding to Satisfy Note Claims or Alternative Consideration for Class 5 Claims."

         Confirmation of the Prepackaged Plan would be pursuant to Sections 1129(a) and 1129(b) of the Bankruptcy Code and would be subject to judicial approval of this solicitation and the terms of the Prepackaged Plan.

--------------------------------------------------------------------------------
         As stated above, the members of the Unofficial Noteholders Committee have agreed to vote for and support the Prepackaged Plan if a bankruptcy case is filed with respect to one or all of the Companies, and the Unofficial Noteholders Committee urges all Noteholders to vote in favor of the Prepackaged Plan. Further, CVC, which is a holder of Shareholder Notes and Old Common Stock, has indicated its willingness to provide all of the funds necessary to make the cash distributions to the Noteholders. Further, Citicorp Mezzanine III, L.P. ("Citicorp Mezzanine") has indicated its intention to lend $15,000,000 to Reorganized Glenoit on a subordinated basis in connection with consummation of the Prepackaged Plan, provided CVC and its affiliates receive a majority of the equity of Reorganized Holdings under the Prepackaged Plan. Although there is no assurance at this time that such funds would be available, the Companies are confident that funding will be in place in advance of the Confirmation Date. If these funds from Citicorp Mezzanine are not available, either because CVC and its affiliates do not receive a majority of Reorganized Holdings' equity or for any other reason, then the Companies will need to find other sources of financing to consummate the Prepackaged Plan. Accordingly, the Prepackaged Plan contemplates the use of a "Replacement Facility" with "Replacement Lenders," in order for Glenoit to obtain the additional unsecured loan it needs, although there can be no assurance that a Replacement Lender or Lenders could be found.
--------------------------------------------------------------------------------

        Means of Funding the Payments Required under the Prepackaged Plan

         There will be three different components of financing for the Prepackaged Plan. First, the Companies must negotiate and enter into a New Working Capital/Term Debt Facility, which must provide, inter alia, the funds necessary to pay the Credit Agreement Claims and additional liquidity for the Companies upon their emergence from bankruptcy. See "III. Overview of the Prepackaged Plan of Reorganization--3.3 Detailed Discussion of the Terms of the Prepackaged Plan--(b) Means for Implementation of the Prepackaged Plan and Other Provisions of the Prepackaged Plan--(iv) New Financing." The Companies have initiated discussions regarding the New Working Capital/Term Debt Facility, but have not yet reached an agreement as to its terms.

         Second, CVC has indicated its willingness, subject to the satisfaction of certain conditions, to provide up to 100% of the $16,150,000 needed to pay all Allowed Note Claims. Glenoit has reserved its right to allow other "Participating Investors" to provide up to 10% of the amount needed to pay Allowed Note Claims, however. In return, CVC and any other Participating Investors shall be entitled to receive all of the issued and outstanding New Common Stock of Reorganized Holdings and all of the issued and outstanding New Preferred Stock of Reorganized Holdings. (For a description of the New Common Stock and New Preferred Stock under the Prepackaged Plan, see "III. Overview of the Prepackaged Plan of Reorganization--3.3 Detailed Discussion of the Terms of the Prepackaged Plan--(b) Means for Implementation of the Prepackaged Plan and Other Provisions of the Prepackaged Plan--(iii) Issuance of New Common Stock, New Preferred Stock, and New Warrants, and Cancellation of Interests.") One of the conditions to CVC's willingness to provide the $16.15 million is the consummation of the Citicorp Mezzanine Debt Arrangement, discussed below.

         Third, Citicorp Mezzanine has indicated its intention to invest $15 million in new subordinated debt of Glenoit, subject to the satisfaction of certain conditions which include, among others, that CVC and its affiliates will own a majority of the equity of Reorganized Holdings. A portion of these funds will be used to pay costs associated with the Tender Offer and the Prepackaged Plan, but the bulk will be used to reduce outstanding debt under the New Working Capital/Term Debt Facility in order to provide liquidity. The Citicorp Mezzanine Debt Arrangement will likely have a maturity date no earlier than one year after the latest maturity date of the loans to be advanced pursuant to the New Working Capital/Term Debt Facility, with a 12% per annum cash interest coupon paid semi-annually and a 6% per annum payment in kind, or PIK, interest coupon issued semi-annually. Further, the Citicorp Mezzanine Debt Arrangement will likely not have debt amortization prior to maturity of the New Working Capital/Term Debt Facility. See "III. Overview of the Prepackaged Plan of Reorganization--3.3 Detailed Discussion of the Terms of the

Prepackaged Plan--(b) Means for Implementation of the Prepackaged Plan and Other Provisions of the Prepackaged Plan--(iv) New Financing." Finally, Citicorp Mezzanine will receive New Warrants allowing it to purchase up to 10% of the New Common Stock of Reorganized Holdings, on a fully diluted basis. It is the Companies' opinion that the additional liquidity resulting from the Citicorp Mezzanine Debt Arrangement is essential to the Companies continued operations.

         Each of the CVC and Citicorp Mezzanine financings is expressly dependent upon the consummation of the other; thus it is unlikely that either will occur unless both occur. If the Citicorp Mezzanine Debt Arrangement is not made, and if Glenoit is unable to find a Replacement Lender for a Replacement Facility that would then be necessary, the Companies will very likely not have sufficient liquidity for continued operations, and it is unlikely that the Companies will be able to consummate the New Working Capital/Term Debt Facility. Accordingly, even though the Prepackaged Plan would provide the Noteholders with 100% of the issued and outstanding New Common Stock, if CVC and any other Participating Investors do not provide the $16,150,000 needed to pay Allowed Note Claims, it is unlikely the Prepackaged Plan could be confirmed unless the Companies could find a Replacement Lender for Citicorp Mezzanine. Moreover, if a Replacement Lender is found, it is likely that such lender would demand an equity participation in Reorganized Holdings similar to the New Warrants.

                          The Companies' Recommendation

         The Companies believe that acceptance of both the Tender Offer and the Prepackaged Plan are necessary to ensure the Companies have the flexibility to achieve a successful reorganization. There can be no assurance, however, that the Companies will be able to consummate the restructuring contemplated by the Tender Offer or the Prepackaged Plan. If neither of these options are achieved, holders of Claims (including holders of Note Claims, holders of Credit Agreement Claims, and others holding Claims under Section 101(5) of the Bankruptcy Code) against the Companies would likely receive less than they would receive pursuant to the Tender Offer or the Prepackaged Plan. For a discussion of certain factors that should be considered in connection with a vote on the Tender Offer and the Prepackaged Plan, see "IX - Certain Factors to be Considered."

         Each Company's Board of Directors has approved the restructuring contemplated by the Tender Offer or, if necessary, the Prepackaged Plan. Each Board recommends that all holders of Note Claims vote to accept the Tender Offer and the Prepackaged Plan, and that all holders of Credit Agreement Claims vote to accept the Prepackaged Plan.


                Prepackaged Plan Voting Procedures and Deadlines

         To vote in favor of, or against, the Prepackaged Plan, you must be a holder of record of a Class 2 or Class 5 claim as of July 3, 2000. To vote, you must fill out and sign a separate ballot. Enclosed herewith are:

         (i) A Prepackaged Plan Class 2 Ballot (for Credit Agreement Claims);
and

         (ii) A Prepackaged Plan Class 5 Ballot and a Prepackaged Plan Class 5 Master Ballot (both for Note Claims).

         For holders of Note Claims, your acceptance or rejection of the Tender Offer will not count in any way toward the acceptance or rejection of the Prepackaged Plan--you must fill out the separate Prepackaged Plan Class 5 Ballot or have the Prepackaged Plan Class 5 Master Ballot completed to accept or reject the Prepackaged Plan.

         Once you have completed your ballot, send it to the Information and Balloting Agent at the following address:

                           Beacon Hill Partners, Inc.
                                 90 Broad Street
                            New York, New York 10004
                   Telephone: (212) 843-8500 or (800) 755-5001

Ballots may also be faxed to the Information and Balloting Agent at 212-843-4384, provided the original is mailed to the above address and received there prior to five Business Days after the expiration of the Voting Deadline (below).

The Voting Deadline to accept or reject the Prepackaged Plan is 5:00 p.m., New York City Time, on August 3, 2000 unless extended by the Companies. All votes must be received by the above-listed party by that time on that date, or they will not be counted. Note also that if your Ballot is sent to the Information and Balloting Agent by facsimile, that facsimile transmission must be received by the Voting Deadline and the original of such Ballot must be received by mail or other form of delivery by the end of five Business Days after the Voting Deadline.

                          Reservations and Disclaimers

         IN THE EVENT OF BANKRUPTCY, AT ALL TIMES THE COMPANIES RESERVE THE RIGHT IN THEIR SOLE DISCRETION NOT TO FILE THE PREPACKAGED PLAN, OR, IF THEY FILE THE PREPACKAGED PLAN, TO WITHDRAW THE PREPACKAGED PLAN AT ANY TIME PRIOR TO CONFIRMATION, IN WHICH CASE THE PREPACKAGED PLAN WILL BE DEEMED TO BE NULL AND VOID.

         NEITHER THE TENDER OFFER NOR THE PREPACKAGED PLAN HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY BANKRUPTCY COURT, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR THE BANKRUPTCY COURT PASSED UPON THE FAIRNESS OR MERITS OF THESE TRANSACTIONS OR THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         SINCE NO BANKRUPTCY CASE HAS BEEN FILED (AND NONE MAY BE FILED, IF THE TENDER OFFER IS SUCCESSFUL AND THE COMPANIES DEEM IT APPROPRIATE NOT TO FILE), THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY ANY BANKRUPTCY COURT. HOWEVER, IF THE PREPACKAGED CHAPTER 11 CASES ARE COMMENCED, THE COMPANIES INTEND TO PROMPTLY SEEK AN ORDER FROM THE BANKRUPTCY COURT THAT THE SOLICITATION OF VOTES FOR THE PREPACKAGED PLAN BY MEANS OF THIS DISCLOSURE STATEMENT WAS IN COMPLIANCE WITH THE BANKRUPTCY CODE.

                              Available Information

         Glenoit and its wholly-owned subsidiaries are subject to certain of the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet web site at http://www.sec.gov that contains the foregoing information.

         No person has been authorized to give any information or make any representation not contained in this Disclosure Statement and, if given or made, such information or representation must not be relied upon. This Disclosure Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than those to which it relates, or an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation. The delivery of this Disclosure Statement after the date hereof shall not, under any circumstances, create an implication that there has been a change in the affairs of the Companies or in the information contained herein since the date hereof.

           Cautionary Statement Concerning Forward-Looking Statements

         Certain statements in this Disclosure Statement are forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Companies to be materially different from any future results expressed or implied by such forward-looking statements. Forward-looking statements include, among others, statements regarding the ability of the Companies to successfully complete the restructuring outlined in the Disclosure Statement and achieve the business plan projections and the projected or assumed future operations and financial results of the Companies. Factors that may cause actual results of the Companies to differ from future results expressed or implied by forward-looking statements include, among others, the following: the likelihood of the Companies' success in developing and expanding their businesses and maintaining financing on reasonable terms; general economic and business conditions, both in the United States and other countries in which the Companies sell or purchase products; the effect of competition in the markets served by the Companies; the risks described under the caption "Certain Factors to be Considered"; and in the event of bankruptcy, the ability of the Companies to obtain confirmation of the Prepackaged Plan. Some of these assumptions inevitably will not materialize, and unanticipated events may occur which could materially affect the Companies' results and financial performance. Given these uncertainties, holders of Note Claims and Credit Agreement Claims, as well as anyone considering becoming a Participating Investor, are cautioned not to place undue reliance on any forward-looking statements in determining whether to vote to accept or reject the Tender Offer and the Prepackaged Plan or to take other action under the Prepackaged Plan.

                                TABLE OF CONTENTS

Introduction to the Prepackaged Plan and the Tender Offer............................................i
         Summary of the Various Parts of the Prepackaged Plan........................................ii
         Means of Funding the Payments Required under the Prepackaged Plan...........................v
         The Companies' Recommendation...............................................................vi
         Prepackaged Plan Voting Procedures and Deadlines............................................vi
         Reservations and Disclaimers................................................................vii
         Available Information.......................................................................viii
         Cautionary Statement Concerning Forward-Looking Statements..................................viii
I. Information Regarding This Disclosure Statement...................................................1
II.  Overview Of The Tender Offer....................................................................2
III.  Overview Of The Prepackaged Plan Of Reorganization.............................................2
         3.1  Explanation of Chapter 11..............................................................2
         3.2  Overview of the Terms of the Prepackaged Plan of Reorganization........................4
                  (a)  General.......................................................................4
                  (b)  Classification And Treatment Summary..........................................4
         3.3  Detailed Discussion of the Terms of the Prepackaged Plan...............................6
                  (a)  Treatment of Classes..........................................................6
                  (b)  Means for Implementation of the Prepackaged Plan and Other Provisions of
                  the Prepackaged Plan...............................................................9
                  (c)  Anticipated "First Day" Orders to be Sought in the Bankruptcy Cases...........13
         3.4  Securities Law Matters.................................................................14
                  (a)  Issuance of Plan Securities under the Prepackaged Plan........................14
                  (b)  Transfer of Plan Securities...................................................15
IV.  General Information.............................................................................16
         4.1  The Companies..........................................................................16
                  (a)  The History and Business of the Companies.....................................16
                  (b)  Recent Operational and Financial Difficulties.................................17
                  (c) Risks of the Industries in Which the Companies Operate.........................19
                  (d)  Legal Proceedings.............................................................19
         4.2 Current Board of Directors and Management...............................................20
         4.3 Description of Old Debt.................................................................22
                  (a)  The Credit Agreement..........................................................22
                  (b)  The Notes.....................................................................22
                  (c)  Trade Debt....................................................................22
                  (d)  The Shareholder Notes.........................................................22
V.  Relationships with Certain Insiders, Formation of the Unofficial Noteholders Committee, and
Their Role in These cases............................................................................23
         5.1  Security Ownership of Certain Beneficial Owners........................................23
         5.2  The Role of Certain Insiders and the Unofficial Noteholders Committee in
         Formulating the Tender Offer and the Prepackaged Plan.......................................23
VI.  Certain Federal Income Tax Consequences Of The Prepackaged Plan.................................24
         6.1  Federal Income Tax Consequences to Noteholders and Holders of Credit Agreement
         Claims......................................................................................24
         6.2  Federal Income Tax Consequences to the Companies.......................................25
VII. Financial Information...........................................................................26
         7.1  Financial Data.........................................................................26
         7.2  Pro Forma Financial Information........................................................26
VIII.  Liquidation Value of Assets...................................................................27
IX.  Certain Factors To Be Considered................................................................27
         9.1  Risks Relating to the Projections......................................................27
         9.2  Market for New Common Stock, New Preferred Stock and Warrants..........................28

         9.3  General Business Risks.................................................................28
         9.4  Continuing Leverage; Future Refinancings...............................................28
         9.5  No Dividends...........................................................................29
         9.6  Certain Federal Income Tax Considerations..............................................29
         9.7  Applicable Law and Regulation..........................................................29
X.  Alternatives To Confirmation And Consummation Of The Prepackaged Plan............................29
         10.1  Sale Alternative......................................................................29
         10.2  Liquidation Alternative...............................................................29
         10.3  Alternatives if the Prepackaged Plan is Not Confirmed.................................30
XI.  Voting Procedures And Requirements For Confirmation.............................................30
         11.1  Acceptance of the Prepackaged Plan....................................................30
         11.2  Parties in Interest Entitled to Vote..................................................30
         11.3  Securities Held in Nominee Name.......................................................30
         11.4  Vote Required for Acceptance by Class of Claims or Interests..........................31
         11.5  Confirmation Without Acceptance by All Impaired Classes...............................31
XII.  Confirmation Of The Prepackaged Plan...........................................................31
         12.1  Confirmation Hearing..................................................................31
         12.2 Requirements for Confirmation of the Prepackaged Plan..................................31
                  (a)  Feasibility of the Prepackaged Plan...........................................32
                  (b)  Best Interests Test...........................................................33
         12.3  Conditions Precedent to the Effective Date of the Prepackaged Plan....................34
         12.4  Amendments to or Modification of the Prepackaged Plan.................................35
         12.5  Cram down.............................................................................35
XIII.  Conclusion....................................................................................36

Appendix A        Prepackaged Plan of Reorganization.
Appendix B        Pro Forma Financial Statements and Liquidation Analysis

               I. INFORMATION REGARDING THIS DISCLOSURE STATEMENT

         This Disclosure Statement is being circulated as a separate solicitation of acceptances of the Prepackaged Plan attached hereto as Appendix A if bankruptcy cases for the Companies are commenced. As noted above, the Companies may decide not to file bankruptcy cases if, among other things, the Tender Offer is successful. A copy of the Tender Offer is enclosed with these materials.

         The purpose of this Disclosure Statement is to enable you, if you are a Noteholder or hold a Credit Agreement Claim, or if your rights are impaired or otherwise affected by the Prepackaged Plan, to make an informed decision in exercising your right to accept or reject or otherwise act on the Prepackaged Plan. No solicitation of votes to accept or reject the Prepackaged Plan may be made except pursuant to this Disclosure Statement and, to the extent applicable,
Section 1125 of the Bankruptcy Code. This Disclosure Statement contains important information that may bear upon your decision to accept or reject the Prepackaged Plan proposed by the Companies. Please read this document and its attachments. Please also note that you may be bound by the Prepackaged Plan regardless of your vote or failure to vote if it is accepted by the requisite holders of Claims. See "XI. Voting Procedures and Requirements for Confirmation--11.4 Vote Required for Acceptance by Class of Claims or Interests."

         Except as may be set forth in the Disclosure Statement and the exhibits, appendices and schedules attached hereto or incorporated by reference or referred to herein, no representations concerning the Companies and the value of their assets are authorized. Any representations or inducements made to secure acceptance or rejection of the Prepackaged Plan by holders of Claims other than as contained in the Disclosure Statement should not be relied upon when voting on the Prepackaged Plan.

         The confirmation of the Prepackaged Plan is subject to material conditions precedent, some of which may not be satisfied. There can be no assurance that those conditions will be satisfied.

         The Disclosure Statement may not be relied upon for any purposes other than to determine how to vote on the Prepackaged Plan, and, if relevant, to make the elections described in the Prepackaged Plan. Nothing contained in the Disclosure Statement shall be deemed conclusive advice on the legal, tax or other effects of the Companies' restructuring on holders of Claims or Interests. Nothing contained in the Disclosure Statement shall prejudice the right of the Companies to contest the validity or enforceability of any Claim against, or Interest in, the Companies. With the exception of the financial statements attached as Appendix B to the Disclosure Statement, there has been no independent audit of the financial information contained in the Disclosure Statement. You should consult your personal counsel and tax advisor on any questions or concerns respecting legal or tax consequences of the Prepackaged Plan.

         The statements contained in the Disclosure Statement are made as of the date hereof unless another time is specified, and neither delivery of the Disclosure Statement nor any exchange of information made in connection with the Disclosure Statement shall, under any circumstances, create an implication that there has been no change in the facts set forth herein since the date the Disclosure Statement was compiled.

         Although the management of the Companies believes that the Disclosure Statement is complete and accurate to the best of its knowledge, information and belief, the Companies and their management are unable to and do not warrant or represent that the information contained herein may not be without any omission or inaccuracy.

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION OR THE

BANKRUPTCY COURT PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

         The Companies support confirmation of the Prepackaged Plan and urge all Noteholders to vote in favor of the Prepackaged Plan. The Companies also urge all holders of Credit Agreement Claims to accept the Prepackaged Plan.


                        II. OVERVIEW OF THE TENDER OFFER

         Apart from the Prepackaged Plan and outside of bankruptcy, Glenoit is attempting to purchase the Notes pursuant to the terms of the Tender Offer. If the Companies enter bankruptcy, then they shall no longer pursue the Tender Offer. If, however, the Companies receive tenders of the requisite amounts of Notes and management concludes that consummation of the Tender Offer would be in the best interest of the Companies, their shareholders, and their creditors, then the Tender Offer may be accepted, in which event no bankruptcy cases would be filed.

         The Tender Offer, if successful and consummated, will have the effect of, among other things, Glenoit purchasing most (if not all) of the Notes, and the sellers of the Notes agreeing to a substantial alteration of the terms of the Indenture, so as to remove most of the covenants and defaults currently contained therein. See the Section entitled "The Proposed Amendments" in the Statement. The Companies may then take other actions relative to other Claims against or Interests in them, but those would be the subject of separate corporate or legal action.


             III. OVERVIEW OF THE PREPACKAGED PLAN OF REORGANIZATION

3.1  Explanation of Chapter 11.

         If the Companies cannot successfully complete the Tender Offer, or if other reasons arise, some or all of the Companies may file petitions for relief under Chapter 11 of the Bankruptcy Code. Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and stockholders. In addition to permitting rehabilitation of a debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders of equal rank with respect to the distribution of a debtor's assets.

         The consummation of a plan of reorganization is the principal objective of a Chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against, and equity interests in, a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity security holder of a debtor. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

         After a plan of reorganization has been filed, the holders of claims against or interests in a debtor are permitted to vote to accept or reject the plan. Before soliciting acceptances of the proposed plan, however, Section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. This Disclosure Statement is presented to holders of Claims against and Interests in the Companies to satisfy the requirements of Section 1125 of the Bankruptcy Code.

         Because the Companies have not yet filed bankruptcy, they will rely on
Section 1126 of the Bankruptcy Code to use this pre-bankruptcy solicitation to confirm the Prepackaged Plan, if bankruptcy becomes necessary.

         Chapter 11 does not require that each holder of a claim against or interest in a debtor vote in favor of a plan of reorganization in order for the bankruptcy court to confirm the plan. At a minimum, however, the plan of reorganization must be accepted by a majority in number and two-thirds in amount of those claims actually voting in at least one class of impaired claims under the plan of reorganization. Holders of impaired claims or interests who fail to vote will not be counted as either accepting or rejecting the plan.

         In general, a class is "impaired" if the legal, equitable, or contractual rights attaching to the claims or equity interests of that class are modified under the plan of reorganization. Classes of claims that are not impaired under a plan of reorganization are conclusively presumed to have accepted the plan of reorganization and thus are not entitled to vote. Classes of claims or equity interests receiving no distribution under a plan are impaired and are conclusively presumed to have rejected the plan and thus are not entitled to vote. Acceptances of the Prepackaged Plan in this case are being solicited only from those persons who hold claims or interests in an impaired class that is not a deemed accepting or rejecting class.

         Even if all classes of claims and equity interests accept a plan of reorganization, the bankruptcy court may nonetheless find such a plan unconfirmable. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a plan of reorganization and, among other things, requires that a plan of reorganization meet the "best interests" test and be feasible. The "best interests" test generally requires that the value of the consideration to be distributed to the holders of claims or equity interests under a plan may not be less than those parties would receive if the debtor were liquidated under a hypothetical liquidation occurring under Chapter 7 of the Bankruptcy Code. Under the "feasibility" requirement, the court must find that there is a reasonable probability that the debtor will be able to meet its obligations under its plan of reorganization without the need for further financial reorganization. The Companies believe that both of these requirements are satisfied by the Prepackaged Plan. See "XII. Confirmation of the Prepackaged Plan--12.2 Requirements for Confirmation of the Prepackaged Plan--(a) Feasibility of the Prepackaged Plan and (b) Best Interests Test."

         The proponents of the plan of reorganization (in this case, the Companies) also must meet all other applicable requirements of Section 1129(a) of the Bankruptcy Code (except Section 1129(a)(8) if the proponent proposes to seek confirmation of the plan under the provisions of Section 1129(b) of the Bankruptcy Code). These other requirements include, among other things, that the plan comply with applicable provisions of Title 11 and other applicable law, that the plan be proposed in good faith and that at least one impaired class of creditors has voted to accept the plan. The Companies believe that the Prepackaged Plan satisfies all of these and any other applicable requirements of
Section 1129(a) of the Bankruptcy Code.

         The bankruptcy court may confirm a plan of reorganization even though fewer than all the classes of impaired claims and interests accept it. For a plan of reorganization to be confirmed despite the rejection of a class of impaired claims or interests, the proponent of the plan of reorganization must show, among other things, that the plan of reorganization does not discriminate unfairly and that the plan of reorganization is fair and equitable with respect to each impaired class of claims or interests that has not accepted the plan of reorganization.

         Under Section 1129(b) of the Bankruptcy Code, a plan is "fair and equitable" as to a class if, among other things, the plan provides: (a) with respect to secured claims, that each holder of a claim included in the rejecting class will receive or retain, on account of its claim, property that has a value, as of the effective date of the plan of reorganization, equal to the allowed amount of such claim; and (b) with respect to unsecured claims and equity interests, that the holder of any claim or equity interest that is junior to the claims or equity interests of such class will not receive or retain, on account of such junior claim or equity interests, any property at all unless the senior class is paid in full. The bankruptcy court must further find that the economic terms of the plan of reorganization do not unfairly discriminate, as provided in Section 1129(b) of the Bankruptcy Code, with respect to the particular objecting class. The Companies believe they will be able to satisfy these requirements of Section 1129(b) of the Bankruptcy Code, as well.

3.2  Overview of the Terms of the Prepackaged Plan of Reorganization.

     (a)  General.

         The purpose of the restructuring is to effect the changes to the Companies' capital structure that the Companies believe are necessary to permit them to implement fully their business plan and to return to profitability. The Companies believe that the Prepackaged Plan, if approved, will alleviate the problems caused by the Companies' excessive debt and repayment obligations and will help assure the Companies' long-term viability.

     (b)  Classification And Treatment Summary.

         The following table provides a summary of the classification and treatment under the Prepackaged Plan of the Claims against and Interests in the Companies. Reference should be made to the entire Disclosure Statement and to the Prepackaged Plan for a complete description of the classification and treatment of Claims and Interests.

         Note also that the Prepackaged Plan will not effect a substantive consolidation of the Companies. Thus, holders of Claims and Interests are placed in subclasses, indicating their rights against each particular Company.

------------------------- ------------------------------------------------------ ---------------- -----------------
         Class                                  Treatment                           Estimated       Prepackaged
                                                                                    Recovery        Plan Section
------------------------- ------------------------------------------------------ ---------------- -----------------
Priority                  Payment in full by the Company that is obligated on    100%             Sec. 2.2
Administrative            such Priority Administrative Claim.
Claims
------------------------- ------------------------------------------------------ ---------------- -----------------
Priority Tax Claims       Payment in full by the Company that is obligated on    100%             Sec. 2.3
                          such Priority Administrative Claim or treatment in
                          accordance with Section 1129(a)(9)(C) of the
                          Bankruptcy Code, also by the Company that is
                          obligated on such Priority Administrative Claim.
------------------------- ------------------------------------------------------ ---------------- -----------------
Class 1 (and its          At the option of the holder of such Allowed Claim,     100%             Sec. 4.2
subclasses): All other    it shall receive from the Company obligated on such
Priority Claims           Claim either (i) all legal, equitable and
                          contractual rights to which such Allowed Claim
                          entitles the holder thereof, or (ii) payment in full
                          by the Company that is obligated on such Allowed
                          Claim, on the later of (y) the Effective Date and (z)
                          a date within 31 days of allowance.
------------------------- ------------------------------------------------------ ---------------- -----------------
Class 2 (and its          Payment in full by Reorganized Glenoit.                100%             Sec. 5.2
subclasses): Credit
Agreement Claims
against each of the
Companies
------------------------- ------------------------------------------------------ ---------------- -----------------


------------------------- ------------------------------------------------------ ---------------- -----------------
Class 3 (and its          To the extent not previously paid as allowed by the    100%             Sec. 4.3
subclasses): Other        Bankruptcy Court, each such Claim shall, at the
Secured Claims against    option of the obligated Debtor, either (i) receive
each of the Companies     all the legal, equitable, and contractual rights to
                          which an Allowed Claim entitles the holder thereof,
                          or (ii) be paid in full.
------------------------- ------------------------------------------------------ ---------------- -----------------
Class 4 (and its          At the option of the holder of such Allowed Claim,     100%             Sec. 4.4
subclasses):              it shall receive from the Company obligated on such
Ordinary Course           Claim either (i) all legal, equitable and
Trade and Other           contractual rights to which such Allowed Claim
Unsecured Claims          entitles the holder thereof, or (ii) payment in full
                          by the Company that is obligated on such Allowed
                          Claim, on the later of (y) the Effective Date and (z)
                          a date within 31 days of allowance.
------------------------- ------------------------------------------------------ ---------------- -----------------
Class 5: Note Claims      Payment of 17 cents for each $1.00 of the Allowed      17%              Sec. 5.3
                          amount of such holder's Note Claim, provided such
                          payment is made by the earlier of (i) November 15,
                          2000 and (ii) ten Business Days after the
                          Confirmation Date; if it is not, then the holders of
                          the Note Claims will receive all of the issued and
                          outstanding shares of New Common Stock in
                          Reorganized Holdings, with each holder receiving its
                          pro rata share of such New Common Stock.
------------------------- ------------------------------------------------------ ---------------- -----------------
Class 6: Shareholder      No distribution.  However, certain individuals         0%               Sec. 5.4
Note Claims               and/or entities who are also members of this Class
                          may be permitted to become Participating Investors
                          under Section 6.5 of the Prepackaged Plan, if Holdings
                          agrees.
------------------------- ------------------------------------------------------ ---------------- -----------------
Class 7a: Interests       There shall be no distribution to members of this      0%               Sec. 5.5
and Related Claims        class, which are primarily the holders of Old Common
in Holdings               Stock and other Interests and other Claims
                          represented thereby. However, certain individuals
                          and/or entities who are also members of this Class may
                          be permitted to become Participating Investors under
                          Section 6.5 of the Prepackaged Plan, if Holdings
                          agrees.
------------------------- ------------------------------------------------------ ---------------- -----------------
Classes 7b, 7c, 7d,       Unimpaired--retention of all rights and interests.      100%             Sec. 4.5
7e, 7f, 7g, and 7h:
Interests and Related
Claims in all of the
Companies except
Holdings
------------------------- ------------------------------------------------------ ---------------- -----------------

         As indicated above, the Claims of trade creditors and employees of the Companies, and other unsecured Claims (other than Shareholder Note Claims) are not affected by the Prepackaged Plan. Promptly following commencement of any Chapter 11 case, the Companies will seek Bankruptcy Court approval of various measures designed to ensure that the trade creditors and employees of the Companies would be unaffected by the filing and paid in the ordinary course of business during the bankruptcy cases.

3.3  Detailed Discussion of the Terms of the Prepackaged Plan

         (a)  Treatment of Classes

         (i)  Overview
         -------------

         The Prepackaged Plan classifies Claims and Interests that are subject to classification under the Bankruptcy Code, and describes the treatment that Claims and Interests and their respective Classes will receive under the Prepackaged Plan. Under the Bankruptcy Code, two types of Claims are not subject to classification - priority administrative claims and priority tax claims.

         (ii)  Priority Administrative Claims
         ------------------------------------

         Priority Administrative Claims are claims of the kind described in
Section 507(a)(1) of the Bankruptcy Code, which are (i) administrative expenses allowed under Section 503(b) of the Bankruptcy Code, and (ii) any fees and charges assessed against the estate under Chapter 123 of Title 28 of the United States Code. Administrative expenses allowed under Section 503(b) of the Bankruptcy Code include (x) the actual, necessary costs and expenses of preserving the estate, including wages, salaries, or commissions for services rendered after the commencement of the case; (y) certain taxes; and (z) compensation and reimbursement of professionals awarded by the Bankruptcy Court. With the possible exception of the compensation of professionals, the Companies will, in the event of a bankruptcy, pay substantially all Priority Administrative Claims as the cases progress. Any unpaid Priority Administrative Claim that is or becomes an Allowed Claim will be paid in full on the Effective Date or within 31 days of becoming an Allowed Claim.

         (iii)  Priority Tax Claims
         --------------------------

         Priority Tax Claims are any Allowed Claims of the kind described in
Section 507(a)(8) of the Bankruptcy Code, which includes certain income taxes, certain property taxes, certain withholding taxes, certain employment taxes, certain excise taxes and certain penalties related to such taxes that are for compensation for actual pecuniary loss. The Companies expect that in the event of a bankruptcy, they will be authorized to pay taxes during the Chapter 11 cases as though no bankruptcy had been filed. To the extent that such Claims still exist as of the Effective Date, they shall, at the option of the Companies, be paid (i) in full on the later of (A) the Effective Date and (B) a date within 31 days after the date such Priority Tax Claim becomes an Allowed Claim; (ii) in full by deferred cash payments over a period not exceeding six years after the date of assessment of such Claim including an interest component as required by the provisions of Section 1129(a)(9)(C) of the Bankruptcy Code; or (iii) on such other terms as have been or may be agreed to between such holder and the Company.

         (iv)  Other Priority Claims
         ---------------------------

         Class 1 consists of all Priority Claims, which is defined to include all claims entitled to priority of payment under Section 507 of the Bankruptcy Code (except for Priority Tax Claims and Priority Administrative Claims). The Companies expect that in the event of a bankruptcy, they will be authorized to pay most of the Claims of this Class, which include most Claims for employee wages, as if no bankruptcy cases had been filed. To the extent that such Claims still exist as of the Effective Date, they shall, at the option of the holder thereof, either (i) receive from the Debtor obligated on the Allowed Claim all the legal, equitable, and contractual rights to which such an Allowed Claim entitles the holder thereof, or (ii) be paid in full by the Debtor obligated on the Allowed Claim on the later of (y) the Effective Date and (z) a date within 31 days of the date such Claim becomes an Allowed Claim.

         (v)  Class 2 (and its subclasses) - Credit Agreement Claims.
         ------------------------------------------------------------

         The Credit Agreement Claims are all Claims represented by, related to, or arising under or in connection with the Credit Agreement Notes or the Credit Agreement, including, without limitation, Claims in the principal amount of the outstanding "Advances," as such term is defined in the Credit Agreement, plus accrued and unpaid interest thereon through and including the Effective Date, plus all other "Obligations" of the "Loan Parties" as those terms are defined in the Credit Agreement, including, but not limited to, the reasonable fees and expenses of counsel to the "Lender Parties," as such term is defined in the Credit Agreement, as provided in Section 8.04 of the Credit Agreement. Credit Agreement Claims does not, however, include the Agent's Expenses.

         A Credit Agreement Note is a promissory note executed and delivered by the Company pursuant to the Credit Agreement.

         Under the Prepackaged Plan, the Credit Agreement Claims shall be deemed Allowed Claims in an amount equal to, as of the Effective Date, the full outstanding principal amount of such Claims plus any unpaid interest and any other amounts included in the definition of Credit Agreement Claims in the Prepackaged Plan. It is estimated that Allowed Credit Agreement Claims will exceed approximately $141 million as of the Effective Date, assuming the Effective Date occurs on or about September 30, 2000. All other Credit Agreement Claims are disallowed.

         Each holder of an Allowed Credit Agreement Claim shall receive, on the Effective Date, cash in the full Allowed amount of the Claim.

         (vi)  Class 3 (and its subclasses) - Other Secured Claims
         ---------------------------------------------------------

         Class 3 consists of all Secured Claims against the Companies (other than Credit Agreement Claims), with each such Claim to be deemed a separate subclass. To the extent not previously paid as allowed the Bankruptcy Court, each Class 3 Claim (including all subclasses of Class 3) that is or becomes an Allowed Claim shall, at the option of the obligated Company, either (i) receive from the Company obligated on the Allowed Claim all the legal, equitable, and contractual rights to which such an Allowed Claim entitles the holder thereof, or (ii) be paid in full by the Company obligated on the Allowed Claim on the later of (y) the Effective Date and (z) a date within 31 days of the date such Claim becomes an Allowed Claim. Class 3 Claims are unimpaired, are conclusively deemed to have accepted the Prepackaged Plan, and will not vote on the Prepackaged Plan.

         (vii) Class 4 (and its subclasses) - Ordinary Course Trade and Other
         --------------------------------------------------------------------
Unsecured Claims.
-----------------

         Class 4 consists of all prepetition Claims arising in the ordinary course of the Companies' business for (i) goods and services, including utility services, supplied to the Companies on account, (ii) wages, salary, bonus or commissions, including vacation, severance, and sick leave pay (to the extent they are not Priority Claims); (iii) contributions to any employee benefit plan (to the extent they are not Priority Claims); (iv) all General Liability Claims,
(v) all Rejection Claims, and (vi) all unsecured Claims not otherwise classified by the Prepackaged Plan. Because the Companies expect to obtain Court authority to pay their employees and trade creditors after the filing of the Reorganization Case as though no bankruptcy case had been filed, the Companies do not believe that there will be any substantial Class 4 Claims remaining as of the Effective Date. To the extent that there are any such Claims that are or become Allowed, they shall be paid in full on the later of the Effective Date and within 31 days of the date any such Claim becomes an Allowed Claim or shall otherwise receive all of their legal, equitable and contractual rights. Class 4 Claims are unimpaired, are conclusively deemed to have accepted the Prepackaged Plan, and will not vote on the Prepackaged Plan.

         (viii)  Class 5 - Note Claims.
         ------------------------------

         Note Claims are all Claims represented by, relating to, or arising under or in connection with the Notes or the Note Indenture, including, without limitation, Claims in the outstanding principal amount of the Notes, plus accrued and unpaid interest thereon to the Petition Date, and all Claims, if any, with respect to securities, fraudulent conveyance or other laws relating to the rights of creditors, but not including the Indenture Trustee Fees. As stated above, the Notes are the 11% Senior Subordinated Notes due 2007 in the aggregate principal amount of $95,000,000, issued pursuant to the Note Indenture between Glenoit Corporation and United States Trust Company of New York, as indenture trustee.

         Under the Prepackaged Plan, each holder of a Note Claim shall be deemed to have an Allowed Claim equal to the aggregate principal amount of all Note Claims it holds as of the Distribution Record Date (all of which Allowed Claims shall not exceed, in the aggregate, $95,000,000). All other Note Claims are disallowed, including, but not limited to, all accrued or unpaid interest on the Notes.

         Each holder of a Note Claim that is or becomes an Allowed Claim shall receive payment of 17 cents for each $1.00 of the Allowed amount of such holder's Note Claim, provided that such consideration is paid by no later than the earlier of (i) November 15, 2000 and (ii) ten Business Days after the Confirmation Date. In the event this Noteholders Distribution is not timely paid, then holders of Note Claims will receive all of Reorganized Holdings' issued and outstanding New Common Stock, with each holder receiving its pro rata share of such New Common Stock. (Note, however, that it is likely New Warrants to purchase up to 10% of the authorized New Common Stock will also be given to the Replacement Lender(s) under the Replacement Facility, if one is executed.) Again, under either scenario, holders of Note Claims will only receive property under the Prepackaged Plan for the principal amount of their Note Claims; all accrued or unpaid interest on the Notes shall be disallowed.

         (ix)  Class 6 - Shareholder Note Claims.
         ----------------------------------------

         No distribution. On the Effective Date, all Shareholder Notes shall be cancelled, and Holdings shall be discharged from all obligations under the Shareholder Note Claims. However, pursuant to Section 6.5 of the Prepackaged Plan, certain individuals and/or entities, who may also be holders of Claims in this Class, will be given the opportunity to become Participating Investors in Reorganized Holdings. See "III. Overview of the Prepackaged Plan of Reorganization--3.3 Detailed Discussion of the Terms of the Prepackaged Plan--(b) Means for Implementation of the Prepackaged Plan and Other Provisions of the Prepackaged Plan.--(ii) Funding to Satisfy Note Claims or Alternative Consideration for Class 5 Claims." Class 6 Claims are impaired and are conclusively presumed to have rejected the Prepackaged Plan, and will not vote on the Prepackaged Plan.

         (x)  Class 7a - Interests and Related Claims in Holdings.
         ---------------------------------------------------------

         No property or assets of any kind shall be distributed to, or retained by, the holders of Interests or Claims classified in Class 7a in respect of any such Interest or Claim so classified, whether or not such Interest or Claim is an Allowed Claim or an Allowed Interest, and on the Effective Date, all Interests and Claims in this Class will be canceled. Class 7a Interests and related Claims are impaired and are conclusively presumed to have rejected the Prepackaged Plan, and will not vote on the Prepackaged Plan. However, Holdings may allow certain individuals and/or entities, including certain holders of Old Common Stock (which fall under this Class), the opportunity to become "Participating Investors" so as to purchase some of the New Common Stock and New Preferred Stock of Reorganized Holdings. See "Means of Funding the Payments under the Prepackaged Plan," below, and "III. Overview of the Prepackaged Plan of Reorganization--3.3 Detailed Discussion of the Terms of the Prepackaged Plan--(b) Means for Implementation of the Prepackaged Plan and Other Provisions of the Prepackaged Plan.--(ii) Funding to Satisfy Note Claims or Alternative Consideration for Class 5 Claims."

         (xi) Classes 7b, 7c, 7d, 7e, 7f, 7g, and 7h: Interests and Related
         ------------------------------------------------------------------
Claims in all of the Companies except Holdings.
-----------------------------------------------

         Unimpaired--entities holding Interests and other Claims in Classes 7b, 7c, 7d, 7e, 7f, 7g, and 7h shall retain all rights and interests on account thereof. Accordingly, the Interests and other Claims in these classes are conclusively deemed to have accepted the Prepackaged Plan, and will not vote on the Prepackaged Plan.

      (b) Means for Implementation of the Prepackaged Plan and Other Provisions of the Prepackaged Plan.

         (i)  Vesting of Assets.
         -----------------------

         On the Effective Date the property of the Companies' Estates will vest in the respective Reorganized Companies, free and clear of liens not specifically contemplated to either survive the Reorganization Cases or be created or granted in connection therewith. Claims of the estate not released under the Prepackaged Plan are preserved for the benefit of the respective Reorganized Company.

         Included in the assets that will vest in the Reorganized Companies after the Effective Date will be various rights and claims that arise in the ordinary course of the Companies' business, such as credits, chargebacks, and other rights and claims against their vendors and customers. Without limiting the foregoing, the Companies also reserve and will retain certain rights against the former owners of Ex-Cell Home Fashions, Inc. ("Ex-Cell"), on account of disputed funds held in escrow from Glenoit's purchase of Ex-Cell. This dispute centers on the classification of certain deferred taxes, as the Companies contend that the escrowed funds (which total less than $1,000,000) should not be part of the purchase price to be paid to the former owners, but rather, should be returned to the Companies or Glenoit specifically.

         (ii) Funding to Satisfy Note Claims or Alternative Consideration for
         --------------------------------------------------------------------
Class 5 Claims.
---------------

         If holders of Class 5 Claims are to receive their cash distribution, then the Participating Investors must supply $16,150,000 to make that distribution. CVC has agreed to provide all of this amount but Holdings has reserved the right to offer other parties the right to provide up to 10% (or $1,615,000) of this amount and thereby become Participating Investors. CVC has also agreed to provide any amount not subscribed to by other parties.

         Within fifteen Business Days after the Petition Date, Holdings shall notify these other parties by a letter or other form of written communication of their right to become a Participating Investor. It is anticipated that Holdings will allow certain individuals and/or entities who are also holders of Shareholder Notes or Old Common Stock or other Interests in Holdings, as well as certain officers and directors of the Companies, and perhaps others, to become a Participating Investor.

         Once a Participating Investor is notified, such party must then determine whether to provide some of the funds necessary to make the Noteholders Distribution. If an authorized party wishes to become a Participating Investor, it must transfer to Holdings, no later than ten Business Days prior to the Confirmation Hearing, the amount it wishes to invest to become a Participating Investor, provided that no investment by a Participating Investor shall be less than $10,000. After $1,615,000 is received from Participating Investors other than CVC, no further investments by Participating Investors will be allowed. If less than $1,615,000 is received from the Participating Investors, CVC has indicated its intention to make up the difference that is needed.

         Then, provided CVC and the other Participating Investors, if any, have raised the full $16,150,000 necessary to pay Class 5 Claims under the Prepackaged Plan, the Participating Investors shall transfer that amount (to the extent they have not already done so) to Holdings no later than five Business Days prior to the Confirmation Hearing. Any funds received by Holdings shall be held in trust pending the Effective Date and promptly returned to the relevant Participating Investors if either the Effective Date fails to occur by November 15, 2000 or the full amount of $16,150,000 is not provided, in which event the Participating Investors shall not receive anything else under the Prepackaged Plan.

         10% of the funds invested by each Participating Investor shall be allocable to New Common Stock and 90% shall be allocable to New Preferred Stock. Each Participating Investor shall then receive, on the Effective Date immediately following the payment of the Noteholders Distribution, (y) 58.823 shares of New Common Stock for each $100 of their investment that is allocated to New Common Stock and (z) 1 share of New Preferred Stock for each $100 of their investment that is allocated to New Preferred Stock.

--------------------------------------------------------------------------------
         Example 1: Holdings allows ABC Corp. to become a Participating Investor. ABC Corp. timely provides $300,000 to Holdings. Other Participating Investors timely provide the rest of the funds needed, and CVC provides its share of $16,150,000 necessary for the payment of Class 5 Claims under the Prepackaged Plan. Of ABC Corp.'s investment, 10%, or $30,000, would be allocated to New Common Stock, and 90%, or $270,000, would be allocated to New Preferred Stock. Thus, ABC Corp. would receive 17,646 shares of New Common Stock (58.823 shares of New Common Stock for each $100 of its $30,000 investment in New Common Stock) and 2,700 shares of New Preferred Stock (1 share of New Preferred Stock for each $100 of its $270,000 investment in New Preferred Stock).
--------------------------------------------------------------------------------

         If Class 5 does not receive its cash by the date specified above, either because the Prepackaged Plan cannot become Effective, or the Participating Investors have not provided the full $16,150,000 needed, or for any other reason, then the holders of Class 5 Claims will receive all of the issued and outstanding New Common Stock of Reorganized Holdings, with each Noteholder receiving 1 share of New Common Stock for each $100 in allowed Note Claims. In this event, no New Preferred Stock will be issued. However, in this event, the Companies will likely also have to find a Replacement Lender to enter into a Replacement Facility, as Citicorp Mezzanine's loan is contingent on CVC or its affiliates owning a majority of the equity of Reorganized Holdings. See "III. Overview of the Prepackaged Plan of Reorganization--3.3 Detailed Discussion of the Terms of the Prepackaged Plan--(b) Means for Implementation of the Prepackaged Plan and Other Provisions of the Prepackaged Plan--(iv) New Financing."

--------------------------------------------------------------------------------
         Example 2: XYZ Corp. holds 2,000,000 in principal amount of Note Claims. Holdings does not receive the full $16,150,000 needed to pay Class 5 Claims under the Prepackaged Plan. Thus, on the Effective Date of the Prepackaged Plan, ABC Corp. receives 20,000 shares of New Common Stock for its Note Claims (1 share of New Common Stock for each $100 in allowed Note Claims). It receives nothing for any accrued or unpaid interest on the Notes, and since no New Preferred Stock is being issued, it does not receive any of that stock.
--------------------------------------------------------------------------------

         (iii) Issuance of New Common Stock, New Preferred Stock, and New
         ----------------------------------------------------------------
Warrants, and Cancellation of Interests.
----------------------------------------

         On the Effective Date, Reorganized Holdings will have authorized 1,200,000 shares of New Common Stock. Of this amount, 950,000 shares of New Common Stock will be issued and outstanding, and will be distributed as provided in the Prepackaged Plan. If the Companies enter into the Citicorp Mezzanine Debt Arrangement, then Reorganized Holdings will also give to Citicorp Mezzanine the New Warrants to purchase up to 10% of the authorized shares of New Common Stock. If Citicorp Mezzanine does not fund the Citicorp Mezzanine Debt Arrangement and the Companies are able to find a

Replacement Lender, it is likely that such Replacement Lender will also demand under such a Replacement Facility an equity participation in Reorganized Holdings similar to the New Warrants.

         On the Effective Date, all Interests, including all Old Common Stock, all outstanding warrants and all options to purchase Old Common Stock will be cancelled. Reorganized Holdings does not expect to pay any dividends on the New Common Stock, nor does it intend to register the New Common Stock for trading on any exchange or quotation system in the near future after the Effective Date.

         As stated above, if the Participating Investors provide the funds necessary to pay Class 5 Claims, they will receive all of the issued and outstanding shares of New Common Stock of Reorganized Holdings. Also, Reorganized Holdings will be deemed to have authorized all 145,350 shares of New Preferred Stock, which shall then be received by the Participating Investors. The New Preferred Stock shall be entitled to a dividend of $14 per share for the first year after the Effective Date, and a dividend of $8 per share each year thereafter. However, all of these dividends will be "PIK," that is, Reorganized Holdings need not pay the dividends in cash, but rather, may pay the dividends in kind through the issuance of a like amount of additional Preferred Stock.

         As stated above, if the Participating Investors do not provide the funds needed to pay Class 5 Claims, then no New Preferred Stock will be issued.

         The Certificate of the Reorganized Companies will provide that the Companies will not issue any nonvoting equity securities to the extent prohibited by Section 1123 of the Bankruptcy Code. This prohibition will have no further force and effect beyond that required by Section 1123, will have such force and effect only for so long as Section 1123 is in effect and applicable to the Companies, and in any event, the Certificate may be amended in accordance with applicable law to remove the prohibition.

         (iv)  New Financing
         -------------------

         On the Effective Date, the Companies expect to execute the New Working Capital/Term Debt Facility. This would be a debt facility entered into by Reorganized Holdings (and guaranteed by all subsidiaries thereof) and BNP/Paribas (in such context, the "New Agent"), as agent for the New Lenders, effective as of the Effective Date. The new facility would be in form and substance mutually acceptable to the Companies, the New Agent and the New Lenders, and would provide agented loans (revolving and/or term) to fund certain cash payments required by the Prepackaged Plan and the Reorganized Companies' post-Effective Date working capital requirements, and trade and standby letters of credit. Under it, the Reorganized Companies would be able to borrow in accordance with a formula tied to cash, eligible accounts receivable, eligible inventory and perhaps other assets, and the loans outstanding under it would be secured on a first priority basis by substantially all of the assets of Reorganized Holdings and its subsidiaries. It would require payment of interest rates, fees, and charges, and would contain covenants, obligations and representations customary in a transaction and financing of this nature. It would also provide substantially equivalent liquidity to the Reorganized Companies as enjoyed by the Companies under the Credit Agreement prior to the Companies' default thereunder, and with payment terms and a payment schedule no shorter or otherwise more restrictive to the Reorganized Companies than that currently contained in the Credit Agreement.

         Also on the Effective Date, provided CVC or its affiliates receive a majority of the equity of Reorganized Holdings, Glenoit would enter into the Citicorp Mezzanine Debt Arrangement, which would be an unsecured term debt facility to be entered into by Glenoit and Citicorp Mezzanine, in form and substance satisfactory to the Agent and the New Lenders, in the aggregate principal amount of $15 million. The payment of the obligations under the Citicorp Mezzanine Debt Arrangement would be subordinated in all respects to the obligations under the New Working Capital/Term Debt Facility. The Citicorp Mezzanine Debt Arrangement would probably have a maturity date no earlier than one year after the latest maturity date of the loans to be advanced pursuant to the New Working Capital/Term Debt Facility, with a

12% per annum cash interest coupon paid semi-annually and a 6% per annum payment in kind, or PIK, interest coupon paid semi-annually. Further, the Citicorp Mezzanine Debt Arrangement would probably not have debt amortization until the maturity of the New Working Capital/Term Debt Facility. Also under the Citicorp Mezzanine Debt Arrangement, if consummated, Citicorp Mezzanine would receive the New Warrants, which would entitle it to receive up to 10% of the authorized New Common Stock of Reorganized Holdings, on a fully-diluted basis.

         If the Citicorp Mezzanine Debt Arrangement is not consummated, either because CVC and its affiliates do not receive at least a majority of the equity of Reorganized Holdings or for any other reason, then the Companies will seek other financing similar to the Citicorp Mezzanine Debt Arrangement for liquidity after the Effective Date and to make other payments necessary for consummation of the Prepackaged Plan. The Prepackaged Plan contemplates this being done through a "Replacement Facility" with one or more "Replacement Lenders."

         (v)  Operations of the Companies.
         ---------------------------------

         On and after the Effective Date, the Reorganized Companies will continue to operate their businesses, and shall implement the terms of the Prepackaged Plan.

         (vi)  Management and Board of Directors.
         ----------------------------------------

         Unless a written notice stating otherwise is Filed by the Companies prior to confirmation of the Prepackaged Plan, the executive officers of the Companies immediately before Confirmation of the Prepackaged Plan shall continue to serve after Confirmation of the Prepackaged Plan in their respective capacities. For a listing of such parties and their backgrounds, see "IV. General Information--4.2 Current Board of Directors and Management."

           As to directors, on the Effective Date, all directors of the Companies shall be deemed to have resigned, without any further action on the part of any Person. On the Effective Date, the boards of directors of each Reorganized Company shall consist of the parties designated in a "Notice of Filing of Initial Board Members" to be filed five business days prior to the Confirmation Hearing. Provided CVC has purchased at least a majority of the equity of Reorganized Holdings and the Participating Investors have satisfied
Section 6.5 of the Prepackaged Plan (i.e., contributed all funds necessary to pay all holders of Allowed Note Claims their distribution under the Prepackaged
Plan), then the Companies and the Participating Investors shall agree as to the persons who will serve as the directors of the Reorganized Companies. If the Participating Investors have not satisfied Section 6.5 of the Prepackaged Plan, then the rights of the Participating Investors hereunder shall inure to the Committee.1

         Although it is unknown whether any of such parties will be reappointed pursuant to the above paragraph, the current directors of Holdings and Glenoit and their backgrounds are in "IV. General Information--4.2 Current Board of Directors and Management," hereof.


-----------------
(1) The Prepackaged Plan refers to "the Committee" on the assumption that the Unofficial Noteholders Committee will be appointed as the official committee for the bankruptcy cases. Thus, certain references in this document to the rights of "the Committee" shall be deemed to apply to the Unofficial Noteholders Committee.

         (vii)  Assumption of Contracts and Leases.
         -----------------------------------------

         All contracts and leases not expressly rejected by the Companies pursuant to a Bankruptcy Court order entered prior to the Confirmation Date, or subject to a motion for rejection filed on or before the Confirmation Date, shall be deemed assumed.

         (viii)  Indemnification Obligations.
         -----------------------------------

         The obligations of the Companies to indemnify their present or former directors and officers survive Confirmation and are unaffected thereby, and are not discharged irrespective of whether indemnification is owed in connection with an event occurring before, on or after the Petition Date. The Companies are not aware of any outstanding Claims for indemnification. As of the Confirmation Date, the Reorganized Companies shall provide customary compensation, indemnification arrangements and insurance coverage to each of its directors designated to take office pursuant to Section 6.11 of the Prepackaged Plan.

         (ix)  Discharge of Debtors.
         --------------------------

         On the Effective Date, the Reorganized Companies will be discharged from liability on all Claims which arose prior to Confirmation.

         (x)  Exculpations.
         -----------------

         Under the Prepackaged Plan, the Companies, the Committee, CVC, the other Participating Investors, the Agent, and the Lenders and each of their respective members, ex-officio members and any of their respective officers, directors, employees, agents, distributions agents, attorneys, accountants and other professionals shall neither have nor incur any liability to the Companies or any holder of a Claim or Interest for any act or omission in connection with, or arising out of, the Reorganization Case or the Prepackaged Plan, including without limitation, the negotiation, formulation, preparation, confirmation, consummation or the administration of the Reorganization Case, the Prepackaged Plan, the Disclosure Statement, or any contract, instrument, release or other agreement, document, or election made, created or entered into or any other action taken in connection with the Reorganization Case, the Prepackaged Plan (including any such act or omission which occurred prior to the Petition Date) or the property to be distributed under the Prepackaged Plan, except, in each case, on account of willful misconduct or gross negligence on the part of the specific Person sought to be held so liable.

      (c)  Anticipated "First Day" Orders to be Sought in the Bankruptcy Cases.

         It is difficult to predict what motions or other applications will be needed once the Bankruptcy Cases are commenced. However, upon the commencement of the cases, the Companies expect they will, at a minimum, seek several "first day" orders that will allow them to make a smooth transition into bankruptcy. These first day orders may include orders authorizing the Companies to pay all allowed prepetition claims of their trade creditors, customers and employees in the ordinary course of business. In addition, the Companies anticipate seeking the following first day orders: (i) an order authorizing them to keep certain prepetition bank accounts open and to continue to use existing business forms, such as checks, without the debtor in possession designation; (ii) an order authorizing them to continue to use their consolidated cash management system, which facilitates the movement of cash among various types of accounts and among the Companies and their other subsidiaries; (iii) an order directing joint administration of the Companies' bankruptcy cases for procedural purposes only in order to avoid duplicative dockets, orders and notices; (iv) an order granting the Companies an additional 90 days for filing schedules of assets and liabilities, executory contracts and statements of financial affairs, subject to a permanent waiver of the filing of such schedules and statements if the Prepackaged Plan is confirmed within such 90-day period; (v) an order allowing an extension of the 20-day period during which utilities may not alter services they provide to the Companies and determining that such utilities have adequate assurance of payment unless and until the Bankruptcy Court orders additional assurance of payment; (vi) orders authorizing retention of various professionals by the Companies, including Alston & Bird LLP as bankruptcy counsel, Young, Conaway, Stargatt & Taylor LLP as local bankruptcy counsel, PriceWaterhouseCoopers LLP as financial advisors, and Kirkland & Ellis LLP as special corporate counsel, (vii) an order authorizing retention of other professionals, such as accountants, actuaries, consultants and attorneys, utilized by the Companies in the ordinary course of their business, without the need to file individual retention applications for each such professional; and
(vii) an order fixing the dates for the hearings on approval of the Disclosure Statement, the solicitation and the confirmation of the Prepackaged Plan. The first day orders will be sought pursuant to accompanying applications and/or motions. The foregoing list is subject to change based on the needs of the Companies in connection with their operations throughout the cases.

         To maintain the Companies' operations, the Companies will also need the ability during the cases to obtain a post-petition Debtor in Possession, or "DIP" Facility. On the Petition Date, the Companies will submit an order for approval by the Bankruptcy Court of the DIP Facility, with some or all of the lenders under the current Credit Agreement. Although the terms of the DIP Facility have yet to be finalized, it is anticipated that the borrowings under the DIP Facility will be secured by a lien on substantially all of the assets of the Companies pursuant to Section 364(d) of the Bankruptcy Code, which lien will be junior only to the properly perfected liens on the assets of the Companies existing on the Petition Date, and will be entitled to a superpriority pursuant to Section 364(c)(1) of the Bankruptcy Code, in each case subject only to a "carveout" for payment of the Companies' professionals.

3.4  Securities Law Matters.

         With respect to the New Common Stock, New Preferred Stock and New Warrants (collectively, the "Plan Securities") to be issued pursuant to the Prepackaged Plan, the Companies intend to rely upon the exemptions from the registration requirements of the Securities Act of 1933 (as amended, the "Securities Act"), and of equivalent state securities or "blue sky" laws, provided by Section 1145(a)(1) and (a)(2) of the Bankruptcy Code.

     (a)  Issuance of Plan Securities under the Prepackaged Plan.

         Sections 1145(a)(1) and 1145(a)(2) of the Bankruptcy Code exempts the issuance of securities, including warrants, options, rights to subscribe or conversion privileges, under a plan of reorganization from registration under the Securities Act and under equivalent state securities or "blue sky" laws if three principal requirements are satisfied: (i) the securities must be issued "under a plan" of reorganization by the debtor or its successor under a plan;
(ii) the recipients of the securities must hold a claim against the debtor, an interest in the debtor or a claim for an administrative expense against the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property. The Companies believe that the exchange of the Plan Securities for Claims under the Prepackaged Plan satisfies the requirements of Section 1145(a)(1) or 1145(a)(2) of the Bankruptcy Code and is, therefore, exempt from registration under federal and state securities laws.

     (b)  Transfer of Plan Securities.

         (i)  Plan Securities Issued Pursuant to Section 1145 Exemption
         --------------------------------------------------------------

         The Plan Securities (all of which will be issued under the Section 1145(a)(1) or 1145(a)(2) exemptions discussed above) may be freely transferred by most recipients thereof, and all resales and subsequent transactions for the Plan Securities are exempt from registration under federal and state securities laws, unless the holder is an "underwriter" with respect to such securities.
Section 1145(b)(1) of the Bankruptcy Code defines four types of underwriters:

                  (i) persons who purchase a claim against, an interest in, or a claim for administrative expense in a case concerning a debtor with a view to distributing any security received in exchange for such a claim or interest;

                  (ii) persons who offer to sell securities issued under a bankruptcy plan on behalf of the holders of such securities;

                  (iii) persons who offer to buy securities issued under a bankruptcy plan from the persons receiving such securities, if the offer to buy is made with a view to distributing such securities and under an agreement made in connection with the plan, with the consummation of the plan, or with the offer of securities under the plan; and

                  (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is used in Section 2(11) of the Securities Act.

         Under Section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer. "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor (or its affiliate or successor) under a plan of reorganization may be deemed to "control" such debtor (and therefore be an underwriter for purposes of Section 1145), particularly if such management position is coupled with the ownership of a significant percentage of the debtor's (or affiliate's or successor's) voting securities. Moreover, the legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor who owns at least 10% of the securities of a reorganized debtor may be presumed to be a "control person."

         To the extent that persons deemed to be "underwriters" receive Plan Securities pursuant to the Prepackaged Plan, resales by such persons would not be exempted by Section 1145(a)(1) of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be underwriters, however, may be able to sell such securities without registration subject to other exemptions available under the Securities Act, including the provisions of Rule 144 under the Securities Act as discussed below.

         (ii)  New Securities and Common Stock Held by Underwriters.
         ----------------------------------------------------------

         Holders of Plan Securities who are deemed to be "underwriters" within the meaning of Section 1145(b)(1) of the Bankruptcy Code or who may otherwise be deemed to be "affiliates" of, or to exercise "control" over, the Companies within the meaning of Rule 405 of Regulation C under the Securities Act, may, in addition to any other exemptions that may be available under federal and state securities laws, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that if certain conditions are met (e.g., volume limitations, manner of sale, availability of current information about the issuer, etc.), specified persons who resell such securities and are "affiliates" of the issuer of the securities sought to be resold, will not be deemed to be "underwriters" as defined in Section 2(11) of the Securities Act.

         The foregoing summary discussion is general in nature and has been included in the Disclosure Statement solely for informational purposes. The Companies do not make any representations concerning, and do not provide any opinion or advice with respect to, the securities law and bankruptcy law matters described above. In view of the uncertainty concerning the availability of exemptions from the registration requirements of the Securities Act and equivalent state securities or "blue sky" laws to a recipient of Plan Securities who may be deemed to be an

"underwriter" (within the meaning of Section 1145(b)(1) of the Bankruptcy Code) and/or an "affiliate" of, or a person who exercises "control" over, the Companies under applicable federal and state securities laws, the Companies encourage each person who is to receive Plan Securities pursuant to the Prepackaged Plan to consider carefully and consult with its own legal advisor(s) with respect to such (and any related) matters.


                             IV. GENERAL INFORMATION

4.1  The Companies.

     (a)  The History and Business of the Companies.

         Glenoit was incorporated in 1954 as a Delaware corporation, and it became a wholly-owned subsidiary of Holdings during 1995. In October 1998, Glenoit acquired American Pacific Enterprises, Inc., and in February 1999, Glenoit acquired Ex-Cell Home Fashions, Inc. As a result of these acquisitions, the Companies had transformed from a specialty textile manufacturer focused on profitable niche segments to a diversified manufacturer and distributor of consumer goods, with the majority of its revenues derived from the home textile market.

         Currently, the Companies' products are divided in two segments: the Decorative Home Furnishings group and the Fabrics group. These groups collectively operate six domestic production facilities and, through certain non-debtor subsidiaries, three foreign production facilities, as well as six domestic warehouses. In addition, the Decorative Home Furnishings group has sales and/or design offices in San Francisco, California and New York, New York.

         As of January 1, 2000, the Companies' combined operations employed 1,660 employees, 1,280 of which were paid hourly and 380 of which were salaried. Glenoit Canada, Inc., an affiliate that is not expected to file bankruptcy, has certain unionized employees, but otherwise, none of the Companies' workforce is unionized.

         The Decorative Home Furnishings Group: The Decorative Home Furnishings group designs, manufactures, imports and distributes a wide array of textile products for the home. Its products consist of decorative bedding accessories, quilts, duvet covers, window treatments, kitchen rugs, shower curtains, table linens, area rugs and decorative pillows. These products are manufactured domestically as well as sourced from an affiliated foreign manufacturing facility or from established, independent contractors located primarily in China. The Decorative Home Furnishings group supplies products across all distribution channels including the large national discount retailers, specialty retailers and department stores.

         The Decorative Home Furnishings group operates multiple manufacturing facilities that are either owned or leased. These are located in Tarboro, North Carolina, Goldsboro, North Carolina, Bentonville, Arkansas, Miami, Florida, and, through a foreign subsidiary, in mainland China. This group also operates several warehouses, either owned or leased, which are located in Goldsboro, North Carolina, Tarboro, North Carolina, and Columbus, Ohio. The Decorative Home Furnishings group also leases a design office in San Francisco, California, and a sales office, a design office and showrooms in New York, New York.

         The Fabrics Group: The Fabrics group develops fabrics to target the increasing consumer preference towards more casual and comfortable dress and a growing emphasis on outdoor activities and styling related to outdoor activities. Beginning with Glenaura(TM) in 1993, the Fabrics group introduced a series of branded, performance-oriented fabrics that have transformed the Fabrics group from a traditional deep-pile fabric manufacturer dependent upon the coat market into a diversified fabric producer serving a broader range of end-use markets. In addition to performance-oriented fabrics, the Fabrics group is a manufacturer and marketer of faux furs in the United States, as well as fabrics used to cover audio speakers in certain models of automobiles, fireproof fabric marketed under the Glentec(TM) name used by the United States Navy, and a wide variety of other fabrics used in the manufacture of toys, golf club head covers, powder puffs, case linings and other end-use products.

         The Fabrics group owns and operates two manufacturing facilities. One is located in Tarboro, North Carolina and the other, owned by a foreign subsidiary, is located in Elmira, Canada. The Fabrics group also leases a facility in Jacksboro, Tennessee, which was formerly a manufacturing facility and is now partially subleased to an unrelated non-debtor entity.

         For the fiscal year ending January 1, 2000, the Companies reported consolidated net sales of approximately $294.7 million, and a net loss of $13.2 million (including a restructuring charge of $13.1 million related to the closure of the Jackboro, Tennessee facility). As of January 1, 2000, the Companies owned, on a consolidated basis, assets of approximately $216.9 million at book value, and had total current and long-term consolidated liabilities of approximately $276 million.

     (b)  Recent Operational and Financial Difficulties

         While the Fabrics group continues to develop new and innovative fabrics, there has been an overall decline in the sourcing of apparel fabric manufactured in the United States. As a result, the Fabrics group took steps in 1999 to consolidate operations and eliminate excess capacity. In connection with those actions, Glenoit consolidated its Tennessee facility into its North Carolina and, through a subsidiary, its Canadian facilities, to support current and future sales volumes. The Fabrics group also began marketing finished garments in 1999 made from apparel fabric to help further product offerings and strengthen sales in the Fabric Division. During the first quarter of fiscal 1999, Glenoit recorded a restructuring charge totaling $13.1 million to cover the estimated costs associated with the closing of the Tennessee facility.

         During September 1999, two of the Companies' Tarboro, North Carolina facilities were temporarily shut down as a result of the extensive flooding caused by Hurricane Floyd. While the facilities did not sustain significant damage, the shortage of utilities and the dramatic impact to the local workforce resulted in work stoppage and a delay in shipments for approximately ten days. The Companies continued to pay the effected employees during the shutdown. It is estimated that operating losses from this event exceeded anticipated insurance recoveries by approximately $800,000.

         Recently, the Companies have been faced with financial difficulties as well. By way of background, in April 1997, concurrently with Glenoit's issuance of the Notes, Glenoit also entered into a $70 million senior credit facility with a syndicate of lenders led by Banque National de Paris, pursuant to the Credit Agreement. The parties subsequently amended the Credit Agreement first in October 1998 and again in February 1999 to provide liquidity to purchase American Pacific and Ex-Cell Home Fashions. As of February 1999, the Credit Agreement entitled Glenoit to borrow an aggregate of $200 million, comprised of a $90 million working capital commitment, a $40 million Term A loan, and a $70 million Term B loan.

         Principal payments under the Term A and Term B loans began on September 30, 1999 at a total of $1.7 million per quarter and increase over the life of the loans. Borrowings under the Term A loan and working capital commitment are required to be fully repaid by December 31, 2003, and borrowings under the Term B loan are required to be fully repaid by June 30, 2004. At the time of Glenoit's acquisition of Ex-Cell in February 1999, both the Term A and Term B loans were fully drawn. During November 1999, Glenoit prepaid a total of approximately $1 million of loans outstanding under the Term A and Term B facilities with excess cash proceeds from the sale of fixed assets related to the closure of its Tennessee facility.

         As of June 29, 1999, Glenoit's senior lenders waived the requirement to maintain and meet certain financial covenants contained in the Credit Agreement for the period ending July 3, 1999. In connection with obtaining the waiver, the working capital commitment was reduced to $65 million and certain financial covenants were amended, including an amendment to require monthly testing of Glenoit's total leverage and senior leverage ratios.

         Glenoit was not in compliance with these ratios for the month of July, 1999. At that time, Glenoit received a waiver with respect to such non-compliance and amended certain of the covenants under the Credit Agreement. As a result of the temporary shut down of the two facilities in Tarboro, North Carolina in September 1999, Glenoit was not in compliance with the revised covenants as of October 2, 1999, but it received a waiver for such non-compliance as of October 29, 1999. On November 19, 1999, Glenoit received a waiver which eliminated the requirement to meet certain financial covenants for the month of October and amended existing covenants for November and December 1999, as well as created monthly covenants for January and February 2000.

         On February 23, 2000, Glenoit acknowledged it was unable to repay approximately $2 million of borrowings required to be repaid as of February 1, 2000 under the working capital commitment because of an insufficient borrowing base, which resulted in a default under the Credit Agreement. The insufficient borrowing base was the result of missed shipments during the last week of January 2000 due to a blizzard in Eastern North Carolina that closed operating facilities and restricted shipments. On March 16, 2000, Glenoit's lenders waived this default until April 10, 2000 and limited Glenoit's available credit under the working capital commitment during this period.

         Based on the February payment default and various covenant defaults existing at April 1, 2000, the banks delivered a blocking notice on April 14, 2000, which prohibited Glenoit from making a semi-annual interest payment of $5.2 million due under the Notes. Subsequently, Glenoit entered into a number of amendments to the Credit Agreement in which the banks agreed for a specified time to continue in their discretion to provide funding under the Credit Agreement. These amendments limit the amount of working capital loans and letters of credit under the Credit Agreement, require Glenoit to provide weekly cash reports and provide that Glenoit will diligently pursue a financial restructuring. For a discussion of negotiations with Noteholders and other during this time, see "V. Relationships with Certain Insiders, Formation of the Unofficial Noteholders Committee, and Their Role in These Cases--5.2 The Role of Certain Insiders and the Unofficial Noteholders Committee in Formulating the Tender Offer and the Prepackaged Plan."

         On or about June 30, 2000, Glenoit entered into a Tenth Amendment to the Credit Agreement, which increased the amount of working capital loans available to the Companies to accommodate forecasted liquidity needs through July 18, 2000. In addition, the banks have agreed to defer through July 25, 2000 principal amortization payments in the amount of approximately $1.7 million under the Term A and Term B loans due on July 1, 2000.

     (c) Risks of the Industries in Which the Companies Operate.

         The Fabrics Group faces a variety of risks, many from the fact that cheaper (albeit lower quality) alternatives are available from foreign manufacturers. Glenoit cannot compete with these manufacturers' operating costs, and has in the past made up for that with higher quality, brand awareness, and its strong relationship with its customers. Notwithstanding that, the industry trend in recent years has been to obtain more fabrics and finished garments from foreign manufacturers, and many companies like Glenoit have suffered financially from this trend. Further, consumer preferences have been known to change rapidly, and although the Fabrics Group has been able to respond quickly to those changes in the past, there can be no guarantee this will continue in the future.

         The Home Furnishings Group is also subject to consumer tastes, as well as general economic conditions. As with the Fabrics Group, consumer tastes will have a strong impact on the performance of the Home Furnishings Group in the future, and although the products of the Home Furnishings Group have proven popular in the past, there is no guarantee this will continue. As to economic factors, the Home Furnishings Group has benefited from the increased purchasing power of U.S. consumers in recent years, and the trend among consumers to purchase more high-quality goods for the home. Thus, any negative changes to the U.S. economy would likely result in lower earnings for the Home Furnishings Group, as well. The Home Furnishings Group also sources a significant amount of product from China and other nations in that region. Certain of these products are controlled by quotas and other trade related factors. The sourcing of these products could be negatively impacted by economic conditions in those regions or by international trade restrictions. Further, positive financial performance for the Home Furnishings Group is also dependant on strong relations with the retail chains that carry the Home Furnishing Group's products; although the Companies believe they will maintain such relations in the future, the bankruptcy cases or other factors could strain or negatively affect these relationships.

     (d)  Legal Proceedings.

         As of the date of this Disclosure Statement, American Pacific, one of the Companies subject to this Disclosure Statement, was a defendant to certain litigation pending in the United States District Court for the Northern District of California. That litigation was commenced in June of 1999 by High Country Linens, Inc. ("High Country"), a competitor to American Pacific. In it, High Country alleges that American Pacific has committed various business torts, including trademark and copyright infringement, unfair competition, false advertising, slander, and interference with contractual relations. High Country alleges several million dollars in damages, and although American Pacific believes this entire case lacks merit, High Country's claim, if allowed, would be unimpaired under the Prepackaged Plan. Thus, in the event High Country was awarded damages, it would cause material financial harm to American Pacific.

         Certain of the Companies are also involved with arbitration with two former owners (and current managers) of American Pacific. This arbitration deals with certain payments or bonuses alleged to be owed by American Pacific to such parties. As with the High Country litigation, claims under this arbitration are unimpaired. Thus, although the Companies believe they owe nothing to these former owners, and damages would not likely exceed $1,000,000, the results of this arbitration could adversely impact American Pacific.

         The Companies are also involved in litigation from time to time that arises from the ordinary operation of their businesses. Unlike the High Country litigation and the arbitration referenced above, which each carry with them substantial risk, such other litigation matters are customary and unlikely to have any material effect on the Companies' operations during or after the Reorganization Cases.

4.2 Current Board of Directors and Management.

         As indicated above, unless a written notice stating otherwise is Filed by the Companies prior to confirmation of the Prepackaged Plan, the executive officers of the Companies immediately before Confirmation of the Prepackaged Plan shall continue to serve after Confirmation of the Prepackaged Plan in their respective capacities. Currently, these executive officers, a brief biography of each, and their salaries for the past fiscal year are as follows:

Name                          Age              Position                           Salary & Bonus - Fiscal 1999

Thomas J. O'Gorman            65               President, Chief Executive         Salary: $400,000
                                               Officer and Director               Bonus: $800,000 ($400,000 of which has
                                                                                  not been paid)

Samuel Samelson               59               President - Ex-Cell Home           Salary: $437,500
                                               Fashions, Inc.                     Bonus: $1,600,000 (has not been paid)

Gregory D. Block              34               President - American Pacific       Salary: $300,000
                                               Enterprises, Inc.                  Bonus:  None

Kevin R. Kennedy              45               President - Consumer Rugs          Salary: $208,000
                                                                                  Bonus: $37,500 (has not been paid)

Gary L. Mazzie                40               President - Fabric Group           Salary: $162,212
                                                                                  Bonus: $32,813 (has not been paid)

Lester D. Sears               51               Executive Vice President and       Salary: $191,008
                                               Chief Financial Officer            Bonus: $127,975 (has not been paid)

         Thomas J. O'Gorman: Mr. O'Gorman has served as the President, Chief Executive Officer and a Director of Glenoit and Holdings since 1991. Mr. O'Gorman has been in the textile industry since 1956 and has served as the General Manager of the Menswear Business of Milliken & Co., President of Knit-Away, and President of the Denim, Corduroy and Blended Fabrics Divisions of Burlington Industries, Inc., and Burlington's International Denim operations headquartered in London. Subsequently, Mr. O'Gorman was the President and a Director of Greenwood Mills Marketing Company, Inc. Mr. O'Gorman has served on the Market Committee of the American Textile Manufacturers Institute and as a member of the Steering Committee of Crafted With Pride in the U.S.A. Council.

         Gregory D. Block: In connection with the acquisition of American Pacific Enterprises, Inc. ("American Pacific"), Mr. Block joined American Pacific in his current position. Prior to that date, Mr. Block was part owner and served as Co-CEO of American Pacific primarily responsible for product development and merchandise sourcing. Mr. Block joined APE in 1991 after serving two years in the U.S. Central Intelligence Agency.

         Samuel Samelson: In connection with the acquisition of Ex-Cell Home Fashions, Inc. ("Ex-Cell"), Mr. Samelson joined Ex-Cell in his current position. Mr. Samelson has been with Ex-Cell since 1965 serving in various positions including overall responsibility for the manufacturing operations. Mr. Samelson was promoted to President of Ex-Cell in 1987 and was a minority shareholder prior to the acquisition.

         Gary J. Mazzie: Mr. Mazzie was promoted to President of the Fabrics Group during 1999 after serving as the Fabrics Group's Director of Operations and two years as its Business Manger. Prior to joining Glenoit, Mr. Mazzie served in various management positions with Inman Mills from 1986 to 1995.

         Kevin R. Kennedy: Mr. Kennedy joined Glenoit in 1997 as President of the consumer rug product group. Prior to that, Mr. Kennedy served in various executive positions with Couristan, Inc., most recently as Executive Vice President of Sales and Marketing. Mr. Kennedy was also employed by Abraham & Strauss as a buyer for the area rug business and participated in A & S's executive management training program.

         Lester D. Sears: Mr. Sears joined Glenoit in 1996 as Executive Vice President and Chief Financial Officer. From 1989 to 1996, Mr. Sears was the Executive Vice President, Chief Financial Officer and an equity owner of Perfect Fit Industries, Inc., a privately held company. Prior to 1989, Mr. Sears was employed in various positions including as Controller of the Consumer Products Division of Springs Industries, Inc., Vice President and Controller of Mill Fabrics, Inc., and as a certified public accountant for Deloitte, Haskins and Sells.

         As to directors, on the Effective Date, all directors of the Companies shall be deemed to have resigned, without any further action on the part of any Person. On the Effective Date, the boards of directors of each Reorganized Company shall consist of the parties designated in a "Notice of Filing of Initial Board Members" to be filed five business days prior to the Confirmation Hearing. Provided the Participating Investors have satisfied Section 6.5 of the Prepackaged Plan (i.e., contributed all funds necessary to pay all Allowed Note Claims their distribution under the Prepackaged Plan), then the Companies and the Participating Investors shall agree as to the persons who will serve as the directors of the Reorganized Companies. If the Participating Investors have not satisfied Section 6.5 of the Prepackaged Plan, then the rights of the Participating Investors shall inure to the Committee.

         It is unknown whether any of the current directors will be re-appointed after they have resigned pursuant to the above. However, the current directors of Glenoit and Holdings are as follows:

         Thomas J. O'Gorman: See above.

         John Mowbray O'Mara: Mr. O'Mara has been a management consultant and private investor since January 1990. From July 1990 to May 1993, he served as Chairman of the Executive Committee of Quality Care Systems, Inc., a provider of computer-based "expert" medical cost containment systems. From August 1988 through December 1989, Mr. O'Mara served as Chairman of the Board and Chief Executive Officer of Global Natural Resources, Inc. Prior to serving as Chairman of Global Natural Resources, Inc., Mr. O'Mara spent 22 years as an investment banker, serving most recently as Managing Director for Chase Securities Inc., a subsidiary of The Chase Manhattan Bank. Mr. O'Mara is a director of Baldwin & Lyons, Inc., Plantronics, Inc. and The Midland Company.

         Saleem Muqaddam: Mr. Muqaddam has served as a Vice President of CVC and its affiliated investment companies since 1989. Previously he spent 15 years with Citibank, N.A. and its affiliates in senior management positions. Mr. Muqaddam is a director of Pamida Holdings Corporation, Plantronics, Inc., Chromcraft Remington Inc. and Fairwood Corporation.

         Isaac Schapira: Mr. Schapira has served as a director of Sterling Investment Holding, Inc. since December 1994. In addition, Mr. Schapira is the President of Glenoit (U.K.) Limited, and has been in the position for over 15 years.

         Joseph M. Silvestri. Mr. Silvestri has been a director of Glenoit and Holdings since his appointment by CVC in 1995. Mr. Silvestri has been employed by CVC since 1990 and has been a Vice President since 1995. Mr. Silvestri served as Assistant Vice President of CVC from 1990 to 1995. Mr. Silvestri serves on the Board of Directors of International Media Group, Triumph Group, Polyfibron Technologies, Inc., The GNI Group, ISG Resources, Inc. and Euramax International, Inc.

         The directors of the other Debtors, which will also be deemed to have resigned consistent with the above, are Thomas O'Gorman and Lester Sears, joined by, in the case of Glenoit Assets Corporation, Peter Winnington, an accountant located in Wilmington Delaware.

4.3 Description of Old Debt.

     (a)  The Credit Agreement.

         The Companies' Credit Agreement provided for a revolving line of credit and two term loans to Glenoit and its subsidiaries. As of May 27, 2000, approximately $150.0 million was outstanding under this Credit Agreement as well as $3.1 million in letters of credit issued and outstanding, but which had not been drawn upon as of the date of this Disclosure Statement. Obligations under the Credit Agreement are secured by substantially all of the Companies' assets.

     (b) The Notes.

         Glenoit's Notes are outstanding in the principal amount of $95 million and are unsecured obligations of certain of the Companies subordinated to all senior indebtedness of those Companies, as defined in the Note Indenture. Senior indebtedness includes, without limitation, the Credit Agreement Claims. As of May 27, 2000, the interest accrued under the terms of the Notes was $6,500,000.

     (c) Trade Debt.

         As of May 27, 2000, Glenoit and its subsidiaries had, on a consolidated basis, approximately $14.1 million in accounts payable and $31.3 million in accrued expenses. Not reflected in this amount is an additional approximately $19.8 million owed on a contingent basis to certain entities that factor some of the accounts receivable of the Companies.

     (d) The Shareholder Notes.

         As of June 14, 2000, Holdings had issued approximately $33.3 million in subordinated notes to certain of its stockholders or their affiliates. These notes carry interest rates of between 5% and 12.5%, with such interest payable, at Holdings' option, in cash or through the issuance of additional notes, unless consolidated cash flows reach a certain level, upon which some of the interest must be paid in cash. The principal on these notes is due during 2004 and 2005. As of June 30, 2000, Glenoit was not in default under these notes.


V. RELATIONSHIPS WITH CERTAIN INSIDERS, FORMATION OF THE UNOFFICIAL NOTEHOLDERS
                    COMMITTEE, AND THEIR ROLE IN THESE CASES

5.1  Security Ownership of Certain Beneficial Owners.

         As of January 1, 2000, the identity and the amounts of the holders of Old Common Stock of Holdings were as follows: CVC held approximately 58% of the Old Common Stock, CCT Partners held approximately 10.4% of the Old Common Stock, Stirling Investment Holdings, Inc. held approximately 9.3% of the Old Common Stock, Thomas O'Gorman held approximately 8% of the Old Common Stock, Soannes Investments Corp. held approximately 4.7% of the Old Common Stock, 63 BR Partnership held approximately 3.1% of the Old Common Stock, and approximately 24 other parties held small amounts of the Old Common Stock, with most or all of those parties each holding less than 1% of the Old Common Stock each.

         Although the Companies cannot at this time determine the nature and amounts of holdings of New Common Stock and New Preferred Stock, in the event of bankruptcy, the Companies will file a notice of same within five Business Days of the confirmation hearing on the Prepackaged Plan, provided the Participating Investors have completed the transfer of funds needed to determine the amount of each of their holdings.

5.2 The Role of Certain Insiders and the Unofficial Noteholders Committee in Formulating the Tender Offer and the Prepackaged Plan.

         CVC, one of the holders of Old Common Stock of Holdings, has played a substantial role in formulating the Tender Offer and the Prepackaged Plan. Since the early part of 2000, the Companies have sought ways to address the indebtedness under the Notes. Yet because of certain restrictive covenants under the Notes, the Companies had limited access to other capital, and the Companies' operating results in the last eighteen months have not been as positive as expected, further hampering the Companies' ability to borrow other funds. Accordingly, in the past several months the Companies have found that the alternatives that would allow for a financial restructuring were very few. During this time, the Companies began to work with CVC on a plan by which CVC may consider purchasing the Notes and relieving the Companies from the Note Claims. CVC's position as a significant creditor and majority owner of Holdings has resulted in it having a thorough knowledge of the Companies, and its equity interest in and Shareholder Note Claims against Holdings provided it with a strong incentive to work with the Companies on addressing the Notes.

         In May of 2000, after Glenoit had not made an interest payment due on the Notes, certain Noteholders formed the Unofficial Noteholders Committee to negotiate with the Companies and determine alternatives that would allow for partial or full repayment of the Notes. The members of the Unofficial Noteholders Committee have informed the Companies that they collectively hold or control over 83% of the outstanding principal amount of Note Claims. The members of the Unofficial Noteholders Committee include AIM Funds, Financial Management Advisors, Federated Investors, Eaton Vance Management, Orix USA Corporation and Gem Capital, among others. The Unofficial Noteholders Committee retained Houlihan, Lokey, Howard & Zukin ("Houlihan, Lokey") as its financial advisor and Stroock & Stroock & Lavan LLP as its legal advisor.

         Houlihan, Lokey entered into confidentiality agreements with the Companies, and was given access to various financial information and projections prepared by the Companies. The Unofficial Noteholders Committee also participated in several discussions with the Companies' management over business conditions and other matters. Through this process, the Unofficial Noteholders Committee began negotiating with CVC regarding a price at which the Notes would be purchased, while at the same time Glenoit had discussions with CVC regarding whether and on what terms CVC would provide the funds needed to effectuate the Tender Offer for the Notes. These negotiations formed the basis of the Tender Offer and the Prepackaged Plan, including the treatment of Class 5 Claims under the Prepackaged Plan. Finally, after much negotiation, in mid-June, 2000, members of the Unofficial Noteholders Committee entered into an agreement with the Companies pursuant to which they have agreed to vote for and support the Tender Offer and the Prepackaged Plan.

         During this time, CVC also attempted to contact certain other holders of Shareholder Notes and holders of Old Common Stock, in an attempt to determine whether those parties would be willing to participate in any infusion of capital to fund the repurchase of the Notes through the Tender Offer or the Prepackaged Plan. These communications, which have not been successful to date, are ongoing, and thus it is unknown at this time who exactly will be "Participating Investors" under the Prepackaged Plan. However, the Prepackaged Plan does require that CVC and any Participating Investors must provide the funds needed to pay Class 5 Claims by five business days prior to the Confirmation Hearing. If this does not occur, then the Prepackaged Plan calls for holders of Class 5 Claims to receive all of the issued and outstanding New Common Stock of Reorganized Holdings.

         Finally, also during this time the Companies made arrangement to obtain a commitment from Citicorp Mezzanine to provide the Citicorp Mezzanine Debt Arrangement. Citicorp Mezzanine is part of the same corporate group as CVC, although neither one exercises control over the other.


      VI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PREPACKAGED PLAN.

         The following is a general discussion of certain material U.S. federal income tax consequences of the Prepackaged Plan to the Companies and to Noteholders and holders of Credit Agreement Claims.

         This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), final, temporary and proposed Treasury regulations promulgated thereunder ("Treasury Regulations") and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change at any time (possibly on a retroactive basis). Any such changes could significantly alter the federal income tax consequences of the Prepackaged Plan. There can be no assurance that the Internal Revenue Service (the "Service") will agree with the federal income tax consequences described below.

         This discussion provides general information regarding certain federal income tax consequences and does not purport to address all of the federal income tax consequences that may be applicable to any particular holder in light of such holder's particular facts and circumstances, nor does it purport to address the federal income tax consequences of the Prepackaged Plan to special classes of taxpayers (such as financial institutions, mutual funds, broker-dealers, tax-exempt entities, insurance companies, foreign persons and persons to whom property was or is transferred in connection with the performance of services). In addition, this discussion does not address any aspects of state, local or foreign tax laws. This discussion assumes all Noteholders and holders of Credit Agreement Claims compute income under the accrual method of accounting and that they hold their respective Claims as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

         THE FEDERAL INCOME TAX CONSEQUENCES OF THE PREPACKAGED PLAN ARE COMPLEX. ALL NOTEHOLDERS AND HOLDERS OF CREDIT AGREEMENT CLAIMS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MATTERS DISCUSSED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS.


6.1 Federal Income Tax Consequences to Noteholders and Holders of Credit Agreement Claims.

         A Noteholder that receives cash or New Common Stock in exchange for the Note Claim will "realize" gain or loss for federal income tax purposes equal to the difference between: (i) the amount of cash and the fair market value of New Common Stock received, and (ii) the Noteholder's adjusted tax basis in the Note Claim.

         In the case of a Noteholder that receives cash in exchange for the Note Claim, any such "realized" gain or loss on the exchange will be "recognized" for federal income tax purposes and will be long-term capital gain or loss if the Noteholder's holding period with respect to the Note Claim exceeds one year at the time of the exchange.

         In the event that the Noteholders receive New Common Stock instead of cash, the transaction should be treated, for federal income tax purposes, as if
(i) the Noteholders contributed the Notes to Holdings in exchange for all of the New Common Stock, and (ii) Holdings contributed the Notes to Glenoit, thereby canceling the Notes. If the transaction is so treated, the Noteholders would not recognize any loss realized on the exchange. The Noteholder's tax basis of the New Common Stock received in the exchange would be equal to the Noteholder's adjusted tax basis in the Note Claim surrendered in the exchange, increased by the gain, if any, recognized on the exchange. The holding period of a holder of New Common Stock received in the exchange would include the holder's holding period in the Note Claim surrendered in the exchange. Any gain recognized on the exchange would be long-term capital gain if the holder's holding period with respect to the Note Claim exceeds one year at the time of the exchange. Notwithstanding the foregoing, there can be no assurance that the Service will not attempt to characterize the exchange of the Notes for New Common Stock in a different manner. If the Service is successful in imposing an alternative characterization, it may be possible that Noteholders (or the Companies) could be required to recognize gain or loss on the exchange.

         A holder of a claim generally will recognize ordinary income to the extent it receives cash, stock or other property in respect of claims for unpaid interest that has not already been included in such holder's income under its method of accounting.

         Holders of Credit Agreement Claims should consult with their own tax advisors to determine whether they will recognize any taxable income (other than interest) upon the receipt of cash pursuant to the Prepackaged Plan.

         In the event a Noteholder that is not a corporation receives cash (and not New Common Stock), such Noteholder may be subject to backup withholding at the rate of 31% on the proceeds from the exchange of his or her Note. Glenoit will be required to deduct and withhold this amount if: (i) the Noteholder fails to furnish a proper taxpayer identification number ("TIN") to Glenoit; (ii) the IRS notifies Glenoit that the TIN furnished by the Noteholder is incorrect;
(iii) the Noteholder fails to certify under penalty of perjury that he or she is not subject to backup withholding under Code Section 3406(a)(1)(C); or (iv) the IRS notifies such Noteholder that he or she is subject to backup withholding. Any amount withheld by Glenoit is not an additional tax, but will be credited against such Noteholder's U.S. federal income tax liability.


6.2  Federal Income Tax Consequences to the Companies.

         Realization of Cancellation of Indebtedness Income. Subject to certain exceptions, a debtor realizes income (referred to herein as "cancellation of debt" or "COD" income) upon the discharge or cancellation of its outstanding indebtedness in an amount equal to the excess of: (i) the amount of the indebtedness discharged over (ii) the amount of cash plus the issue price of any new indebtedness issued plus the fair market value of any other consideration (including stock of the debtor) given in satisfaction of the indebtedness.

         One of the exceptions to this general rule provides that a debtor is not required to include COD income in gross income if the debt discharge occurs in a case filed under the Bankruptcy Code (the "Bankruptcy Exception"). In lieu of realizing COD income, however, a debtor in such a case generally must reduce certain of its tax attributes (beginning with net operating loss carryforwards ("NOLs"), then certain tax credits, capital loss carryovers and, ultimately, the tax basis of its assets) by the amount of COD income excluded from gross income by the Bankruptcy Exception. Notwithstanding the general order of attribute reduction, the Internal Revenue Code provides a debtor with the election to reduce its tax basis in depreciable assets prior to reducing NOLs. The reduction in tax attributes takes place as of the conclusion of the tax year in which the debt discharge occurs.

         As of the end of their 2000 tax year, the Companies expect to have federal NOLs of approximately $15 million. The Companies further anticipate that the COD income arising from the implementation of the Prepackaged Plan (including the issuance of cash or New Common Stock in exchange for the Notes and the cancellation of the Shareholder Notes) will cause substantially all of these NOLs to be eliminated under the Bankruptcy Exception. Accordingly, it is anticipated that these NOLs will not be available to reduce the Companies' taxes in tax years after the Effective Date. However, the Companies will investigate the benefit of making the election to reduce their tax basis in their depreciable assets rather than losing their NOLs, taking into account projected income and other potential limitations on the use of NOLs.

         THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PREPACKAGED PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF NOTES OR OTHER CLAIMS OR EQUITY INTERESTS IN LIGHT OF SUCH HOLDER'S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PREPACKAGED PLAN, INCLUDING THE APPLICABLITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLCIABLE TAX LAWS.

                           VII. FINANCIAL INFORMATION

7.1  Financial Data.

         The Companies' Consolidated Financial Statements for the fiscal years ending January 3, 1998, January 2, 1999, and January 1, 2000 are attached as Appendix B to this Disclosure Statement. This past information is for background only, and does not include the notes that would ordinarily accompany such statements. For a full copy of the statements with their notes, you may consult the most recent From 10-K/A filed by Glenoit for the fiscal year ending January 1, 2000.

7.2  Pro Forma Financial Information.

         Attached as a part of Appendix B to this Disclosure Statement is a consolidated pro forma balance sheet as of September 30, 2000 reflecting the effects of a successful Prepackaged Plan.

         The Companies do not generally publish their business plans and strategies or make public projections of anticipated financial positions or results of operations. Accordingly, after the Effective Date, the Reorganized Companies do not intend to update or otherwise revise the projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, the Reorganized Companies do not intend to update or revise the projections to reflect changes in general economic or industry conditions.

         The feasibility of the Tender Offer, the Prepackaged Plan, and the Companies' ability to meet their obligations in the future are premised upon their anticipated financial performance after the Effective Date. The financial projections are provided to demonstrate the feasibility of the Tender Offer or, if necessary, the Prepackaged Plan. Although all projections are based on assumptions of future events and circumstances that necessarily are uncertain in nature, the Companies' management believes the financial projections are reasonable. Inclusion of these projections in this Disclosure Statement should not be regarded as a representation by any person that the projected results would be achieved.

         Nevertheless, the actual results achieved from time to time during the projection period may vary from projected results and no assurance can be provided that these projections will be realized. The financial projections are based generally upon overall economic assumptions, and specifically on certain assumptions regarding the general demand for the goods of the Companies and the competitive position of the Companies in meeting that demand, and the ability to operate profitably under the anticipated conditions that the Companies will face in the near and long-term. These projections do not attempt to quantify any adverse effect on projected operations or cash flows that may result from any bankruptcy filing by the Companies, if necessary.

         Certain of the assumptions on which the financial projections are based may not materialize and unanticipated events and circumstances beyond the Companies' control may occur subsequent to the Effective Date, that may materially affect the Companies actual financial results. In the past, the Companies' actual results have varied, at times significantly, from its forecasts. Actual profitability achieved during any period may also vary from year to year due to factors that are exceedingly difficult to predict.

         Although the Companies believe that their assumptions are reasonable in light of the circumstances under which they were made, no assurance can be given that the financial projections will be realized. The Companies urge that the financial projections be examined carefully by each party in evaluating the Prepackaged Plan. The Companies' independent auditors have not examined or compiled the financial forecast presented herein and, accordingly, assume no responsibility for it.

                        VIII. LIQUIDATION VALUE OF ASSETS

         See Appendix B hereto for a liquidation value of the Companies.


                      IX. CERTAIN FACTORS TO BE CONSIDERED

         In determining whether to tender Notes under the Tender Offer or vote in favor of the Prepackaged Plan, each holder of a Claim should carefully consider the following factors, together with all of the other information contained in this Disclosure Statement.

9.1  Risks Relating to the Projections.

         The Companies have prepared projections of the financial performance of their business following the consummation of the Prepackaged Plan. The projections represent the Companies' best estimate of the most likely results of their operations following consummation of the Prepackaged Plan. However, consistent with the disclaimers and statements in "VII. Financial Information," above, the projections were based on numerous assumptions with respect to industry performance, general business and economic conditions and other matters, such as interest rates, that are beyond the Companies' control. See also, for instance, "IV. General Information--4.1 The Companies--(c) Risks of the Industries in Which the Companies Operate" and the "Cautionary Statement Concerning Forward-Looking Statements" in the introduction to this Disclosure Statement. Accordingly, holders of Claims and Interests and other interested parties are cautioned not to place undue reliance on the projections.

9.2  Market for New Common Stock, New Preferred Stock and Warrants.

         The Companies will not apply for listing of their New Common Stock or any other securities on any major exchange, and thus there will likely be little or no market for the Companies' New Common Stock, the New Preferred Stock, or the New Warrants.

9.3  General Business Risks.

         After the Prepackaged Plan is confirmed, the Companies' principal business risk is whether they can achieve the financial results the Prepackaged Plan requires, under certain adverse circumstances. Such a shortfall could result in the Companies being unable to pay the amounts called for under the Prepackaged Plan. See also "IV. General Information--4.1 The Company--(c) Risks of the Industries in which the Companies Operate."

         In addition to the various uncertainties described above, the Companies will continue to be subject to the normal operational risks associated with its operations. Such risks include, among others, the possibility of demographic and economic factors causing certain of the Companies' operations to be less successful, the difficulty in attracting and retaining a sufficient quality workforce and the ability to obtain and maintain necessary liquidity. While the Companies do not feel such risks are extraordinary and they have historically acted in ways to minimize such risks, there can be no assurance that such risks will remain minimal and not have a material adverse effect on the business or results of operations of the Companies.

9.4  Continuing Leverage; Future Refinancings.

         The Companies are now highly leveraged and, although completion of the restructuring will significantly reduce the Companies' debt obligations, the Companies will remain highly leveraged after consummation of the Prepackaged Plan. After consummation of the Prepackaged Plan, a substantial amount of the Companies' long term debt will be secured by virtually all of the assets of the Companies.

           The Company had approximately $319.7 million in liabilities, including approximately $33.3 million of Shareholder Notes, at May 27, 2000 and an additional $19.8 million due, on a contingent basis, under their factoring agreements. After giving effect to the Prepackaged Plan, the Companies' estimated aggregate liabilities as of September 30, 2000, excluding the New Preferred Stock, would total approximately $197.5 million (not including the contingent claim that will still be held by the factors), which poses a risk to holders of debt and equity securities in the Companies. In addition, the restrictions to be contained in the Company's new debt instruments will limit the Company's operational and financial flexibility, including its ability to refinance its debt. The Companies' management believes that, following the consummation of the Prepackaged Plan and upon execution of the New Working Capital/Term Debt Facility, the Companies will have sufficient cash flow from operations to pay interest on all outstanding debt as those payments become due. However, even if the restructuring is completed, the Companies' ability to meet debt service obligations will depend on a number of factors, including their ability to implement the business plan.

9.5  No Dividends.

         In the event of the confirmation of the Prepackaged Plan, the Company does not anticipate that it will be able to pay any significant dividends on the New Common Stock in the foreseeable future.

9.6  Certain Federal Income Tax Considerations.

         See "VI. Certain Federal Income Tax Consequences of the Prepackaged Plan" for a summary of certain federal income tax aspects of the Prepackaged Plan.

9.7  Applicable Law and Regulation

         The Companies' businesses are not subject to as much regulation as other industries, but since the Companies do a substantial amount of foreign business, changes in tariffs, excise taxes, or trade regulations could adversely effect the Companies.

         Many of the intellectual property licenses held by the Companies by their terms are non-transferable and may be subject to termination under prior court rulings. The Companies do not believe many of the parties to the licenses will seek to enforce any such rights, but if they do, and are successful, it could negatively impact the Companies' operations.


    X. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PREPACKAGED PLAN

10.1  Sale Alternative.

         The Companies do not believe that there is a realistic opportunity for a sale of their operations as a whole, or even in large blocks, that would result in a better recovery than that under the Tender Offer or the Prepackaged Plan.

10.2  Liquidation Alternative.

         If no plan can be confirmed, the Companies' Chapter 11 cases may be converted to cases under Chapter 7 of the Bankruptcy Code. Under Chapter 7, a trustee would be elected or appointed to liquidate the assets of the Companies for distribution to the creditors in accordance with priorities established by the Bankruptcy Code. Discussion of the effect that a Chapter 7 liquidation would have on the recovery of holders of impaired claims and interests is set forth above at Article VIII, which refers to the liquidation analysis attached as part of Appendix B. The Companies believe that liquidation under Chapter 7 would result in smaller distributions being made to creditors than those provided for in the Prepackaged Plan because of (a) additional administrative expenses involved in the appointment of a trustee, attorneys and other professionals to assist such trustee, (b) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from operating losses and the rejection of leases and other executory contracts in connection with the cessation of the Companies' operations and (c) the likelihood that the assets of the Companies would have to be sold or otherwise disposed of expeditiously.

         In a liquidation under Chapter 11, the Companies' assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7, probably resulting in somewhat greater recoveries and distributions. Further, if a trustee were not appointed, as one is not required under a Chapter 11 case, the expenses for professional fees may be lower than in a Chapter 7 case. Although preferable to a Chapter 7 liquidation, the Companies still believe that a liquidation under Chapter 11 would still not realize the full going-concern value of the Companies' assets and, as it is likely to be a more protracted proceeding than the Chapter 11 case effected by the Prepackaged Plan, would involve greater administrative expenses. Consequently, the Companies believe that a liquidation under Chapter 11 is a much less attractive alternative to creditors than the Prepackaged Plan because the Prepackaged Plan provides for a greater return to creditors than what would likely be realized in a Chapter 11 liquidation. As to holders of Shareholder Notes and equity interest holders of Holdings, the Companies believe that under a Chapter 7 or 11 liquidation, they would receive nothing on account of their interests.

10.3  Alternatives if the Prepackaged Plan is Not Confirmed.

         If the Prepackaged Plan is not confirmed, the Companies could attempt to formulate a different plan, as could any other party in interest, if the Companies' exclusive right to file a plan is lost during the cases. Such a plan might involve either reorganization or continuation of the Companies' business or an orderly liquidation of their assets. With respect to an alternative plan, the Companies and their financial advisors have explored various other alternatives in connection with the formulation and development of the Prepackaged Plan. The Companies believe the Prepackaged Plan as described herein enables creditors to realize greater value under the circumstances than available alternatives.


             XI. VOTING PROCEDURES AND REQUIREMENTS FOR CONFIRMATION

11.1  Acceptance of the Prepackaged Plan.

         As a condition to confirmation, the Code requires that each impaired class of claims or interests accept a plan of reorganization, except as described at Section 12.5 hereof relating to "cram down." Classes of claims or interests that are not "impaired" under a plan are deemed to have accepted the plan and are not entitled to vote.

11.2  Parties in Interest Entitled to Vote.

         Chapter 11 of the Code does not require or entitle each holder of a claim against a debtor or each equity interest holder to vote in favor of the plan of reorganization in order for the Bankruptcy Court to confirm the plan. Pursuant to the Code, only classes of claims or interests that are "impaired" are entitled to vote on the plan. Generally speaking, a claim or interest is impaired under a plan of reorganization if the plan provides that such claim or interest will not be repaid in full or that the legal, equitable or contractual rights of the holder of such claim or interest are altered. Only Claims in Classes 2 and 5 are impaired under the Prepackaged Plan and are therefore entitled to vote.

         Claims and Interests in Classes 1, 3, 4 (and each of the foregoing classes' subclasses), 7b, 7c, 7d, 7e, 7f, 7g, and 7h (but not 7a) are unimpaired under Section 1124 of the Bankruptcy Code and holders of

Claims or Interests in these unimpaired Classes are deemed to have accepted the Prepackaged Plan pursuant to Section 1126(f) of the Code.

         Classes 6 and 7a receive nothing under the Prepackaged Plan, but are deemed to have rejected the Prepackaged Plan because the members of these Classes will receive or retain nothing on account of their Claims and Interests.

11.3  Securities Held in Nominee Name.

         Bank and broker nominees will transmit a ballot with a copy of this Disclosure Statement, the Tender Offer, and the Prepackaged Plan to each beneficial owner of Notes held in the name of such nominees. Each beneficial owner should return its ballots to its bank or broker nominee. If you have a question concerning the voting procedure for beneficial owners of Notes, contact your bank or broker, or Ed McCarthy at Beacon Hill Partners, Inc., at (212) 843-8500.

11.4  Vote Required for Acceptance by Class of Claims or Interests

         The Code defines acceptance of a plan of reorganization by a class of claims as acceptance by a majority in number and at least two-thirds in amount of the claims of that class allowed under the Code that have actually been voted on the plan. The Code defines acceptance of a plan of reorganization by a class of holders of interests as acceptance by the holders of at least two-thirds in number of the shares of that class allowed under the Code that have actually voted on the plan. Because, under the Code, only those who vote to accept or to reject the Prepackaged Plan will be counted for purposes of determining acceptance or rejection of the Prepackaged Plan by any impaired class of claims or interests, the Prepackaged Plan could be approved by any impaired class of claims with the affirmative vote of significantly less than two-thirds in principal amount and a majority in number of the claims in such class.

         If the Bankruptcy Court confirms the Prepackaged Plan, each holder of an Allowed Claim or Allowed Interest in a Class will receive the same consideration in respect of such Allowed Claim or Allowed Interest as the other members of such Class receive in respect of their Allowed Claims or Allowed Interests in such Class, whether such holder voted to accept the Prepackaged Plan. Moreover, upon Confirmation, the Prepackaged Plan will be binding on all Creditors and Interest Holders of the Companies regardless of whether such Creditors or Interest Holders voted to accept the Prepackaged Plan, or voted at all.

11.5  Confirmation Without Acceptance by All Impaired Classes.

         In the event that any impaired class or classes reject the Prepackaged Plan, Section 1129(b) of the Code provides that, so long as at least one impaired class has accepted the Prepackaged Plan, the Companies may seek confirmation of the Prepackaged Plan under a process known as "cram down." To obtain such confirmation, the Companies must demonstrate to the Bankruptcy Court that the Prepackaged Plan "does not discriminate unfairly" and is "fair and equitable" with respect to any dissenting class. The "unfair discrimination" test requires, among other things, that the Prepackaged Plan recognize the relative priorities among unsecured creditors and equity interest holders. See also "XII. Confirmation of the Prepackaged Plan--12.2 Requirements for Confirmation of the Prepackaged Plan--(b) Best Interests Test." The Companies believe that the Prepackaged Plan satisfies all of the prerequisites to confirmation of the Prepackaged Plan through the "cram down" process.

                    XII. CONFIRMATION OF THE PREPACKAGED PLAN

12.1  Confirmation Hearing.

         In the event of a bankruptcy filing, the Companies will ask the Bankruptcy Court to confirm the Prepackaged Plan. Creditors and other parties in interest will have an opportunity to object to confirmation, but only if they have filed and served a timely objection.

12.2 Requirements for Confirmation of the Prepackaged Plan.

         The Companies will request that the Bankruptcy Court hold a confirmation hearing as promptly as practicable, upon such notice to parties in interest as is required by the Bankruptcy Code and the Bankruptcy Court. Section 1128(b) of the Code provides that any party in interest may object to confirmation of the Prepackaged Plan. Any procedures established by the Bankruptcy Court for the filing and service of objections to confirmation of the Prepackaged Plan will be provided to parties in interest.

         In order for the Prepackaged Plan to be confirmed, and regardless of whether all impaired classes of Claims vote to accept the Prepackaged Plan, the Bankruptcy Code requires that the Bankruptcy Court determine that the Prepackaged Plan complies with the requirements of Section 1129 of the Code.
Section 1129 of the Code requires for confirmation, among other things, that:
(i) the Prepackaged Plan be accepted by the requisite votes of holders of impaired claims and interest, except to the extent that confirmation, despite dissent, is available under Section 1129(b) of the Bankruptcy Code (see Section
12.5 hereof) (ii) the Prepackaged Plan is feasible (that is, there is a reasonable probability that the Companies will be able to perform their obligations under the Prepackaged Plan and continue to operate their businesses without further financial reorganization) (see Section 12.2(a)); and (iii) the Prepackaged Plan meets the requirements of Section 1129(a)(7) of the Bankruptcy Code, which requires that with respect to each impaired class, each holder of a Claim or Interest either (a) accepts the Prepackaged Plan or (b) receives at least as much pursuant to the Prepackaged Plan as such holder would receive in a liquidation of the Companies under Chapter 7 of the Code.

         Although the Companies believe that the Prepackaged Plan will meet such tests, as well as the other requirements of Section 1129, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

     (a)  Feasibility of the Prepackaged Plan.

         The Code requires that, in order to confirm the Prepackaged Plan, the Bankruptcy Court find that confirmation of the Prepackaged Plan will not likely be followed by the liquidation or the need for further financial reorganization of the Companies (the "Feasibility Test"). For the Prepackaged Plan to meet the Feasibility Test, the Bankruptcy Court must find that the Companies will possess the resources and working capital necessary to operate profitably and will be able to meet the obligations under the Prepackaged Plan.

         The Companies have analyzed their ability to meet their obligations under the Prepackaged Plan. As part of this analysis, the Companies have prepared projections of their financial performance for the three-year period ending 2003. These projections, and the significant assumptions, on which they are based, are included in Article VII of this Disclosure Statement. The Companies believe, based on this analysis, that the Prepackaged Plan provides a feasible means of reorganization and operation from which there is a reasonable expectation that, subject to the risks disclosed in this Disclosure Statement, the Companies will be able to make all payments required to be made pursuant to the Prepackaged Plan. Neither the Companies' nor the Unofficial Noteholders Committee's professionals have performed an independent investigation of the accuracy or completeness of such financial projections. Creditors are cautioned not to place undue reliance on the projections. See Section 7.2 hereof.

         The Companies do not as a matter of course make public projections as to future sales, earnings or other results. However, the management of the Companies have prepared the projected consolidated information set forth herein to present the anticipated effects of the restructuring contemplated by the Prepackaged Plan.

         THE PROJECTIONS IN THIS DISCLOSURE STATEMENT WERE NOT PREPARED WITH A VIEW TOWARD PUBLIC DISCLOSURE, OR WITH A VIEW TOWARD COMPLYING WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS WITH RESPECT TO PROSPECTIVE FINANCIAL INFORMATION, BUT, IN THE VIEW OF THE COMPANIES' MANAGEMENT, WERE PREPARED ON A REASONABLE BASIS, REFLECT THE BEST CURRENTLY AVAILABLE ESTIMATES AND JUDGMENTS AND PRESENT, TO THE BEST OF MANAGEMENT'S KNOWLEDGE AND BELIEF, THE EXPECTED COURSE OF ACTION AND EXPECTED FURTURE FINANCIAL PERFORMANCE OF THE COMPANIES ASSUMING THE CONSUMMATION OF A RESTRUCTURING. HOWEVER, THIS INFORMATION IS NOT FACT AND SHOULD NOT BE RELIED UPON AS NECESSARILY INDICATIVE OF FUTURE RESULTS, AND READERS OF THIS DISCLOSURE STATEMENT ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTED CONSOLIDATED FINANCIAL INFORMATION.

         The projections indicate that the Reorganized Companies should have sufficient cash flow to make the payments required under the Prepackaged Plan on the Effective Date and to repay and service their debt obligations to maintain their operations. Accordingly, the Companies believe that the Prepackaged Plan complies with the standard of Section 1129(a)(11) of the Bankruptcy Code. As noted in the projections, however, the Companies caution that no representation can be made as to the accuracy of the projections or as to the Companies' ability to achieve the projected results after the Effective Date. Many of the assumptions upon which the projections are based are subject to uncertainties outside the control of the Companies. Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Companies' financial results, both during and after any bankruptcy case.

     (b)  Best Interests Test.

         With respect to each impaired class, confirmation of the Prepackaged Plan requires that each holder of a Claim or Interest either (a) accept the Prepackaged Plan or (b) receive or retain under the Prepackaged Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Companies were liquidated under Chapter 7 of the Code (the "Best Interests Test").

         To determine what holders of each impaired class of Claims and Interests would receive if the Companies were liquidated, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Companies' assets and properties in the context of a Chapter 7 liquidation case. Secured Claims and the costs and expenses of the liquidation case or resulting from the original Chapter 11 case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition unsecured Claims and Interests.

         In applying the Best Interests Test, it is possible that Claims and Interests in the Chapter 7 case may not be classified according to the classification provided in the Prepackaged Plan. In the absence of a contrary determination by the Bankruptcy Court, all unsecured Claims arising prior to the Petition Date which have the same rights upon liquidation would be treated as one class for purposes of determining the potential distribution of the liquidation proceeds resulting from the Companies' Chapter 7 case. The distributions from the liquidation proceeds would be calculated ratably according to the amount of the claim held by each creditor holding a claim. Therefore, creditors who claim to be third-party beneficiaries of any contractual subordination provisions might be required to seek to enforce such contractual subordination in the Bankruptcy Court or otherwise. Section 510 of the Code specifies that such contractual subordination provisions are enforceable in a Chapter 7 liquidation case. Certain creditors, including holders of Credit Agreement Claims have the benefit of certain contractual subordination provisions contained in the Note Indenture.
Section 510(b) also requires, among other things, that any claim for damages arising from the purchase or sale of a security of the debtor shall be subordinated to all claims or interests that are senior to or equal the claim or interest represented by such security.

         After consideration of the effect that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to the Companies' Creditors and equity interest holders, including (i) increased costs and expenses of liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, in the erosion in value of assets in the context of the expeditious liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail, (iii) the adverse effects on the salability of business segments that could result from the probable departure of key employees, (iv) the costs attributable to the time value of money resulting from what is likely to be a more protracted proceeding than if the Prepackaged Plan is confirmed (because of the time required to liquidate the assets of the Companies, resolve Claims and related litigation and prepare for distributions) and (v) the application of the rules of distribution under a Chapter 7 liquidation, the Companies have determined that confirmation of the Prepackaged Plan will provide each Creditor or holder of an Interest in an impaired class with a greater recovery (or in the case of holders of Shareholder Notes or Interests in Holdings, the same recovery) than such Creditor or Interest holder would receive pursuant to a liquidation of the Companies under Chapter 7 of the Code.

         The Liquidation Analysis for the Companies is found at Article VIII of the Disclosure Statement. The Liquidation Analysis was substantially completed as of June 28, 2000 and the Companies are not aware of any events subsequent to such date that would materially impact the Liquidation Analysis.

         Accordingly, while the analyses that follow are necessarily presented with numerical specificity, there can be no assurances that the values assumed would be realized if the Debtors were in fact liquidated, nor can there be any assurance that a Bankruptcy Court would accept these analyses or concur with such assumptions in making its determination under Section 1129(a) of the Bankruptcy Code.

         ACTUAL LIQUDATION PROCEEDS COULD BE MATERIALLY LOWER OR HIGHER THAN THE AMOUNTS SET FORTH BELOW. NO REPRESENTATION OR WARRANTY CAN BE OR IS BEING MADE WITH RESPECT TO THE ACTUAL PROCEEDS THAT COULD BE RECEIVED IN CHAPTER 7 LIQUIDATIONS OF THE COMPANIES.

         The liquidation valuations have been prepared solely for purposes of estimating the proceeds available in Chapter 7 liquidations of the Companies' Estates and do not represent values that may be appropriate for any other purpose. Nothing contained in these valuations is intended to constitute a concession or admission of the Companies for any other purposes.

         Management believes that conversion to Chapter 7 and resulting pendency of liquidation sales of the Companies' business operations and assets would adversely affect the Companies and the morale of their employees as well as significantly impair their ability to maintain adequate working capital. Further, there can be no assurance that the conversion to Chapter 7 liquidations would result in the Companies' ability to continue to raise working capital under any credit facilities. As a result, secured creditors may not voluntarily finance efforts to maximize assets beyond that necessary to satisfy secured creditor's claims, and recoveries could therefore be even lower than set forth on the liquidation analysis.

12.3  Conditions Precedent to the Effective Date of the Prepackaged Plan.

         Except as expressly waived by the Companies with the prior written consent of the Committee, the following conditions must occur and be satisfied before the Effective Date may take place:

         (a) Entry of Confirmation Order. The Confirmation Order shall have been signed by the Bankruptcy Court and duly entered on the docket for the Reorganization Cases by the Clerk.

         (b) No Stay. There shall not be any stay in effect with respect to the Confirmation Order.

         (c) Final Order. The Confirmation Order shall be a Final Order.

         (d) Effectiveness of Documents. All the following documents listed below shall have become effective prior to or contemporaneously with the occurrence of the Effective Date: (i) the New Working Capital/Term Debt Facility, (ii) if the Participating Investors satisfy Section 6.5 of the Prepackaged Plan, the Citicorp Mezzanine Debt Arrangement, (iii) if the Participating Investors do not satisfy Section 6.5 of the Prepackaged Plan, the Replacement Facility, if needed.

12.4  Amendments to or Modification of the Prepackaged Plan.

         The Companies reserve the right to amend or modify the terms of the Prepackaged Plan in accordance with the provisions of Section 1127 of the Code, including the right to amend the treatment of any rejecting class to meet the minimum requirements of Section 1129(b) of the Bankruptcy Code. Under the Bankruptcy Rules, such amendments or modifications may be approved by the Bankruptcy Court at confirmation without resolicitation of the votes of the members of any class whose treatment is not adversely affected by such amendment or modification. The Companies will give holders of Claims and Interests such notice of such amendments or waivers as may be required by applicable law. The Companies reserve the right to use acceptances of the prepackaged Plan to confirm any amendment of the Prepackaged Plan to the extent permitted by law.

         After the date on which the Prepackaged Plan has been confirmed by the Bankruptcy Court and the Confirmation Order has been entered by the Clerk, the Companies may institute proceedings in the Bankruptcy Court to remedy any defects or omissions or reconcile any inconsistencies in the Prepackaged Plan or the Confirmation Order as may be necessary to carry out the purposes and intent of the Prepackaged Plan so long as the holders of Claims and Interests are not adversely affected and prior notice of such proceeding is served as may be required by applicable law or Bankruptcy Court order.

12.5  Cram down.

         To obtain confirmation under the concept known as "cram down," the Companies must demonstrate to the Bankruptcy Court that the Prepackaged Plan "does not discriminate unfairly" and is "fair and equitable" with respect to any dissenting class. The "unfair discrimination" test requires, among other things, that the Prepackaged Plan recognize the relative priorities among unsecured creditors and equity interest holders. The Code establishes different "fair and equitable" tests for secured creditors, unsecured creditors and equity interest holders. The respective tests are as follows:

         (a) Secured Creditors. Either (i) each impaired creditor of the rejecting class (x) retains its liens in the collateral securing such creditor's claim or in the proceeds thereof to the extent of the Allowed amount of its secured claim and (y) receives deferred cash payments in at least the Allowed amount of such secured claim with a present value at the Effective Date at least equal to such creditor's interest in its collateral or in the proceeds thereof or (ii) the plan provides each impaired secured creditor with the indubitable equivalent of its claim.

         (b) Unsecured Creditors. Either (i) each impaired unsecured creditor of the rejecting class receives or retains under the plan property of a value equal to the amount of its Allowed Claim or (ii) the holders of claims and interests that are junior to the claim of the dissenting class do not receive or retain any property under the plan.

         (c) Equity Interest Holders. Either (i) each equity interest holder of the rejecting class receives or retains under the plan property of a value equal to the greater of (x) the fixed liquidation preference or redemption price, if any, of the equity interest it holds or (y) the value of such equity interest or
(ii) the holders of interests that are junior to such equity interest do not receive or retain any property under the plan.

         If all other conditions to confirmation are met, the Companies will seek to apply Section 1129(b) of the Code to the extent the Prepackaged Plan is not accepted by any impaired class of unsecured claims or interests.


                                XIII. CONCLUSION

         The Companies believe that the Tender Offer, and if necessary, the Prepackaged Plan are in the best interests of the Companies' creditors, equity security holders and all other parties in interest. If you are a member of Class 5, the Companies urge you to tender your Notes under the Tender Offer and to vote in favor of the Prepackaged Plan. If you are a member of Class 2, the Companies likewise urge you to vote in favor of the Prepackaged Plan.


                                        GLENOIT UNIVERSAL, LTD.
                                        GLENOIT CORPORATION
                                        GLENOIT ASSETS CORPORATION
                                        AMERICAN PACIFIC ENTERPRISES, INC.
                                        GRAND AVENUE CORPORATION
                                        EX-CELL HOME FASHIONS, INC.
                                        EX-CELL OF BENTONVILLE, INC.
                                        EX-CELL LINDE OF CAROLINA, INC.

                                        By: /s/Thomas J. O'Gorman
                                        -------------------------
                                        Thomas J. O'Gorman
                                        Chief Executive Officer and President
                                        Date: July 6, 2000

Appendix A        Joint Prepackaged Plan of Reorganization



                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE


In re:

GLENOIT UNIVERSAL, LTD.                             Chapter 11 - Judge ______
Federal Tax ID No. 13-3528146,                      Case No. 00-_____
GLENOIT CORPORATION
Federal Tax ID No. 13-3862561,
GLENOIT ASSETS CORPORATION
Federal Tax ID No. 51-0343206,
AMERICAN PACIFIC ENTERPRISES, INC.
Federal Tax ID No. 31-1125457,
GRAND AVENUE CORPORATION
Federal Tax ID No. 31-1402054,
EX-CELL HOME FASHIONS, INC.
Federal Tax ID No. 13-2953275
EX-CELL OF BENTONVILLE, INC.
Federal Tax ID No. 13-2963510,
EX-CELL LINDE OF CAROLINA, INC.
Federal Tax ID No. 56-1303090,

Debtors.

                DEBTORS' JOINT PREPACKAGED PLAN OF REORGANIZATION

Dated:  July 6, 2000

GLENOIT UNIVERSAL, LTD., a Delaware corporation, GLENOIT CORPORATION, a Delaware corporation, GLENOIT ASSETS CORP., a Delaware corporation, AMERICAN PACIFIC ENTERPRISES, INC., an Ohio corporation, GRAND AVENUE CORPORATION, a California corporation, EX-CELL HOME FASHIONS, INC., a New York corporation, EX-CELL OF BENTONVILLE, INC., an Arkansas corporation, and EX-CELL LINDE OF CAROLINA, INC., a North Carolina corporation, may file bankruptcy cases and become Debtors and Debtors in Possession, upon which they may propose the following joint prepackaged plan of reorganization (the "Plan") pursuant to Section 1121(a) of Title 11 of the United States Code, as amended. Reference is made to the Disclosure Statement accompanying the Plan, which discusses the Debtors and their management, business, assets and liabilities, and which contains a summary and description of the Plan.

All holders of impaired Claims (as that term is hereinafter defined) against the Debtors are encouraged to read the Plan and the Disclosure Statement in their entirety before voting to accept or reject the Plan or making any elections under the Plan.

                                    CONTENTS

ARTICLE I.  DEFINITIONS                                                                                  1

   SECTION 1.1    DEFINED TERMS.                                                                         1
   SECTION 1.2    UNDEFINED TERMS.                                                                       6

ARTICLE II.    TREATMENT OF CLAIMS NOT SUBJECT TO CLASSIFICATION                                         6

   SECTION 2.1    NO SUBSTANTIVE CONSOLIDATION                                                           6
   SECTION 2.2    PRIORITY ADMINISTRATIVE CLAIMS.                                                        6
   SECTION 2.3    PRIORITY TAX CLAIMS.                                                                   6

ARTICLE III.   CLASSIFICATION OF CLAIMS AND INTERESTS                                                    7

   SECTION 3.1    CLASS 1 - PRIORITY CLAIMS.                                                             7
   SECTION 3.2    CLASS 2 - CREDIT AGREEMENT CLAIMS.                                                     7
   SECTION 3.3    CLASS 3 - OTHER SECURED CLAIMS                                                         7
   SECTION 3.4    CLASS 4 - ORDINARY COURSE TRADE CLAIMS AND OTHER UNSECURED CLAIMS.                     7
   SECTION 3.5    CLASS 5 -NOTE CLAIMS.                                                                  8
   SECTION 3.6    CLASS 6 - SHAREHOLDER NOTE CLAIMS                                                      8
   SECTION 3.7    CLASS 7 - INTERESTS AND RELATED CLAIMS.                                                8

ARTICLE IV.    IDENTIFICATION AND TREATMENT OF CLASSES NOT IMPAIRED UNDER PLAN                           8

   SECTION 4.1    IDENTIFICATION OF UNIMPAIRED CLASSES.                                                  8
   SECTION 4.2    CLASS 1 (AND ALL OF ITS SUBCLASSES) - PRIORITY CLAIMS                                  9
   SECTION 4.3    CLASS 3 (AND ALL OF ITS SUBCLASSES) - OTHER SECURED CLAIMS                             9
   SECTION 4.4    CLASS 4 (AND ALL OF ITS SUBCLASSES) - ORDINARY COURSE TRADE CLAIMS AND OTHER
           UNSECURED CLAIMS.                                                                             9
   SECTION 4.5    CLASSES 7B, 7C, 7D, 7E, 7F, 7G, AND 7H - INTERESTS AND RELATED CLAIMS IN ALL OF
           THE DEBTORS EXCEPT HOLDINGS.                                                                  9

ARTICLE V.     IDENTIFICATION AND TREATMENT OF CLASSES AND INTERESTS IMPAIRED UNDER THE PLAN             9

   SECTION 5.1    IDENTIFICATION OF IMPAIRED CLASSES AND IMPAIRED INTERESTS.                             9
   SECTION 5.2    CLASS 2 (AND ALL OF ITS SUBCLASSES) - CREDIT AGREEMENT CLAIMS                          9
   SECTION 5.3    CLASS 5 - NOTE CLAIMS.                                                                10
   SECTION 5.4    CLASS 6 - SHAREHOLDER NOTE CLAIMS.                                                    10
   SECTION 5.5    CLASS 7A - INTERESTS AND RELATED CLAIMS IN HOLDINGS.                                  10

ARTICLE VI.    MEANS FOR EXECUTION OF THE PLAN                                                          10

   SECTION 6.1    TERMINATION OF EQUITABLE, LEGAL AND CONTRACTUAL SUBORDINATION RIGHTS.                 10
   SECTION 6.2    VESTING OF ASSETS.                                                                    10
   SECTION 6.3    FINAL ORDER.                                                                          11
   SECTION 6.4    ISSUANCE OF THE NEW COMMON STOCK AND NEW PREFERRED STOCK.                             11
   SECTION 6.5    SELECTION OF, AND FUNDING BY, THE PARTICIPATING INVESTORS.                            11
   SECTION 6.6    LOAN FROM CITICORP MEZZANINE OR THE REPLACEMENT LENDER.                               12
   SECTION 6.7    EXECUTION OF NEW REVOLVING CREDIT AND TERM LOAN AGREEMENT                             12
   SECTION 6.8    NEGATION OF OBLIGATIONS UNDER THE CREDIT AGREEMENT, CREDIT AGREEMENT NOTES,
           NOTE INDENTURE, NOTES, SHAREHOLDER NOTES AND RELATED DOCUMENTS; TRANSFER OF TITLE.           12
   SECTION 6.9    AMENDMENTS TO HOLDINGS'S CERTIFICATE AND BYLAWS.                                      12
   SECTION 6.10   OPERATIONS OF DEBTORS.                                                                12
   SECTION 6.11   MANAGEMENT AND BOARD OF DIRECTORS.                                                    12
   SECTION 6.12   MANNER OF PAYMENTS UNDER THE PLAN                                                     13
   SECTION 6.13   DISTRIBUTION OF CONSIDERATION.                                                        13

   SECTION 6.14   TERM OF INJUNCTIONS OR STAYS.                                                         14
   SECTION 6.15   DATE FOR OBJECTIONS TO CLAIMS OR INTERESTS.                                           14
   SECTION 6.16   CORPORATE ACTION.                                                                     14
   SECTION 6.17   COMPLIANCE WITH TAX REQUIREMENTS.                                                     14

ARTICLE VII.   EXECUTORY CONTRACTS AND UNEXPIRED LEASES                                                 14

   SECTION 7.1    ASSUMPTION.                                                                           14
   SECTION 7.2    BAR DATE FOR REJECTION CLAIMS.                                                        15
   SECTION 7.3    INDEMNIFICATION OBLIGATIONS.                                                          15

ARTICLE VIII.  DISCHARGE OF DEBTORS                                                                     15

   SECTION 8.1    PLAN BINDING.                                                                         15
   SECTION 8.2    DISCHARGE.                                                                            15

ARTICLE IX.    COMPROMISE AND RELEASE OF CERTAIN CLAIMS                                                 15


ARTICLE X.     NOTICES                                                                                  15


ARTICLE XI.    RETENTION OF JURISDICTION                                                                17

   SECTION 11.1   CLAIMS AND ACTIONS.                                                                   17
   SECTION 11.2   RETENTION OF ADDITIONAL JURISDICTION.                                                 17
   SECTION 11.3   MODIFICATIONS OF THE PLAN.                                                            18
   SECTION 11.4   REVOCATION AND WITHDRAWAL OF THE PLAN.                                                18
   SECTION 11.5   SECTION 1146 EXEMPTION.                                                               18
   SECTION 11.6   SURVIVAL OF THE COMMITTEE.                                                            19

ARTICLE XII.   RESERVE FOR DISPUTED CLAIMS OR INTERESTS                                                 19


ARTICLE XIII.  CONDITIONS TO CONFIRMATION AND TO THE EFFECTIVENESS OF THE PLAN                          19

   SECTION 13.1   CONDITIONS TO EFFECTIVE DATE.                                                         19
   SECTION 13.2   NOTICE OF EFFECTIVE DATE.                                                             19

ARTICLE XIV.   MISCELLANEOUS                                                                            19

   SECTION 14.1   HEADINGS.                                                                             19
   SECTION 14.2   BINDING EFFECT, SUCCESSORS AND ASSIGNS.                                               19
   SECTION 14.3   CRAM DOWN.                                                                            20
   SECTION 14.4   GOVERNING LAW.                                                                        20
   SECTION 14.5   SEVERABILITY.                                                                         20
   SECTION 14.6   TIME.                                                                                 20
   SECTION 14.7   OBJECTIONS TO CLAIMS OR INTERESTS.                                                    20
   SECTION 14.8   EXCULPATIONS.                                                                         20
   SECTION 14.9   DISCHARGE OF INDENTURE TRUSTEE.                                                       20
   SECTION 14.10     DE MINIMIS DISTRIBUTIONS.                                                          21
   SECTION 14.11     CONSTRUCTION.                                                                      21

                         ARTICLE I.    DEFINITIONS

Section 1.1       Defined Terms.

         The following terms used in the Plan, unless the context clearly requires otherwise, shall have the meanings specified below, and such meanings shall be equally applicable to both the singular and plural forms of such terms.

         Agent means BNP Paribas, as agent under the Credit Agreement.

         Agent's Expenses means any unpaid reasonable out-of-pocket costs or expenses and reasonable fees of legal counsel to the Agent for which the Agent has a right to indemnification from the holders of claims under the Credit Agreement and related loan documents, or that are payable by any Debtor pursuant to the Credit Agreement or any related document.

         Allowed Claim shall mean any Claim (i) (a) proof of which has been Filed on or before the earlier of (y) the Effective Date and (z) the date, if any, designated by the Bankruptcy Court as the last date for filing proofs of claim (or, if not Filed by such date, any Claim proof of which has been Filed with leave of the Bankruptcy Court, after notice and a hearing) to the extent it has not been withdrawn, paid or otherwise deemed satisfied, or, if no proof of claim is Filed, which Claim, as of the Confirmation Date, is listed by a Debtor in its Schedules Filed pursuant to Section 521(1) of the Bankruptcy Code as liquidated in amount, not disputed and not contingent, to the extent it has not been withdrawn, paid or otherwise deemed satisfied and (b) as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or, if an objection has been interposed, to the extent that any such Claim has been allowed by a Final Order, or (ii) to the extent represented by a Fee Request, in the amount as shall be approved by the Bankruptcy Court; provided however, that, notwithstanding the provisions of sub-clauses (i) and (ii) of this definition, any Claim specifically deemed allowed or disallowed in this Plan shall be, or not be (as the case may be), an Allowed Claim to the extent so specifically provided in this Plan. Unless otherwise specified, an Allowed Claim shall not include (w) interest on the principal amount of such Claim maturing or accruing from and after the Petition Date, (x) attorneys' fees, (y) punitive or exemplary damages, or (z) any fine, penalty or forfeiture.

         Allowed Interest shall mean any Interest in a Debtor in the amount (i) set forth in the proof of such Interest that has been Filed prior to the Confirmation Date, as to which no objection has been timely Filed, or in the absence of such proof, set forth in the listing of each Debtor's stockholders Filed by the Debtors as of the Distribution Record Date except to the extent any Interest is shown in such listing as disputed, unliquidated or contingent; or
(ii) as allowed by a Final Order if such Interest has been objected to or listed as disputed, contingent or unliquidated.

         APE shall mean American Pacific Enterprises, Inc., an Ohio corporation and a Debtor herein.

         Bankruptcy Code shall mean the Bankruptcy Reform Act of 1978, as amended, as set forth in Title 11 of the United States Code, as the same was in effect on the Petition Date, together with all later amendments to the extent applicable to the Reorganization Cases. Reference to any specific section of the Bankruptcy Code shall be in the form "11 U.S.C. ss. ____" or "Section ___ of the Bankruptcy Code."

         Bankruptcy Court shall mean the United States Bankruptcy Court for the District of Delaware.

         Bankruptcy Rules shall mean the Federal Rules of Bankruptcy Procedure, as amended and promulgated under Section 2075, Title 28, United States Code, as the same were in effect on the Petition Date, together with all later amendments to the extent applicable to the Reorganization Case. Reference to any specific rule of the Bankruptcy Rules shall be in the form "F.R.Bankr.P. ___."

         Business Day shall mean a day of the year on which commercial banks are not required or authorized by law to close for business in Tarboro, North Carolina or New York, New York.

         By-Laws shall mean the Amended and Restated By-Laws for Holdings, to be filed by the Debtors ten Business Days prior to the Confirmation Hearing, that shall be reasonably acceptable to the

Participating Investors (or, if the Participating Investors have not satisfied
Section 6.5 hereof, the Committee).

         Certificate shall mean the Restated Certificate of Incorporation of Holdings, to be Filed by the Debtors ten Business Days prior to the Confirmation Hearing, that shall be reasonably acceptable to the Participating Investors (or, if the Participating Investors have not satisfied Section 6.5 hereof, the Committee).

         Citicorp Mezzanine Debt Arrangement shall mean an unsecured term debt facility that, in the event CVC and its affiliates own a majority of the equity of Reorganized Holdings, shall be entered into by Glenoit and Citicorp Mezzanine. This facility shall be in form and substance satisfactory to the Agent and the New Lenders, and shall be in the aggregate principal amount of $15 million, the payment of the obligations under which shall be subordinated in all respects to the obligations under the New Working Capital/Term Debt Facility and the maturity date of which shall be no earlier than one year after the latest maturity date of the loans to be advanced pursuant to the New Working Capital/Term Debt Facility.

         Citicorp Mezzanine shall mean Citicorp Mezzanine III, L.P., a Delaware limited partnership.

         Claim shall mean (i) any right to payment from a Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment from a Debtor, whether or not such right to an equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

         Class shall mean a class or subclass of Claims or Interests designated in Article III of the Plan.

         Clerk shall mean the Clerk of the Bankruptcy Court.

         Committee shall mean the Official Committee of Noteholders appointed in the Reorganization Cases (as modified by the addition, resignation or removal of members from time to time), or, until such time as an Official Committee is appointed or if no Official Committee is appointed, the Unofficial Noteholders Committee.

         Confirmation Date shall mean the date on which the Confirmation Order is entered on the docket of the Bankruptcy Court.

         Confirmation Hearing shall mean the hearing held before the Bankruptcy Court in which the Debtors will seek Confirmation of the Plan, including any and all adjournments thereof.

         Confirmation Order shall mean an order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code, in a form reasonably acceptable to the Participating Investors (or, if the Participating Investors have not satisfied Section 6.5 hereof, the Committee) and the Agent, and, to the Committee as to the requirements of Section 5.3(b) hereof and as to any terms relating to payment of fees of the Committee's professionals.

         Confirmation shall mean the entry of the Confirmation Order by the Bankruptcy Court pursuant to Section 1129 of the Bankruptcy Code.

         Credit Agreement shall mean the Third Amended and Restated Credit Agreement dated as of February 12, 1999, among Glenoit, the Agent, Fleet National Bank, as Syndication Agent, LaSalle National Bank, as Documentation Agent, and the Restatement Lenders named therein, as the same has been amended by Amendments Nos. 1 through 10 and as the same may be amended from time to time through the Effective Date.

         Credit Agreement Claims shall mean all Claims represented by, related to, or arising under or in connection with the Credit Agreement Notes or the Credit Agreement, including, without limitation, Claims in the principal amount of the outstanding "Advances," as such term is defined in the Credit Agreement, plus accrued and unpaid interest thereon through and including the Effective Date, plus all other "Obligations" of the "Loan Parties" as those terms are defined in the Credit Agreement, including, but not limited to, the reasonable fees and expenses of counsel to the "Lender Parties," as such term is defined in the Credit Agreement, as provided in
Section 8.04 of the Credit Agreement; provided, however, that Credit Agreement Claims shall not include the Agent's Expenses.

         Credit Agreement Note shall mean any promissory note executed and delivered by Glenoit pursuant to the Credit Agreement.

         Creditor shall mean any entity that is the holder of any Claim against a Debtor that arose (or is based on an obligation incurred) on or before the Petition Date or any Claim against a Debtor's Estate of a kind specified in Sections 502(g), 502(h), or 502(i) of the Bankruptcy Code.

         CVC shall mean Citicorp Venture Capital, Ltd., a New York corporation.

         Debtor Subsidiary shall mean (a) any corporation (other than a Debtor) of which more than 50% of the outstanding voting securities is owned, directly or indirectly through one or more intermediaries, by Glenoit and (b) any entity (other than a Debtor) which is controlled or by contract capable of being controlled by Glenoit, or by one or more Debtor Subsidiaries, or by Glenoit and one or more Debtor Subsidiary. For purposes of this definition, the term "control," when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

         Debtors In Possession shall mean the Debtors, when exercising their rights, powers, and duties under Sections 1107(a) and 1108 of the Bankruptcy Code in the Reorganization Case.

         Debtors shall mean collectively, Holdings, Glenoit, GAC, APE, Grand Avenue, Ex-Cell, Ex-Cell Bentonville and Ex-Cell Linde in their corporate or other capacities and in their capacities as debtors and debtors in possession under Chapter 11 of the Bankruptcy Code.

         Disclosure Statement shall mean the Debtors' disclosure statement accompanying the Plan.

         Disputed Claim shall mean any Claim (including a Fee Request) that is the subject of a pending application, motion, objection, complaint or any other legal proceeding seeking to disallow, subordinate or estimate such Claim.

         Distribution Record Date shall be the date approximately ten Business Days prior to the Confirmation Date, to be set by the Bankruptcy Court as the record date for determining the Creditors entitled to receive distributions pursuant to the Plan.

         Effective Date shall mean the first Business Day on which each of the conditions set forth in Section 13.1 of the Plan are satisfied or waived pursuant to the Plan, or such other date, within five Business Days of such Business Day, chosen by the Debtors and the Agent.

         Equity Security shall have the meaning given by the Bankruptcy Code.

         Estate shall mean the respective Debtor's estate created by Section 541 of the Bankruptcy Code upon commencement of the Reorganization Cases.

         Ex-Cell shall mean Ex-Cell Home Fashions, Inc., a New York corporation and a Debtor herein.

         Ex-Cell Bentonville shall mean Ex-Cell of Bentonville, Inc., an Arkansas corporation and a Debtor herein.

         Ex-Cell Linde shall mean Ex-Cell Linde of Carolina, a North Carolina corporation and a Debtor herein.

         Fee Request shall mean a request for compensation or reimbursement of expense pursuant to Sections 327, 328, 330, 331, 503(b), 506 or 1103 of the Bankruptcy Code in connection with an application made to the Bankruptcy Court in the Reorganization Case.

         Filed shall mean filed with the Bankruptcy Court pursuant to Bankruptcy Rule 5005.

         Final Order shall mean a docketed order or judgment of the Bankruptcy Court or of another court of competent jurisdiction that the Bankruptcy Court has specifically permitted to proceed to enter such order or judgment, to the extent that it has (i) been deemed final under applicable Bankruptcy Rules or
(ii)
not been reversed, stayed, modified, vacated or amended and as to which any appeal, reargument or petition for certiorari that has been or may be taken has been finally resolved and as to which the time for further appeal, reargument or for filing any petition for certiorari has expired.

         GAC shall mean Glenoit Assets Corp., a Delaware corporation and a Debtor herein.

         General Liability Claims shall mean all Claims for personal injury, property damage, breach of contract, or violation of securities laws (other than any such Claims of the type described in Section 510(b) of the Bankruptcy Code).

         Glenoit shall mean Glenoit Corporation, a Delaware corporation and a Debtor herein.

         Grand Avenue shall mean Grand Avenue Corporation, a California corporation and a Debtor herein.

         Holdings shall mean Glenoit Universal, Ltd., a Delaware corporation and a Debtor herein.

         Indenture Trustee Fees shall mean any unpaid Indenture Trustee's fees and reasonable unpaid out-of-pocket costs or expenses incurred through the Effective Date by the Indenture Trustee, including, without limitation, reasonable out-of-pocket costs and expenses and reasonable fees of legal counsel to the Indenture Trustee (as determined in accordance with the Note Indenture).

         Indenture Trustee shall mean United States Trust Company of New York, as indenture trustee under the Note Indenture.

         Interest Holder shall mean any holder of an Interest.

         Interest shall mean any right, interest or benefit related to or represented by any Equity Security of Holdings, including, without limitation, any Old Common Stock.

         New Common Stock shall mean the 1,200,000 shares of Reorganized Holdings's common stock, $.01 par value, which are to be authorized as of the Effective Date.

         New Lenders shall mean the lenders under the New Working Capital/Term Debt Facility.

         New Preferred Stock shall mean the 145,350 shares of Reorganized Holdings's preferred stock, which are to be authorized as of the Effective Date only if the Participating Investors satisfy Section 6.5 hereof. The New Preferred Stock, if authorized, shall be entitled to a payment in kind, or PIK, dividend of $14 per share for the first year after the Effective Date, and a PIK dividend of $8 per share each year thereafter.

         New Warrants shall mean those warrants that may be issued by Reorganized Holdings through the Citicorp Mezzanine Debt Arrangement or the Replacement Facility, authorizing the holder thereof to obtain, on a fully diluted basis, up to 10% of the authorized New Common Stock.

         New Working Capital/Term Debt Facility shall mean a debt facility, unless otherwise agreed to by the Debtors and the Agent, (i) to be entered into by Reorganized Holdings (and guaranteed by all subsidiaries thereof) and BNP/Paribas (in such context, the "New Agent"), as agent for the New Lenders, effective as of the Effective Date, (ii) in form and substance mutually acceptable to the Debtors, the New Agent and the New Lenders, (iii) to provide agented loans (revolving and/or term) to fund certain cash payments required by the Plan and the Reorganized Debtors' post-Effective Date working capital requirements, and trade and standby letters of credit, (iv) pursuant to which the Reorganized Debtors will or will be able to borrow in accordance with a formula tied to cash, eligible accounts receivable, eligible inventory and perhaps other assets, (v) the loans outstanding under which shall be secured on a first priority basis by substantially all of the assets of Reorganized Holdings and its subsidiaries, (vi) which shall include interest rates, fees, charges, covenants, obligations and representations customary in a transaction and financing of this nature, (vii) which will provide substantially equivalent liquidity to the Reorganized Debtors as enjoyed by the Debtors under the Credit Agreement prior to the Debtors' default thereunder, and (viii) with payment terms and a payment schedule no shorter or otherwise more restrictive to the Debtors than that currently contained in the Credit Agreement.

         Note Claims shall mean all Claims represented by, related to, or arising under or in connection with the Notes or the Note Indenture, including, without limitation, (i) Claims in the outstanding principal amount of the Notes, (ii) Claims for accrued and unpaid interest on the Notes to the Petition Date, (iii) all Claims, if any, with respect to securities, fraudulent conveyance or other laws relating to the rights of creditors and (iv) Claims against any Debtor as a guarantor of the Notes, but shall exclude the Indenture Trustee Fees.

         Note Indenture shall mean that certain indenture, dated as of April 1, 1997, as amended, between Glenoit and United States Trust Company of New York, as indenture trustee.

         Noteholders Distribution shall mean $0.17 per $1.00 of outstanding principal amount of the Notes.

         Noteholders shall mean holders of Notes.

         Notes shall mean the Senior Subordinated Notes due 2007 in the aggregate outstanding principal amount of $95,000,000, issued by Glenoit pursuant to the Note Indenture.

         Old Common Stock shall mean all issued shares (regardless of the class) of Holdings's issued and outstanding Common Stock, $.01 par value.

         Old Stockholder means a holder of Old Common Stock other than Holdings as a holder of treasury stock.

         Other Secured Claims means all Allowed Claims, other than Credit Agreement Claims, that are (i) secured by a valid, perfected and enforceable security interest, lien, mortgage or other encumberance, that is not subject to avoidance under applicable bankruptcy or non-bankruptcy law, in or upon any right, title or interest of any of the Debtors in and to property of such Debtor's Estate, to the extent of the value of the holder's interest in such Debtor's interest in such property as of the Confirmation Date, or (ii) subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the amount subject to setoff, each as determined by Sections 506(a) and 1111(b) of the Bankruptcy Code and Bankruptcy Rule 3012.

         Participating Investors means CVC, as well as such other individuals and/or institutions that are authorized by Holdings to purchase, and do elect to purchase, a total of up to 10% of the issued and outstanding New Common Stock and 10% of the issued and outstanding New Preferred Stock pursuant to Section
6.5 of the Plan. If no other individual and/or institution so authorized elects to become a Participating Investor in accordance with Section 6.5 of the Plan, the sole Participating Investor shall be CVC.

         Person shall mean an individual, a corporation, a partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, a government or any political subdivision thereof or other entity.

         Petition Date shall mean the date upon which the petitions for relief under Chapter 11 of the Bankruptcy Code with respect to the Debtors were Filed.

         Plan shall mean the Debtors' plan of reorganization as set forth herein and all exhibits thereto, as the same may be amended or modified by the Debtors from time to time pursuant to the Plan, the Bankruptcy Code and the Bankruptcy Rules.

         Prepetition shall mean arising or accruing before the Petition Date.

         Priority Administrative Claim shall mean any Allowed Claim of the kind described in Section 507(a)(1) of the Bankruptcy Code, and shall include, without limitation, all Fee Requests to the extent approved and allowed by the Bankruptcy Court and all Agent's Expenses.

         Priority Claim shall mean any Claim (other than an Priority Administrative Claim or a Priority Tax Claim) to the extent such Claim is entitled to a priority in payment under Section 507(a) of the Bankruptcy Code.

         Priority Tax Claim shall mean any Allowed Claim for an amount entitled to priority under Section 507(a)(8) of the Bankruptcy Code.

         Rejection Claims shall mean any Claims arising from the rejection of any executory contract or unexpired lease pursuant to the Bankruptcy Code.

         Reorganization Case shall mean each Debtor's reorganization case under Chapter 11 of the Bankruptcy Code pending in the Bankruptcy Court.

         Reorganized followed by the name of one of the Debtors, as defined herein, shall refer to the Debtor or Debtors named therein, after the Effective Date.

         Replacement Facility shall mean an unsecured term debt facility that may be entered into by Glenoit and the Replacement Lender if the Participating Investors do not satisfy Section 6.5 of the Plan. This facility shall be in form and substance satisfactory to the Debtors, the Agent, the New Lenders, and the Committee.

         Replacement Facility shall mean the Person or Persons providing the Replacement Facility.

         Shareholder Agreement shall mean the Shareholder Agreement dated December 14, 1995, among Holdings and certain of the Old Stockholders.

         Shareholder Note Claims shall mean all Claims represented by, related to, or arising under or in connection with the Shareholder Notes or any loan or other agreements relating thereto, including, without limitation, Claims in the outstanding principal amount of the Shareholder Notes, plus accrued and unpaid interest thereon to the Petition Date, and all Claims, if any, with respect to securities, fraudulent conveyance or other laws relating to the rights of creditors.

         Shareholder Notes shall mean the approximately $33.3 million principal amount of promissory notes issued by Holdings to various of the Old Stockholders, such notes bearing interest at stated rates from 5% per annum to 12.5% per annum and maturing in 2004 and 2005.

         Unofficial Noteholders Committee shall mean that committee of Noteholders formed prior to the commencement of the Reorganization Cases, consisting of AIM Funds, Financial Management Advisors, Federated Investors, Eaton Vance Management, Orix USA Corporation, and Gem Capital, among others.

Section 1.2 Undefined Terms.

         A capitalized term used in the Plan that is not defined in the Plan or the Disclosure Statement, but that is defined in the Bankruptcy Code or the Bankruptcy Rules, has the meaning defined in the Bankruptcy Code or the Bankruptcy Rules.


         ARTICLE II.    TREATMENT OF CLAIMS NOT SUBJECT TO CLASSIFICATION


Section 2.1       No Substantive Consolidation


         The Debtors' estates shall remain separate, and there shall be no substantive consolidation of these cases. Section 2.2 Priority Administrative Claims.

         Each Priority Administrative Claim that is or becomes an Allowed Claim against a particular Debtor shall be paid in full in cash by the particular Debtor on the later of (i) the Effective Date or (ii) a date within 31 days after the date such Priority Administrative Claim becomes an Allowed Claim; provided however, that any Priority Administrative Claims representing liabilities incurred by a Debtor in the ordinary course of business during the Reorganization Case shall be paid by the respective Debtor in accordance with the terms and provisions of the particular transactions and agreements and orders of the Bankruptcy Court, if any, relating thereto. All Fee Requests shall be Filed no later than 60 days after the Effective Date, or by such other date established by the Bankruptcy Court.

Section 2.3 Priority Tax Claims.

         Each Priority Tax Claim that is or becomes an Allowed Claim against a particular Debtor, shall, at the option of that Debtor, be paid (i) in full on the later of (A) the Effective Date and (B) a date within 31 days after the date such Priority Tax Claim becomes an Allowed Claim; (ii) in full by deferred cash payments over a period not exceeding six years after the date of assessment of such Claim including an interest component as required by the provisions of 11 U.S.C. ss.1129(a)(9)(C); or (iii) on such other terms as have been or may bE agreed to between the holder of such Claim and that Debtor.

              ARTICLE III.     CLASSIFICATION OF CLAIMS AND INTERESTS

Section 3.1       Class 1 - Priority Claims.

         Class 1 consists of all Priority Claims. Class 1 is subdivided as follows:

                  (a) Class 1a shall consist of all Priority Claims against Holdings.

                  (b) Class 1b shall consist of all Priority Claims against Glenoit.

                  (c) Class 1c shall consist of all Priority Claims against GAC.

                  (d) Class 1d shall consist of all Priority Claims against APE.

                  (e) Class 1e shall consist of all Priority Claims against Grand Avenue.

                  (f) Class 1f shall consist of all Priority Claims against Ex-Cell.

                  (g) Class 1g shall consist of all Priority Claims against Ex-Cell Bentonville.

                  (h) Class 1h shall consist of all Priority Claims against Ex-Cell Linde.

Section 3.2       Class 2 - Credit Agreement Claims.

         Class 2 consists of all Credit Agreement Claims. Class 2 is subdivided as follows:

                  (a) Class 2a shall consist of all Credit Agreement Claims against Holdings.

                  (b) Class 2b shall consist of all Credit Agreement Claims against Glenoit.

                  (c) Class 2c shall consist of all Credit Agreement Claims against GAC.

                  (d) Class 2d shall consist of all Credit Agreement Claims against APE.

                  (e) Class 2e shall consist of all Credit Agreement Claims against Grand Avenue.

                  (f) Class 2f shall consist of all Credit Agreement Claims against Ex-Cell.

                  (g) Class 2g shall consist of all Credit Agreement Claims against Ex-Cell Bentonville.

                  (h) Class 2h shall consist of all Credit Agreement Claims against Ex-Cell Linde


Section 3.3       Class 3 - Other Secured Claims

         Class 3 consists of all Other Secured Claims. Each Other Secured Claim against each Debtor shall be deemed a different subclass of that particular Debtor.

Section 3.4 Class 4 - Ordinary Course Trade Claims and Other Unsecured Claims.

         Class 4 consists of all Prepetition Claims arising in the ordinary course of the Debtors' business for (i) goods and services, including utility services, supplied to the Debtors on account, (ii) wages, salary, bonus or commissions, including deferred compensation, vacation, severance, and sick leave pay(to the extent they are not Priority Claims); (iii) contributions to any employee benefit plan (to the extent they are not Priority Claims); (iv) all General Liability Claims, (v) all Rejection Claims, and (vi) all unsecured Claims not otherwise classified by the Plan. Class 4 is subdivided as follows:

                  (a) Class 4a shall consist of all Ordinary Course Trade Claims and Other Unsecured Claims against Holdings.

                  (b) Class 4b shall consist of all Ordinary Course Trade Claims and Other Unsecured Claims against Glenoit.

                  (c) Class 4c shall consist of all Ordinary Course Trade Claims and Other Unsecured Claims against GAC.

                  (d) Class 4d shall consist of all Ordinary Course Trade Claims and Other Unsecured Claims against APE.

                  (e) Class 4e shall consist of all Ordinary Course Trade Claims and Other Unsecured Claims against Grand Avenue.

                  (f) Class 4f shall consist of all Ordinary Course Trade Claims and Other Unsecured Claims against Ex-Cell.

                  (g) Class 4g shall consist of all Ordinary Course Trade Claims and Other Unsecured Claims against Ex-Cell Bentonville.

                  (h) Class 4h shall consist of all Ordinary Course Trade Claims and Other Unsecured Claims against Ex-Cell Linde

Section 3.5       Class 5 -Note Claims.

         Class 5 consists of all Note Claims.

Section 3.6       Class 6 - Shareholder Note Claims

         Class 6 consists of all Shareholder Note Claims against Holdings.

Section 3.7       Class 7 - Interests and Related Claims.

         Class 7 consists of all Interests (including those represented by Old Common Stock), and all Claims represented thereby and all Interests not otherwise classified by the Plan and all Claims represented thereby, related to, arising thereunder or in connection therewith, including claims of the type described in Section 510(b) of the Bankruptcy Code. Class 7 is subdivided as follows:

                  (a) Class 7a shall consist of all Interests in and Related Claims against Holdings.

                  (b) Class 7b shall consist of all Interests in and Related Claims against Glenoit.

                  (c) Class 7c shall consist of all Interests in and Related Claims against GAC.

                  (d) Class 7d shall consist of all Interests in and Related Claims against APE.

                  (e) Class 7e shall consist of all Interests in and Related Claims against Grand Avenue.

                  (f) Class 7f shall consist of all Interests in and Related Claims against Ex-Cell.

                  (g) Class 7g shall consist of all Interests in and Related Claims against Ex-Cell Bentonville.

                  (h) Class 7h shall consist of all Interests in and Related Claims against Ex-Cell Linde.


  ARTICLE IV.   IDENTIFICATION AND TREATMENT OF CLASSES NOT IMPAIRED UNDER PLAN

Section 4.1 Identification of Unimpaired Classes.

         The Claims and Interests in Classes 1a, 1b, 1c, 1d, 1e, 1f, 1g, 1h, 3 (and all of its subclasses), 4a, 4b, 4c, 4d, 4e, 4f, 4g, 4h, and 7b, 7c, 7d, 7e, 7f, 7g, and 7h (but not 7a) are unimpaired under the Plan, and, therefore, the holders of Claims or Interests in such Classes are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted the Plan.

Section 4.2 Class 1 (and all of its subclasses) - Priority Claims

         To the extent not previously paid as allowed by the Bankruptcy Court, each Class 1 Claim (including all subclasses of Class 1) that is or becomes an Allowed Claim shall, at the option of the holder thereof, either (i) receive from the Debtor obligated on the Allowed Claim all the legal, equitable, and contractual rights to which such an Allowed Claim entitles the holder thereof, or (ii) be paid in full by the Debtor obligated on the Allowed Claim on the later of (y) the Effective Date and (z) a date within 31 days of the date such Claim becomes an Allowed Claim.

Section 4.3 Class 3 (and all of its subclasses) - Other Secured Claims

         To the extent not previously paid as allowed by the Bankruptcy Court, each Class 3 Claim (including all subclasses of Class 3) that is or becomes an Allowed Claim shall, at the option of the obligated Debtor, either (i) receive from the Debtor obligated on the Allowed Claim all the legal, equitable, and contractual rights to which such an Allowed Claim entitles the holder thereof, or (ii) be paid in full by the Debtor obligated on the Allowed Claim on the later of (y) the Effective Date and (z) a date within 31 days of the date such Claim becomes an Allowed Claim.


Section 4.4 Class 4 (and all of its subclasses) - Ordinary Course Trade Claims and Other Unsecured Claims.

         To the extent not previously paid as allowed by the Bankruptcy Court, each Class 4 Claim (including all subclasses of Class 4) that is or becomes an Allowed Claim shall, at the option of the holder thereof, either (i) receive from the Debtor obligated on the Allowed Claim all the legal, equitable, and contractual rights to which such an Allowed Claim entitles the holder thereof, or (ii) be paid in full by the Debtor obligated on the Allowed Claim on the later of (y) the Effective Date and (z) a date within 31 days of the date such Claim becomes an Allowed Claim.

Section 4.5 Classes 7b, 7c, 7d, 7e, 7f, 7g, and 7h - Interests and Related Claims in all of the Debtors except Holdings.

         Each holder of an Allowed Class 7b, 7c, 7d, 7e, 7f, 7g, or 7h Interest or Claim shall retain such Interest or Claim.


ARTICLE V.      IDENTIFICATION AND TREATMENT OF CLASSES AND INTERESTS IMPAIRED
                                 UNDER THE PLAN


Section 5.1 Identification of Impaired Classes and Impaired Interests.

         The Claims in Classes 2a, 2b, 2c, 2d, 2e, 2f, 2g, 2h, and 5 are impaired under the Plan and, therefore, the holders of Claims in such Classes are entitled to vote to accept or reject the Plan. The Claims in Class 6 and the Interests and related Claims in Class 7a are impaired under the Plan and are conclusively presumed pursuant to Section 1126(g) of the Bankruptcy Code to have rejected the Plan.

Section 5.2 Class 2 (and all of its subclasses) - Credit Agreement Claims

         To the extent not previously paid as allowed by the Bankruptcy Court, each Class 2 Claim that is or becomes an Allowed Claim shall be paid in full by Reorganized Glenoit on the Effective Date, or satisfied by other means satisfactory to the Agent. The Credit Agreement Claims shall be deemed Allowed Claims under this Plan in an amount equal to, as of the Effective Date, the full outstanding principal amount of such Claims plus any unpaid interest and any other amounts included in the definition of Credit Agreement Claims in this Plan.

Section 5.3 Class 5 - Note Claims.

         (a) On the Effective Date, the Note Claims shall be deemed to be Allowed Claims as follows: each holder of a Note Claim as of the Distribution Record Date shall be deemed to have an Allowed Claim in an amount equal to the aggregate principal amount of the Notes represented by such Claim (which for all such Claims shall not exceed, in the aggregate, the principal amount of $95,000,000). All other Note Claims shall be deemed disallowed and no distributions whatsoever shall be made by the Debtors in respect of such Claims.

         (b) On the Effective Date, each holder of an Allowed Class 5 Claim (calculated as set forth in Section 5.3(a) above) shall receive the Noteholders Distribution in full satisfaction of all rights under its Class 5 Claim, unless, by no later than the earlier of ten Business Days after Confirmation and November 15, 2000, Holdings fails to irrevocably transfer the amount collected pursuant to Section 6.5(a) for timely payment of all Allowed Note Claims, to be received by Noteholders on or before November 15, 2000. If no such transfer is made, then each holder of an Allowed Note Claim shall not receive the Noteholders Distribution, but rather, shall receive 1 share of New Common Stock for each $100 of its Allowed Note Claim (calculated as set forth in Section 5.3(a) above) in full satisfaction of all rights under its Class 5 Claim.

Section 5.4 Class 6 - Shareholder Note Claims.

         No property or assets of any kind shall be distributed to, or retained by, the holders of Claims classified in Class 6 in respect of any such Claim so classified, regardless of whether such Claim is an Allowed Claim.

Section 5.5 Class 7a - Interests and related Claims in Holdings.

         No property or assets of any kind shall be distributed to, or retained by, the holders of Interests or Claims classified in Class 7a in respect of any such Interest or Claim so classified, regardless of whether such Interest or Claim is an Allowed Claim or an Allowed Interest.


                  ARTICLE VI.    MEANS FOR EXECUTION OF THE PLAN

Section 6.1 Termination of Equitable, Legal and Contractual Subordination
Rights.

         The classification and manner of satisfying all Claims and Interests under the Plan takes into consideration all contractual, legal and equitable subordination and subrogation rights, whether arising under general principles of equitable subordination, Section 510(c) of the Bankruptcy Code or otherwise, that any Creditor or Interest Holder may have against any other Creditor or Interest holder to any distribution made pursuant to the Plan. Upon Confirmation, all contractual, legal or equitable subordination or subrogation rights that a Creditor or Interest Holder may have with respect to any distribution to be made pursuant to the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination or subrogation rights shall be permanently enjoined. Accordingly, holders of Allowed Claims shall not be subject to payment to a beneficiary of such terminated subordination or subrogation rights, or to levy, garnishment, attachment or other legal process by any such beneficiary, on account of such terminated subordination or subrogation rights.

Section 6.2 Vesting of Assets.

         On the Effective Date all assets and property of each Estate shall vest in each respective Reorganized Debtor free and clear of all liens and other encumbrances not specifically contemplated by the Plan to either survive the Reorganization Cases or to be created or granted in connection therewith. Except as provided in Article IX hereof, all causes of action recoverable under Chapter 5 of the Bankruptcy Code, all claims against third parties on account of, and all other causes of action owed to or in favor of, the Debtors are hereby preserved, retained for enforcement solely and exclusively and in the discretion of each Reorganized Debtor and are vested in the respective Reorganized Debtor on the Effective Date, with each Reorganized Debtor designated as the representative of its Estate pursuant to 11 U.S.C. ss. 1123(b)(3)(B). After the Effective Date, eacH Reorganized Debtor may operate its business and buy, use, acquire and dispose of its assets, free of any restrictions contained in the Bankruptcy Code.

Section 6.3 Final Order.

         Any requirement in the Plan for a Final Order may be waived by the Debtors with the prior written consent of the Agent upon written notice to the Bankruptcy Court, provided that nothing contained herein or elsewhere in the Plan, including Section 13.2 hereof, shall prejudice the right of any party in interest to seek a stay pending appeal with respect to such order.

Section 6.4 Issuance of the New Common Stock and New Preferred Stock.

         On the Effective Date, Reorganized Holdings will be deemed to have authorized all 1,200,000 shares of the New Common Stock. Also on the Effective Date, Reorganized Holdings will issue 950,000 shares of New Common Stock and distribute the same as provided in the Plan. All shares of New Common Stock distributed pursuant to the terms of this Plan shall, be deemed to be and shall be, validly issued and fully paid.

         (a) If the Participating Investors satisfy Section 6.5 of the Plan, they shall be issued 950,000 shares of this New Common Stock, according to the formulae in that Section. Also, if the Participating Investors satisfy Section
6.5 of the Plan, then Reorganized Holdings will be deemed to have authorized all 145,350 shares of New Preferred Stock, which shall then also be issued to the Participating Investors under Section 6.5. If the Participating Investors do not satisfy Section 6.5 of the Plan, the Noteholders will contribute their Note Claims to Holdings in exchange for 950,000 shares of the New Common Stock which shall be allocated to the Noteholders according to the formula in Section 5.3(b) of the Plan. In either case, except as provided by the Plan, no additional shares of New Common Stock may be issued other than as directed by the Board of Directors after the Effective Date.

         (b) On the Effective Date, all Interests in Class 7a, including without limitation, any Interests, Old Common Stock and all currently outstanding warrants and options to purchase Old Common Stock of Holdings, shall be deemed canceled and terminated and the obligations of the Debtors relating to or arising under any Old Option Plans (and all Old Options issued thereunder) shall be deemed canceled. The Shareholder Agreement will also be cancelled.

Section 6.5 Selection of, and Funding by, the Participating Investors.

         (a) No later than five Business Days prior to the Confirmation Hearing, the Participating Investors shall transfer to Holdings an amount sufficient to pay the aggregate Noteholders Distribution.

         (b) CVC, as a Participating Investor, shall provide to Holdings 90% of the funds necessary to satisfy Section 6.5(a) hereof (or $14,535,000), at least ten Business Days prior to the Confirmation Hearing. The remaining 10% of the funds necessary to satisfy Section 6.5(a) (or $1,615,000) shall either come from
(y) other parties that are authorized and elect to become Participating Investors pursuant to Section 6.5(c) hereof or (z) CVC, if the total received from other Participating Investors pursuant to the preceding clause does not equal the remaining amount of funds needed to satisfy Section 6.5(a) hereof. Any funds received pursuant to this Section 6.5(b) shall be held in trust by the Debtors pending the Effective Date and promptly returned to the relevant Participating Investors if the Effective Date fails to occur by November 15, 2000, in which event the Participating Investors shall not receive anything else under this Plan. Upon receipt of the full amount of funds from Participating Investors needed to satisfy Section 6.5(a), Holdings shall immediately contribute such funds to Glenoit in order to enable it to make the Noteholders Distribution.

         (c) Within fifteen Business Days after the Petition Date, Holdings shall notify certain parties of their right to become a Participating Investor. A party that is so authorized to become a Participating Investor shall then determine whether to provide some of the funds necessary to make the Noteholders Distribution. If an authorized party wishes to become a Participating Investor, it must transfer to Holdings, no later than ten Business Days prior to the Confirmation Hearing, the amount it wishes to invest to become a Participating Investor, provided that no investment by a Participating Investor shall be less than $10,000. After $1,615,000 is received under this Section 6.5(c) from Participating Investors other than CVC, no further investments by Participating Investors will be allowed.

         (d) If the Participating Investors satisfy Section 6.5(a) hereof, then 10% of the funds invested by each Participating Investor shall be allocable to New Common Stock and 90% shall be allocable to New

Preferred Stock. Each Participating Investors shall then receive, on the Effective Date immediately following the payment of the Noteholders Distribution, (y) 58.823 shares of New Common Stock for each $100 of their investment that is allocated to New Common Stock and (z) 1 share of New Preferred Stock for each $100 of their investment that is allocated to New Preferred Stock.

Section 6.6 Loan from Citicorp Mezzanine or the Replacement Lender.

         On the Effective Date, provided the Participating Investors have satisfied Section 6.5 of the Plan, Citicorp Mezzanine shall enter into the Citicorp Mezzanine Debt Arrangement, by which Citicorp Mezzanine shall advance to Glenoit $15 million (less any fees required by the Citicorp Mezzanine Debt Arrangement) as subordinated debt, and receive the New Warrants, both pursuant to the terms thereof. If the Participating Investors have not satisfied Section
6.5 of the Plan, then Glenoit may enter into the Replacement Facility with the Replacement Lender.

Section 6.7 Execution of New Revolving Credit and Term Loan Agreement

         On the Effective Date, Glenoit, the New Agent and the New Lenders shall enter into the New Working Capital/Term Debt Facility.

Section 6.8 Negation of Obligations under the Credit Agreement, Credit Agreement Notes, Note Indenture, Notes, Shareholder Notes and Related Documents; Transfer of Title.

         As of the Effective Date, (i) all obligations of the Debtors and the Debtor Subsidiaries under the Credit Agreement, the Credit Agreement Notes and related documents will be extinguished, (ii) upon making the distribution to Noteholders set forth in Section 5.3(b) of the Plan, all obligations of the Debtors and the Debtor Subsidiaries under the Notes or the Note Indenture will be extinguished, and (iii) all obligations of Holdings under the Shareholder Notes and related documents will be extinguished; provided, however, that nothing contained in this Plan or in the Confirmation Order shall in any way affect (x) the obligations of the parties under this Plan and the rights of the Agent against the holders of claims under the Credit Agreement for indemnification or reimbursement of the Agent's Expenses to the extent such Agent's Expenses are not paid by the Debtors as provided for in the Plan or (y) the obligations of the parties under this Plan and the rights of the Indenture Trustee against the holders of Note Claims under the Note Indenture for indemnification or reimbursement of Indenture Trustee Fees to the extent such Indenture Trustee Fees are not paid by the Debtors as provided for in the Plan.

Section 6.9 Amendments to Holdings's Certificate and Bylaws.

         On the Effective Date, Holdings's certificate of incorporation and Holdings's by-laws will be deemed to be amended and restated in their entirety as provided in the Certificate and the By-Laws respectively. The Certificate shall include a provision which prohibits the issuance of non-voting equity securities to the extent required by Section 1123(a)(6) of the Bankruptcy Code, subject to later amendment as provided by law.

Section 6.10 Operations of Debtors.

         On and after the Effective Date, each Reorganized Debtor shall continue to operate its business and shall implement the terms of the Plan. Section 6.11 Management and Board of Directors.

         (a)      Executive Officers.

         Provided the Participating Investors have satisfied Section 6.5 hereof, then prior to Confirmation of the Plan, the Debtors and the Participating Investors shall agree as to the persons who will serve as executive officers of Reorganized Holdings and the employment or retention by Reorganized Holdings of any insider (as defined in Section 101(13) of the Bankruptcy Code), and unless a written notice stating otherwise is Filed by the Debtors prior to Confirmation of the Plan, the executive officers of the Debtors immediately before Confirmation of the Plan shall continue to serve after Confirmation of the Plan in their respective capacities. If the Participating Investors have not satisfied Section
6.5 hereof, then the rights of the Participating Investors under this Section 6.11(a) shall inure to the Committee.

         (b)      Directors.

         On the Effective Date, all directors of the Debtors shall be deemed to have resigned, without any further action on the part of any Person. Five Business Days prior to the Confirmation Hearing, the Debtors shall File a notice with the Bankruptcy Court stating who shall be the members of each of their boards of directors on and after the Effective Date, and such notice shall include, in accordance with Section 1129(a)(5) of the Bankruptcy Code, (i) the identity of and affiliations of any individual proposed to serve as a director, officer or voting trustee of the Debtors after Confirmation of the Plan, and
(ii) the identity of any insider (as such term is defined in Section 101(13) of the Bankruptcy Code) that will be employed and retained by Reorganized Holdings, and the nature of any compensation for such insider. If, on the Effective Date, any Person named to be a Director of Reorganized Holdings is unable or unwilling to take office, then, the Debtors and the Participating Investors shall jointly designate a replacement director, provided the Participating Investors have transferred the sum referenced in Section 6.5(a) of the Plan; if not, then the Debtors and the Committee shall jointly designate a replacement director.

Section 6.12 Manner of Payments Under the Plan

         At the option of the applicable Reorganized Debtor, any cash payment to be made by a Reorganized Debtor pursuant to the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements. Except as otherwise provided in the Plan, any payment or other distribution which a Reorganized Debtor is required, by the Plan, to make to the holder of an Allowed Claim on the Effective Date shall be deemed timely made if made on such Effective Date or, except with respect to Claims in Class 2 or Class 5, within ten Business Days thereafter. Any distributions under the Plan of property other than cash shall be made by the applicable Reorganized Debtor, as the case may be, in accordance with the terms of the Plan.

Section 6.13 Distribution of Consideration.

         (a) Fractional Shares of New Common Stock.

         No fractional shares of New Common Stock will be issued. Fractional shares of New Common Stock shall be rounded to the next greater or next lower number of shares as follows: (i) fractions of 1/2 or greater shall be rounded to the next whole number, and (ii) fractions of less than 1/2 shall be rounded to the next lower whole number. All calculations relating to rounding shall be made based on beneficial ownership. (b) Surrender and Cancellation of Instruments.

         As a condition to receiving any distribution pursuant to the Plan, each holder of a Note must surrender such instrument, (or establish the unavailability thereof to Reorganized Glenoit's satisfaction) and shall deliver such other documents as are necessary to effectuate this Plan, in all cases, in proper form for transfer. (Hereinafter the Notes will sometimes be referred to, collectively, as the "Old Documents.") In accordance with the provisions of
Section 1143 of the Bankruptcy Code, any Person that is required pursuant hereto to surrender Old Documents as a condition to receiving a distribution that fails to surrender such Old Documents within six months from the Effective Date will be deemed to have forfeited all rights, Claims and Interests and will not participate in any distribution under the Plan. On the Effective Date, except to the extent provided to the contrary herein (i) all Old Documents will be canceled and (ii) all of the Debtors' obligations under the agreements, indentures and certificates, as the case may be, governing all Old Documents, as the case may be, will be discharged.

         (c) Unclaimed Property and Unissued New Securities and Canceled Distributions.

         If any Person entitled to receive cash or securities under the Plan cannot be located within six months of the Effective Date, any such cash or securities and accrued interest or dividends thereon will become the property of the applicable Reorganized Debtor. None of the Reorganized Debtors shall be required to attempt to locate such Person beyond six months after the Effective Date.

Section 6.14 Term of Injunctions or Stays.

         Unless otherwise provided, all injunctions or stays provided for in the Reorganization Case pursuant to Sections 105 or 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date shall remain in full force and effect until the Effective Date. All distributions and transfers of property pursuant to the terms of the Plan shall be made free and clear of all Claims and upon the Confirmation of the Plan all holders of Claims or Interests will be permanently enjoined from and restrained against commencing or continuing any suit, action or proceeding, or asserting against any of the Reorganized Debtors or their assets or property, any Claim, Interest or cause of action based upon any act or omission, transaction or other activity of any kind or nature that occurred before the Confirmation Date.

Section 6.15 Date for Objections to Claims or Interests.

         Unless an earlier date has been set by the Bankruptcy Court or a later date is set by the Bankruptcy Court upon a motion (that may be filed ex parte by the Debtors), all objections to Claims or Interests shall be Filed by the later of (i) one hundred twenty days after the Effective Date and (ii) one hundred twenty days after a particular proof of Claim or Interest is Filed, provided however, that all proofs of Claim or proofs of Interest Filed after thirty days after the Effective Date shall be deemed disallowed by operation of this Plan and without any Person having to file an objection thereto, and provided further however, (A) that any objection of a party in interest (other than the Debtors) to Claims or Interests deemed allowed by the Plan shall be filed no later than ten Business Days prior to the Confirmation Hearing, and (B) the Debtors shall file no objection to Claims or Interests deemed allowed by the Plan unless the Plan is withdrawn, is not confirmed or the conditions of Section 13.1 are not satisfied or waived. The objecting party shall serve a copy of each objection upon the holder of the Claim or Interest to which it pertains and upon the Debtors.

Section 6.16 Corporate Action.

         On the Effective Date, the cancellation of all Interests, including but not limited to the Old Common Stock, the issuance of securities pursuant to
Section 6.4 of the Plan, the amendments to Holdings' certificate of incorporation and by-laws described in Section 6.9 of the Plan, the execution and delivery of all documents contemplated by the Plan or any Exhibit thereto to be executed and delivered in connection with the Plan and all other matters provided for by the Plan involving corporate action by the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to Section 303 of the Delaware General Corporation Law and any other applicable law without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors. The Debtors and the Reorganized Debtors may execute such documents and take such action as is necessary to effectuate the transactions provided for in the Plan.

Section 6.17 Compliance with Tax Requirements.

         To the extent applicable, the Debtors will comply with all tax withholding and reporting requirements imposed on them in connection with any distribution made pursuant to the Plan.


             ARTICLE VII.   EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 7.1 Assumption.

         All executory contracts (including the prepetition retention agreement contracts with the professionals retained by the Unofficial Noteholders Committee) and unexpired leases shall be deemed assumed (and assigned, as the case may be) by the Debtors on the Effective Date unless expressly rejected prior to the Confirmation Date or subject to a motion by the Debtors to reject Filed on or before the Confirmation Date. All cure payments which may be required under Section 365(b)(1) of the Bankruptcy Code in connection with such assumption (or assignment) shall be made on the Effective Date. In the event of a dispute regarding the amount of any such cure payments, the ability of the Debtors to provide adequate assurance of future performance or any other matter relating to such assumption or any assignment, the Debtors shall make such cure payments in accordance with Final Orders of the Bankruptcy Court.

Section 7.2       Bar Date for Rejection Claims.

         Unless an order of the Bankruptcy Court provides otherwise, any proof of claim with respect to a Rejection Claim must be Filed by the later of 30 days after the Confirmation Date or a date within 30 days after the rejection by the Debtors of such contract or lease.

Section 7.3 Indemnification Obligations.

         For purposes of the Plan, the obligations of the Debtors to indemnify its present and any former directors or officers against any obligations pursuant to Holdings's certificate of incorporation or by-laws, applicable state law or specific agreement or any combination of the foregoing, shall survive Confirmation, remain unaffected thereby, and not be discharged, irrespective of whether indemnification is owed in connection with an event occurring before, on or after the Petition Date. As of the Confirmation Date, the Reorganized Debtors shall provide customary compensation, indemnification arrangements and insurance coverage to each of its directors designated to take office pursuant to Section
6.11 of the Plan.

                       ARTICLE VIII.   DISCHARGE OF DEBTORS

Section 8.1 Plan Binding.

         The provisions of the Plan shall bind all Creditors and Interest Holders, regardless of whether they accept the Plan.

Section 8.2 Discharge.

         Pursuant to Sections 524 and 1141(d)(1) of the Bankruptcy Code, as of the Effective Date Confirmation shall discharge and release the Debtors and their Estates and all property of the Debtors and their Estates from any and all Claims, debts, liens, security interests, encumbrances and Interests that arose before the Confirmation Date including, but not limited to, all principal and any interest accrued thereon, and all liabilities in respect thereof shall be extinguished completely. The distributions of New Common Stock, cash and other property or other performance under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims against and Interests in the Debtors or any of its assets or properties that arose prior to the Confirmation Date, including any Claim for interest accruing after the Petition Date and prior to the Effective Date of the Plan. On and after the Effective Date of the Plan, except as provided in the Plan, all holders of Claims and Interests arising prior to the Confirmation Date shall be permanently barred and enjoined from asserting against any Reorganized Debtor or its respective assets any other or further Claims or Interest that arose prior to the Confirmation Date, including Claims based on any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

              ARTICLE IX.   COMPROMISE AND RELEASE OF CERTAIN CLAIMS

         Any and all claims and causes of action of the Debtors or the Estate against the Agent or the Indenture Trustee, any current or prior holder of a Credit Agreement Note or Note, or a Participating Investor, including, but not limited to, all preference and fraudulent conveyance claims and actions and all claims and actions of the type arising under Chapter 5 of the Bankruptcy Code (including, but not limited to, claims recoverable pursuant to Sections 544, 547, 548 and 550 thereof) (other than any cause of action or claim against any such Person in its capacity other than (a) as a current or prior holder of a Credit Agreement Note or Note, (b) the Agent under the Credit Agreement or the Indenture Trustee for the Notes, (c) as a Participating Investor), shall be deemed to be compromised and settled by the Plan and shall be extinguished and released on the Effective Date.

                               ARTICLE X.   NOTICES

         Any notice given in connection herewith shall be as follows:

                  If to one or all of the Debtors:
                           Tom O'Gorman

                           Glenoit Corporation
                           111 West 40th Street
                           New York, New York  10018
                           Phone: 212-391-3915
                           Facsimile: 212-391-2341
                  With a copy to:
                           Neal Batson, Esq.
                           Mark Duedall, Esq.
                           Alston & Bird LLP
                           1201 West Peachtree Street
                           Atlanta, Georgia  30329
                           Phone: 404-881-7000
                           Facsimile: 404-881-7887

                  If to the Agent or the New Lenders:
                           Edward Canale
                           Alan Mustacchi
                           David Barcus
                           BNP Paribas
                           787 7th Avenue New
                           York, New York 10019
                           Phone: 212-841-2070
                           Facsimile: 212-841-3565
                  With a copy to:
                           Saul Burian, Esq.
                           Kramer, Levin, Naftalis & Frankel LLP 919 Third Avenue New York, New York 10022 Phone: 212-715-9100
                           Facsimile: 212-715-8000

                  If to the Unofficial Noteholders Committee:
                           Wendell Adair, Esq.
                           Stroock & Stroock & Lavan LLP
                           180 Maiden Lane
                           New York, New York  10038-4982
                           Phone: 212-806-5400
                           Facsimile: 212-806-6006

                  If to CVC:
                           Saleem Muqaddam
                           Citicorp Venture Capital
                           399 Park Avenue
                           14th Floor
                           New York, New York 10043
                           Phone: 212-559-2754
                           Facsimile: 212-888-2940
                  With a copy to:
                           Adrian Van Schie, Esq.
                           Kirkland & Ellis
                           Citicorp Center
                           153 East 53rd Street
                           New York, New York  10022-4675
                           Phone: 212-446-4800
                           Facsimile: 212-446-4900

                  If to Citicorp Mezzanine:
                           Rick Mayberry
                           Citicorp Venture Capital
                           399 Park Avenue
                           14th Floor
                           New York, New York  10043
                           Phone: 212-559-2754
                           Facsimile: 212-888-2940
                  With a copy to:
                           Eunu Chun, Esq.
                           Kirkland & Ellis
                           Citicorp Center
                           153 East 53rd Street
                           New York, New York  10022-4675
                           Phone: 212-446-4800
                           Facsimile: 212-446-4900


                     ARTICLE XI.   RETENTION OF JURISDICTION

Section 11.1 Claims and Actions.

         The Bankruptcy Court shall retain jurisdiction over the Reorganization Cases, including, without limitation, such jurisdiction as is necessary to ensure that the purposes and intent of this Plan are carried out and that all distributions to holders of Allowed Claims are made as provided herein. The Bankruptcy Court shall also expressly retain jurisdiction: (i) to hear and determine all Claims and Interests and objections thereto; and (ii) to adjudicate and enforce all causes of action which may exist on behalf of the Debtors.

Section 11.2 Retention of Additional Jurisdiction.

         The Bankruptcy Court shall also retain jurisdiction for the purpose of classification of the Claims or Interests, the re-examination of Claims and Interests which have been allowed for purposes of voting and the determination of such objections as may be Filed to the Claims and Interests, including
Section 502(c) proceedings for estimation of Claims. The Bankruptcy Court shall further retain jurisdiction for the following additional purposes:

         (i) to determine all questions and disputes regarding title to the assets of the Debtors, all causes of action, controversies, disputes or conflicts, regardless of whether subject to any pending action as of the Effective Date, between the Debtors and any other party, including, without limitation, any right to recover assets pursuant to the provisions of the Bankruptcy Code;

         (ii) to modify the Plan after the Effective Date pursuant to the Bankruptcy Code and the Bankruptcy Rules;

         (iii) to enforce and interpret the terms and conditions of the Plan;

         (iv) to enter such orders, including, but not limited to, such future injunctions as are necessary to enforce the respective title, rights and powers of the Debtors, and to impose such limitations, restrictions, terms and conditions on such title, rights and powers as the Bankruptcy Court may deem necessary;

         (v) to enter an order closing the Reorganization Cases;

         (vi) to correct any defect, cure any omission or reconcile any inconsistency in the Plan or the Confirmation Order as may be necessary to implement the purposes and intent of the Plan;

         (vii) to determine any and all applications for allowances of compensation and reimbursement of expenses and the reasonableness of any fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Plan;

         (viii) to determine any applications or motions pending on the Effective Date for the rejection, assumption or assumption and assignment of any executory contract or unexpired lease and to hear and determine, and, if need be, to liquidate any and all Claims arising therefrom;

         (ix) to determine any and all applications, adversary proceedings and contested matters that may be pending on the Effective Date;

         (x) to consider any modification of the Plan or to remedy any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, to the extent authorized by the Plan or the Bankruptcy Court;

         (xi) to determine all controversies, suits and disputes that may arise in connection with the interpretation, enforcement or consummation of the Plan;

         (xii) to consider and act on the compromise and settlement of any Claim against or cause of action by or against the Debtors arising under or in connection with the Plan;

         (xiii) to issue such orders in aid of execution of the Plan to the extent authorized by Section 1142 of the Bankruptcy Code;

         (xiv) to determine such other matters or proceedings as may be provided for under Title 28 or any other title of the United States Code, the Bankruptcy Code, the Bankruptcy Rules, other applicable law, the Plan, in any order or orders of the Bankruptcy Court, the Confirmation Order or any order which may arise in connection with the Plan or the Confirmation Order;

         (xv) to enter and implement such orders as may be necessary or appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated,

         (xvi) to determine such other matters as may be provided, or may be related to matters provided for in the Confirmation Order;

         (xvii) to resolve all disputes concerning the releases and compromises of claims and causes of action contained in the Plan or granted pursuant to the Plan, and enter all orders necessary or appropriate in connection with such resolution; and

         (xviii) to hear and determine federal, state and local tax matters in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code.

Section 11.3 Modifications of the Plan.

         The Plan may be modified at any time or from time to time by the Debtors to the extent allowed by 11 U.S.C.ss.1127.

Section 11.4 Revocation and Withdrawal of the Plan.

         The Debtors reserve the right to revoke or withdraw this Plan at any time before the Confirmation Date. If the Debtors revoke or withdraw this Plan prior to the Confirmation Date, or if the Confirmation Date or the Effective Date does not occur despite the satisfaction of all the Conditions to the Effective Date set forth in Section 13.1 hereof, then this Plan shall be deemed null and void. In such event, nothing contained herein or in the Disclosure Statement shall be deemed to constitute an admission of validity of any Claims or Interests, or waiver or release of any claims or causes of action of the Debtors or any other Person or prejudice in any manner any right of the Debtors or any Person in any proceeding.

Section 11.5 Section 1146 Exemption.

         Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan or the making or delivery of any and all instruments evidencing the transfer of property interests executed pursuant to, in implementation of or as contemplated by this Plan including, without limitation, deeds and mortgages to which the Debtors or a Debtor Subsidiary is a party whether as grantor or grantee, shall not be taxed under any law imposing a stamp tax or similar tax.

         The exempt transfer instruments shall include, without limitation, all instruments evidencing the Reorganized Debtors' granting of security interests, mortgages, deeds of trust or deeds in favor of the New Lenders to secure debts owed to the New Lenders.

Section 11.6 Survival of the Committee.

         Notwithstanding Confirmation, the Committee shall continue to exist, and each of its professionals shall continue to be retained (unless notified to the contrary by the Committee), until the Debtors have made all distributions required by this Plan to be made by the Debtors on account of Class 5 Claims on the Effective Date.

             ARTICLE XII.   RESERVE FOR DISPUTED CLAIMS OR INTERESTS

         On the Effective Date, each Reorganized Debtor may, but shall not be obligated to, reserve for the account of any holder of a Disputed Claim property that such Reorganized Debtor estimates to be the property that would be distributable to such holder on the Effective Date in accordance with the Plan if such Disputed Claim were an Allowed Claim. In the event, and to the extent, such Disputed Claim becomes an Allowed Claim, the property so reserved, if any, for the holder thereof shall be distributed to such holder pursuant to the Plan. Property reserved, if any, shall be set aside, segregated and, to the extent practicable, held in interest bearing deposits or certificates of deposit of banks and trust companies having an aggregate capital and surplus in excess of $100,000,000 or such other investments as shall be consistent with Section 345 of the Bankruptcy Code or an order of the Bankruptcy Court governing such investments. Any amounts reserved for Allowed Claims in a Class after all Allowed Claims in such Class have received the distributions to which they are entitled under the Plan shall revert to the applicable Reorganized Debtor.

 ARTICLE XIII. CONDITIONS TO CONFIRMATION AND TO THE EFFECTIVENESS OF THE PLAN

Section 13.1 Conditions to Effective Date.

         Except as expressly waived by the Debtors with the prior written consent of the Committee, the following conditions must occur and be satisfied before the Effective Date may take place:

         (a) Entry of Confirmation Order. The Confirmation Order shall have been signed by the Bankruptcy Court and duly entered on the docket for the Reorganization Case by the Clerk.

         (b) No Stay. There shall not be any stay in effect with respect to the Confirmation Order.

         (c) Final Order. The Confirmation Order shall be a Final Order.

         (d) Effectiveness of Documents. The following agreements and related documents shall have become effective prior to or contemporaneously with the occurrence of the Effective Date: (i) the New Working Capital/Term Debt Facility, (ii) if the Participating Investors have satisfied Section 6.5 of the Plan, the Citicorp Mezzanine Debt Arrangement, and (iii) if necessary, the Replacement Facility.

Section 13.2 Notice of Effective Date.

         Promptly following the occurrence of the Effective Date, the Debtors shall file a written notice regarding the occurrence of same with the Bankruptcy Court.

                           ARTICLE XIV.   MISCELLANEOUS

Section 14.1 Headings.

         The headings used in the Plan are inserted for convenience only and neither constitute a portion of this Plan nor in any manner affect the provisions of this Plan.

Section 14.2 Binding Effect, Successors and Assigns.

         The rights and obligations of any Person named or referred to in the Plan shall be binding upon such Person and shall be binding upon and inure to the benefit of the successors and assigns of such Person.

Section 14.3 Cram Down.

         If all of the applicable requirements for Confirmation are met as set forth in Section 1129(a) of the Bankruptcy Code except subsection (8) thereof, the Debtors shall, in their discretion, request the Bankruptcy Court to confirm the Plan pursuant to Section 1129(b) of the Bankruptcy Code, notwithstanding the requirements of subsection (8) thereof, on the basis that the Plan is fair and equitable and does not discriminate unfairly with respect to any non-accepting, impaired Class or Classes, and, if necessary, the Debtors, may, at the Confirmation Hearing, alter the proposed treatment of any Class that has voted to reject the Plan so as to provide treatment of such Class of a type consistent with the minimal treatment required to satisfy the requirements of Section 1129(b) of the Bankruptcy Code with respect to such Class.

Section 14.4 Governing Law.

         Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable or a rule of law or procedure is supplied by other federal law or by the Delaware General Corporation Law, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

Section 14.5 Severability.

         Should any non-material provision in this Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any or all other provisions of this Plan. To the extent that any provision of the Plan would, by its inclusion in the Plan, prevent or preclude the Bankruptcy Court from entering the Confirmation Order, the Bankruptcy Court, on the request of the Debtors, may modify or amend or permit the modification or amendment of such provision, in whole or in part as necessary to cure any defect or remove any impediment to the Confirmation existing by reason of such provision.

 Section 14.6 Time.

         Bankruptcy Rule 9006 shall be used to compute any period of time prescribed or allowed by this Plan.

Section 14.7 Objections to Claims or Interests.

         The failure by the Debtors or other Persons to object to or examine any Claim or Interest for purposes of voting shall not be deemed a waiver of the Debtors' or such other Person's rights to object to, or re-examine, such Claim or Interest, in whole or in part, for purposes of allowance or distribution.

Section 14.8 Exculpations.

         The Debtors, the Committee, CVC, the Participating Investors, the Agent, and the Lenders and any of their respective officers, directors, employees, agents, distributions agents, attorneys, accountants and other professionals shall neither have nor incur any liability to the Debtors or any holder of a Claim or Interest for any act or omission in connection with, or arising out of, the Reorganization Case or the Plan, including without limitation, the negotiation, formulation, preparation, confirmation, consummation or the administration of the Reorganization Case, the Plan, the Disclosure Statement, or any contract, instrument, release or other agreement, document, or election made, created or entered into or any other action taken in connection with the Reorganization Case, the Plan (including any such act or omission which occurred prior to the Petition Date) or the property to be distributed under the Plan, except, in each case, on account of willful misconduct or gross negligence on the part of the specific Person sought to be held so liable.

Section 14.9 Discharge of Indenture Trustee.

         Subsequent to the performance by the Indenture Trustee or its agents of all duties and obligations provided in the Plan, the Confirmation Order or other order of the Bankruptcy Court for the Indenture

Trustee to perform, but in no event later than five Business Days after the Effective Date, the Note Indenture Trustee and its agents and their successors and assigns shall be relieved of all obligations under the Note Indenture and the Debtors shall no longer be obligated to pay any further fees or expenses incurred by the Note Indenture Trustee or its agents.

Section 14.10 De Minimis Distributions.

         No cash distribution of less than ten dollars shall be made to any holder of an Allowed Claim. Such undistributed amount will be distributed to the applicable Reorganized Debtor.

Section 14.11 Construction.

         As used in the Plan, singular terms shall include the plural, plural terms shall include the singular, masculine pronouns shall include all pronouns, and the word "or" shall not be construed as exclusive.

                                    Respectfully submitted,

                                    GLENOIT UNIVERSAL, LTD.
                                    GLENOIT CORPORATION
                                    GLENOIT ASSETS CORPORATION
                                    AMERICAN PACIFIC ENTERPRISES, INC.
                                    GRAND AVENUE CORPORATION
                                    EX-CELL HOME FASHIONS, INC.
                                    EX-CELL OF BENTONVILLE, INC.
                                    EX-CELL LINDE OF CAROLINA, INC.

                                    By: /s/ Thomas J. O'Gorman
                                       -----------------------
                                    Thomas J. O'Gorman
                                    Chief Executive Officer and President
                                    Date: July 6, 2000

Appendix B        Pro Forma Financial Statements and Liquidation Analysis



       UNAUDITED PROJECTED CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
       -------------------------------------------------------------------

                                      HISTORICAL
                                      -----------------------------------------------------------------------------------

                                                                     Pre-confirmation
                                                                        9 months                            Adjusted 9
                                                                         ending                               months
                                                                                                              ending
                                          1998            1999        9/30/2000         Debt       Exit     9/30/2000
                                                                                     Discharge   Financing
                                      -----------------------------------------------------------------------------------
Net Sales                               $ 172,042       $ 294,725      $ 274,217              -         -    $ 274,217
Cost of goods sold                        123,697         212,155        199,692              -         -      199,692
                                         --------        --------       --------        -------    ------     --------
Gross profit                               48,345          82,570         74,525              -         -       74,525
Operating expenses                         32,876          76,066         51,974              -         -       51,974
                                         --------        --------       --------        -------    ------     --------
Operating income (loss)                    15,469           6,504         22,551              -         -       22,551
Amortization - Deferred Fin Costs             691           1,655          1,297              -         -        1,297
Interest Expense                           13,942          25,090         19,241              -         -       19,241
Other income (expense), net                  (148)            921            620              -         -          620
                                         --------        --------       --------        -------    ------     --------
Income (loss) before reorganization           689         (19,320)         2,633              -         -        2,633
costs, income taxes and extraordinary
item
Reorganization costs                           -               -              -              -   $ 4,000        4,000
                                        --------        --------       --------        -------    ------     --------
Income (loss) before income taxes and        689         (19,320)         2,633              -    (4,000)      (1,367)
extraordinary item
Income tax expense (benefit)                 308          (6,031)         1,046              -         -        1,046
                                        --------        --------       --------        -------    ------     --------
Income (loss) before extraordinary           381         (13,289)         1,587              -    (4,000)      (2,413)
item
Extraordinary income (loss), net of          117               -              -      $  69,331         -       69,331
income tax benefit                      --------        --------       --------        -------    ------     --------
Net Income (loss)                        $   264       $ (13,289)      $  1,587      $  69,331   $(4,000)   $  66,918
                                        ========       ==========      =========     =========    ======     ========

                                                 POST - CONFIRMATION
                                           --------------------------------------------------------------

                                                  3 months
                                                ending 12/31
                                                    2000          2001           2002           2003

                                           --------------------------------------------------------------
Net Sales                                       $  76,097     $ 366,965      $ 380,167      $ 392,376
Cost of goods sold                                 56,069       266,529        275,570        282,884
                                                  -------      --------       --------       --------
Gross profit                                       20,028       100,436        104,596        109,492
Operating expenses                                 16,523        69,081         70,953         72,429
                                                  -------      --------       --------       --------
Operating income (loss)                             3,505        31,355         33,643         37,063
Amortization - Deferred Fin Costs                     192           768            768            768
Interest Expense                                    4,881        19,334         18,572         17,543
Other income (expense), net                             -             -              -              -
                                                  -------      --------       --------       --------
Income (loss) before reorganization                (1,568)       11,253         14,303         18,752
costs, income taxes and extraordinary
item
Reorganization costs                                    -             -              -              -
                                                  -------      --------       --------       --------
Income (loss) before income taxes and              (1,568)       11,253         14,303         18,752
extraordinary item
Income tax expense (benefit)                         (623)        4,468          5,680          7,447
                                                  -------      --------       --------       --------
Income (loss) before extraordinary                   (945)        6,784          8,623         11,305
item
Extraordinary income (loss), net of                     -             -              -              -
income tax benefit                                -------      --------       --------       --------
Net Income (loss)                                $   (945)     $  6,784       $  8,623      $  11,305
                                                 =========     =========      =========     =========

            UNAUDITED PROJECTED CONDENSED CONSOLIDATED BALANCE SHEETS
            ---------------------------------------------------------

                              HISTORICAL
                              --------------------------------------------------------------------------------------------
                                   Pre-Confirmation
                                                             9 months                                       Adjusted
                                                                ended                                         9/30
                                 1998           1999         9/30/2000           Debt           Exit         2000
                                                                              Discharge       Financing
                              --------------------------------------------------------------------------------------------
            Assets
            ------
Cash                             $     340      $   2,015      $       -             -               -       $       -
Trade Receivables                   29,666         27,640         39,450             -               -          39,450
Other Receivables                      365          2,396          5,773             -               -           5,773
Inventory                           19,734         50,975         62,548             -               -          62,548
Other Current Assets                 3,797          4,419          1,293             -               -           1,293
Deferred Tax Asset                       -              -          3,407      $(10,829)              -          (7,422)
                                ----------     ----------     ----------      ---------       --------      ----------
Total Current Assets                53,902         87,445        112,471       (10,829)              -         101,642
Property and equipment, net         49,108         67,702         64,356             -               -          64,356
Deferred Financing Costs             5,196          9,293          8,086        (6,090)       $  2,500           4,496
Goodwill                            35,715         50,934         49,197             -               -          49,197
Other Assets                           778          1,571          1,482             -               -           1,482
                                ----------     ----------     ----------      ---------       --------      ----------
Total Assets                     $ 144,699      $ 216,945      $ 235,592      $(16,919)       $  2,500       $ 221,173
                                ==========     ==========     ==========      =========       ========      ==========

Liabilities and Stockholders' Equity
------------------------------------
Accounts Payable                     2,889         10,062         11,076             -               -          11,076
Other Accrued Liabilities           19,119         10,683         17,183             -               -          17,183
Accrued Interest                     2,701          3,224          9,006      $ (7,400)              -           1,606
Accrued Taxes                        1,752          2,463          2,009             -               -           2,009
Revolving Credit                    15,000         37,000         46,293             -        $ (8,500)         37,793
Term Loan A                         50,707         36,664         34,683             -               -          34,683
Term Loan B                              -         69,018         68,671             -               -          68,671
Senior Subordinated Debt            95,000         95,000         95,000       (95,000)              -               -
Other Long-Term Liabilities          3,886         11,966          9,470             -               -           9,470
New Subordinated Debt                    0              -                                       15,000          15,000
Total  liabilities                 191,054        276,080        293,391      (102,400)          6,500         197,491

Preferred Stock                          0              0              0        14,535               0          14,535
Common Stock                             0              0              -                                             -
Paid-in Capital                      1,462          1,462          1,462         1,615               -           3,077
Retained Earnings (deficit)        (46,967)       (60,255)       (58,748)       69,331          (4,000)          6,583
Translation (Gain) Loss               (851)          (341)          (513)            -               -            (513)
                                ----------     ----------     ----------      ---------       --------      ----------
Total Stockholders' Equity         (46,355)       (59,134)       (57,799)       70,946          (4,000)          9,147

TOTAL LIABILITIES &              $ 144,699      $ 216,945      $ 235,592      $(16,919)       $  2,500       $ 221,173
STOCKHOLDERS' EQUITY            ==========     ==========     ==========      =========       ========      ==========


                                           POST - CONFIRMATION
                                           ---------------------------------------------------------

                                                   Year Ended
                                                     12/31
                                              2000           2001           2002           2003

                                           ---------------------------------------------------------
            Assets
            ------
Cash                                          $       -      $       -      $       -      $   1,792
Trade Receivables                                25,998         28,466         29,871         30,271
Other Receivables                                 2,326          2,558          2,512          2,481
Inventory                                        49,483         55,821         59,129         62,122
Other Current Assets                              1,293          1,293          1,293          1,293
Deferred Tax Asset                               (7,422)        (7,422)        (7,422)        (7,422)
                                             ----------     ----------     ----------     ----------
Total Current Assets                             71,678         80,716         85,383         90,537
Property and equipment, net                      63,452         61,112         59,173         58,233
Deferred Financing Costs                          4,304          3,536          2,768          2,000
Goodwill                                         48,618         46,302         43,986         41,670
Other Assets                                      1,482          1,482          1,482          1,482
                                             ----------     ----------     ----------     ----------
Total Assets                                  $ 189,534      $ 193,148      $ 192,792      $ 193,922
                                             ==========     ==========     ==========     ==========

Liabilities and Stockholders' Equity
------------------------------------
Accounts Payable                                  9,687         10,290         10,100         10,494
Other Accrued Liabilities                        16,283         17,483         18,425         18,683
Accrued Interest                                  1,911          1,911          1,911          1,911
Accrued Taxes                                     1,087          1,087          1,087          1,087
Revolving Credit                                 10,729         10,203          5,921              0
Term Loan A                                      34,188         31,220         26,934         21,658
Term Loan B                                      68,498         67,806         67,114         66,422
Senior Subordinated Debt                              -              -              -              -
Other Long-Term Liabilities                       9,038          7,310          5,840          5,840
New Subordinated Debt                            15,377         16,318         17,317         18,377
Total  liabilities                              166,798        163,628        154,649        144,466

Preferred Stock                                  14,535         16,570         17,896         19,328
Common Stock                                          0              0              0              0
Paid-in Capital                                   3,077          3,077          3,077          3,077
Retained Earnings (deficit)                       5,637         10,386         17,683         27,558
Translation (Gain) Loss                            (513)          (513)          (513)          (513)
                                             ----------     ----------     ----------     ----------
Total Stockholders' Equity                        8,201         12,950         20,247         30,122

TOTAL LIABILITIES &                           $ 189,534      $ 193,148      $ 192,792      $ 193,922
STOCKHOLDERS' EQUITY                         ==========     ==========     ==========     ==========

            UNAUDITED PROJECTED STATEMENTS OF CONSOLIDATED CASH FLOWS
            ---------------------------------------------------------

                                                  HISTORICAL                      POST - CONFIRMATION
                                                  ----------------------------------------------------------------------------------
                                                          Pre-Confirmation
                                                                                         Year Ended
                                                                                             12/31
                                                        1998          1999             2000           2001         2002         2003
                                                  ----------------------------------------------------------------------------------

Net Income                                            $   264      $ (13,289)      $  65,973     $   6,784     $  8,623    $ 11,305
Depreciation amortization                               6,416         12,279          12,907        13,024       13,024      13,024
Restructuring charge                                                  13,100          (1,728)       (1,728)      (1,728)       (942)
Loss(gain) on early retirement of debt                    184              -         (69,331)
Loss (gain) on sale of property and equipment              19           (199)
Stock compensation                                        100
Effect of foreign currency exchange rate                 (618)           510

Changes in working capital and  other                  11,424        (16,520)         15,783        (6,294)      (2,659)       (706)
                                                    ---------      ---------       ---------     ---------    ---------   ---------
         Operating Cash Flow                           17,789         (4,119)         23,604        11,786       17,260      22,681

Cash flow from Investing Activities
         Capital Expenditures, net                    (17,846)        (5,779)         (4,852)       (7,600)      (8,000)     (9,000)
          Purchases of Acquired Businesses            (55,672)       (59,649)
                                                    ---------      ---------       ---------     ---------    ---------   ---------
         Cash flow from Investing  activities         (73,518)       (65,428)         (4,852)       (7,600)      (8,000)     (9,000)

Cash flow from Financing Activities
         Issuance of debt and net revolver activity    63,708         76,974         (26,271)         (526)      (4,282)     (5,921)
         Issuance of new sub notes                                                    15,000
         Term amortization                                                            (2,996)       (3,660)      (4,978)     (5,968)
         Equity infusion                                                              16,150             -            -           -
         Payment for reorganization costs                                  -          (4,000)            -            -           -
         Payments on capital lease obligations           (760)             -
         Payments for Financing Costs                    (987)        (5,752)         (2,500)
         Advances on notes receivable - related party     (79)
         Dividends paid                                (1,936)
         Purchase of senior subordinated notes         (4,950)                       (16,150)
                                                    ---------      ---------       ---------     ---------    ---------   ---------
         Cash flow from financing activities           54,996         71,222         (20,767)       (4,186)      (9,260)    (11,889)

Total Cash flow                                          (733)         1,675          (2,015)            0            0       1,792

Beginning Cash                                          1,072            340           2,015             0            0           0
                                                    ---------      ---------       ---------     ---------    ---------   ---------
Ending Cash                                           $   340      $   2,015         $     0     $       0     $      0    $  1,792
                                                    =========      =========       =========     =========    =========   =========

                                      NOTES
                                      -----

(1) Debt Discharge. The Restructuring assumes that the Noteholders holding $95 million in principal claims and $7.4 in interest claims on the Notes will receive $.17 for every $1 dollar of principal amount outstanding, and nothing for the interest. Not reflected in the above presentation is the projected gain to be realized on the extinguishment of the Shareholder Notes that are liabilities at Glenoit Universal, Ltd. This gain is anticipated to be approximately $33.3 million. No other claims are anticipated to be impaired. In connection with this extinguishment and subsequent issuance of new subordinated notes (under the Citicorp Mezzanine Debt Arrangement), approximately $6.1 million of unamortized deferred financing costs associated with the Notes and the Credit Agreement will be written off. Also, the Company believes it will receive a favorable tax treatment on the anticipated gain whereby, the Company will lose the future benefit of certain tax attributes of approximately $10.8 million but will not be required to pay any current tax.

(2) Effective Date and Terms of the Restructuring. The projections assume that the Restructuring will be consummated in accordance with its terms and that all transactions contemplated by the Restructuring will be consummated as of September 30, 2000. Any significant delay in the expected date of consummation of the Restructuring could have a significant unfavorable impact on financial performance, including a decrease in net income for the year ended December 31, 2000 and could result in additional professional and other fees.

(3) General Economic Conditions. The Projections were prepared assuming economic conditions, including prevailing inflation rates, growth rates, labor costs, interest rates and other factors, in the markets served by the Reorganized Debtors do not differ materially over the periods presented from current economic conditions.

(4) Revenue. The projections for future revenues were based on historical sales growth achieved by the operating segments and projected growth by customer type and related markets. Sales for the Decorative Home Furnishings group are projected to grow between 8 - 12% annually through 2003. As a result of the continued market pressures on domestic apparel manufacturers and the recent sales decline in the Fabric group, sales for the Fabric Group have been projected to decline 10% per year.

(5) Gross Margin. Gross margins are expected to increase slightly over their current levels in the Decorative Home Furnishings Group but decline in the Fabric Group due to decreased volumes.

(6) Selling, General and Administrative Expenses. These costs are expected to increase from 2001 through 2003 at rates somewhat lower than sales as a result of certain fixed costs which will not increase with additional sales.

(7) Interest Expense. Interest expense is expected to decline as a result of the projected extinguishment of $95 million of Notes, partially offset by borrowing $15 million under the Citicorp Mezzanine Debt Arrangement. In addition, interest expense is expected to decrease as a result of projected debt repayments under the term loans. The Citicorp Mezzanine Debt Arrangement is assumed to have a maturity date which shall be no earlier than one year after the latest maturity date of the loans to be advanced pursuant to the New Working Capital/Term Debt Facility, with a 12% per annum cash interest coupon paid semi-annually and a 6% per annum PIK interest coupon issued semi-annually. It is assumed that the Citicorp Mezzanine Debt Arrangement does not have debt amortization during the projection period. In addition, the Citicorp Mezzanine Debt Arrangement provides for warrants to be issued for 10% of the authorized shares of New Common Stock. The strike price of these warrants is assumed to be out of the money during the projection period. It is assumed for purposes of these projections that the Replacement Facility will have similar terms to the Citicorp Mezzanine Debt Arrangement, if the Replacement Facility is needed.

(8) Interest Income. It is expected there will be not material interest income.

(9) Income Taxes. The effective tax rate is expected to range from 36 - 39% for fiscal years 2000 through 2004, for federal, state and local taxes.

(10) Balance Sheet Considerations. Projections of changes in certain balance sheet accounts, such as accounts receivable, inventory and accounts payable are primarily based upon historical ratios and current vendor and customer terms.

(11) Long-Term Debt. The projections assume that as of the Effective Date, the Company will have a new senior credit facility with advance rates, terms and other items similar to its current senior credit facility as well as the $15 million outstanding under the Citicorp Mezzanine Debt Arrangement or the Replacement Facility. The current projections reflect a longer amortization period on the term loan components of the new senior credit facility.

(12) Capital Expenditures. Such expenditures are projected to be primarily for additional manufacturing and warehousing capacity in the Decorative Home Furnishings Group, computer software and equipment as well as other improvements. It is projected that capital expenditures will increase in fiscal year 2001 as a result of deferred capital needs from fiscal 2000. Projected capital expenditures will not exceed any anticipated covenant levels that exist under the New Working Capital/Term Debt Facility.

(13) New Working Capital Facility. Although subject to negotiation, most terms and conditions of the existing credit facility are assumed to be continued for projection purposes. However, the current projections reflect lower term amortization payments in the new agreement. In the event that changes to the credit facility occur, assumptions relative to interest rates, borrowing base availability and debt amortization could have a significant impact on the working capital financing of the Company.

(14) Participating Investor Equity Investment. Participating Investors will provide the funds necessary to pay Class 5 Claims ($16.15 million) for which they will receive all of the issued and outstanding New Common Stock of Reorganized Holdings. Also, the Participating Investors will receive the 145,350 shares of New Preferred Stock. The New Preferred Stock shall be entitled to a PIK dividend of $14 per share for the first year after the Effective Date, and a PIK dividend of $8 per share each year thereafter. If the Participating Investors do not provide the funds necessary to pay Class 5 Claims, then the holders of Class 5 Claims will receive all of the issued and outstanding New Common Stock of Reorganized Holdings under the Prepackaged Plan, but no Preferred Stock will be issued.

Hypothetical Liquidation Analysis
as of May 27, 2000 (dollars in millions)
The accompanying notes are integral to understanding the basis of this analysis

LIQUIDATED ASSETS                                    Note          27-May-00           Liquidation           % Recovery
                                                                 Est Balance              Proceeds
Cash                                                 (A)                 5.1                   5.1                 100%
Accounts Receivable                                  (B)                30.2                  25.7                  85%
Due from Factor, net of advances                     (B)                 3.8                   3.6                  95%
Inventory                                            (C)                58.9                  38.3                  65%
Prepaid Expenses and Other Current Assets            (D)                 6.3                     -                   0%
Property and Equipment                               (E)                63.1                  25.2                  40%
Goodwill, Net                                        (F)                50.0                     -                   0%
Deferred Loan Costs, Net                             (G)                 8.5                     -                   0%
Other Assets                                         (H)                 1.7                   0.8                  47%
                                                             -----------------------------------------------------------
  Gross Assets Available for Distribution                           $  227.6                  98.7                  43%
                                                             ===========================================================

ALLOCATION OF PROCEEDS
                                                             Estimated Claim    Estimated Recovery           % Recovery

Administrative and Priority Claims:
Corporate Wind-down Costs                            (I)                14.8                  14.8                 100%
Trustee Costs (3% of gross proceeds)                 (J)                 3.0                   3.0                 100%
Professional Fees                                    (J)                 0.9                   0.9                 100%
State & Local Taxes                                  (J)                 0.5                   0.5                 100%
                                                             -----------------------------------------------------------
Total Administrative and Priority Claims:                            $  19.2               $  19.2                 100%

Proceeds available for payment of secured                                                   $ 79.5
claims:

Secured Claims:
Senior Secured Loan                                  (K)             $ 150.0                $ 79.5                  53%
Total Secured Claims:                                                $ 150.0                $ 79.5                  53%

Proceeds available for unsecured claims:                                                    $  0.0
Unsecured Claims:                                    (L)
Trade Accounts Payable                                               $  14.1                  $0.0                   0%
Employee related claims                                                  3.5                   0.0                   0%
General Unsecured Creditors                                             23.9                   0.0                   0%
Senior Subordinated Notes                                               95.0                   0.0                   0%
Shareholder Notes                                    (M)                33.3                   0.0                   0%
                                                             -----------------------------------------------------------
Total Unsecured Claims:                                              $ 169.8                  $0.0                   0%
                                                             -----------------------------------------------------------
Proceeds available for equity holders:                                                       $0.00                   0%

                             GLENOIT UNIVERSAL, LTD.
                          NOTES TO LIQUIDATION ANALYSIS

A. Cash and short-term investments
-----------------------------------
Cash consists of all cash in banks or operating accounts. Short-term investments with original maturities of 90 days or less are considered cash equivalents. Short-term investments are stated at cost, which approximates fair value.

B. Accounts receivable and Due from Factor
------------------------------------------
Accounts receivable primarily consists of customer trade receivables, and are recorded by Glenoit net of any reserves. The collection of accounts receivable is based on such factors as the aging and historical collection patterns of the receivables, the advance rate under the current credit facility, and the anticipated effect of a Chapter 7 on the collectibility of such amounts.

Due from Factor represents money owed to Glenoit from its two factoring agents, net of approximately $19.8 million of advances. The receivables are factored on a non-recourse basis and, therefore, present no credit risk to Glenoit for collection. Accounts may be returned to Glenoit, however, based on customer disputes over merchandise quality, shipping or other reasons that may occur due to the effect of the Chapter 7 filing. Therefore, should Factors return receivables to Glenoit for collection, the Company could experience significant disruption in cash flow resulting from a disruption in the collection process.

C. Inventory
--------------
Inventories are comprised of work-in-process (WIP) and raw materials, materials and supplies, and finished goods. The overall inventory recovery is a weighted average of management's estimated recovery for each inventory category; factors considered include the unique or commodity-like nature of the goods, the existence of firm orders from customers, known liquidations of similar goods, and Glenoit's assumed ability to finish production of work-in-process. $4.2 million of reserves are netted against finished goods before applying recovery estimates.

D. Prepaid Expenses and other current assets
--------------------------------------------
Prepaid expenses and other current assets consist primarily of miscellaneous items such as rent, insurance, taxes, and deposits as well as deferred tax assets. These items are assumed to have no value in liquidation.

E. Property and Equipment
-------------------------
Property and equipment includes owned land, buildings and improvements, and machinery and equipment located at Glenoit's manufacturing and distribution facilities located in North Carolina, Florida, Tennessee and Ohio as well as sales and administrative offices in New York, California, and North Carolina. The value of land and buildings was based upon management's assessment of the value of each property considering a recent appraisal undertaken as part of the Company's acquisition of Ex-Cell Home Fashions and the effects of the Chapter 7 environment. Glenoit also recently shutdown a Fabric Division manufacturing facility and sold off excess machinery and equipment. This activity provided insight to the market value for machinery and equipment within the Fabric Division. Machinery and equipment includes machines used to manufacture Glenoit's various products, as well as furniture and fixtures. The value of machinery and equipment was based upon management's review of these assets, recent appraisal undertaken as part of the Company's acquisition of Ex-Cell Home Fashions, Inc. and the effects of the Chapter 7 environment. The costs to be incurred in maintaining such facilities during the liquidation period have been included in corporate wind-down costs.

F. Goodwill, net
----------------
Goodwill represents the excess purchase price over the fair value of assets acquired primarily in connection with the acquisitions of American Pacific Enterprises, Inc. and Ex-Cell Home Fashions, Inc. Any value associated with trademarks and the Glenoit name are deemed to have been impaired by the effect of a Chapter 7 liquidation. Therefore, there is no assumed value in liquidation.

G. Deferred loan costs, net
----------------------------
These amounts relate to capitalized costs associated with the financing of the Company's current senior credit facility and the $95 million Senior Subordinated Notes. Therefore, there is no assumed value in liquidation.

H. Other Assets
---------------
The primary components of Other Assets are investments in the deferred compensation plans related to certain senior management participants. All other amounts are assumed to have no value.

I. Corporate Wind-Down Costs
-----------------------------
Wind-down costs consist of corporate overhead, legal fees and severance costs and expenses to be incurred during the Chapter 7 liquidation period. Management assumes that the liquidation would occur over a six-month period and that such expenses, costs and overhead would decrease over time during this period. Management assumes full manpower is required for a two-month period to effectuate the run-off of work-in-process, distribution of product for orders on hand and ultimate shuttering of manufacturing facilities. Upon shutdown of the operations, manpower is significantly reduced. This assumes that holders of secured claims will provide the financing needed to engage in this wind-down, for absent such monetary support, the Companies would have no way to function, and a Chapter 7 trustee would likely have to abandon the estates' assets, which would lead to an even lower recovery for various parties.

J. Trustee, Professional Fees, Taxes
------------------------------------
Trustee fees are estimated at 3.0% of gross proceeds. Professional fees represent the costs of a Chapter 7 case related to attorneys, accountants, appraisers and other professionals retained by the trustee. Fees are based on management's review of the nature of these costs and have been estimated at $150,000 per month.

State and Local Taxes of approximately $500,000 are management's estimated liability through May 2000 and is accorded priority status.

K. Senior Credit Facility
--------------------------
As of May 27, 2000, approximately $150.0 million was outstanding under the Company's senior credit facility with its lending group. Of this amount, approximately $46 million was outstanding under the revolver and the remaining $104 million outstanding under two term loans. In addition, approximately $3.1 million in letters of credit were issued and outstanding, but had not been drawn upon. Substantially all of the Company's domestic and Canadian assets and operations are pledged as collateral on a pari passu basis for the revolver and term loans under the senior credit facility.

L. Unsecured Claims
-------------------
Unsecured claims include trade payables, senior subordinated notes, other subordinated notes, and other current liabilities. Not included in this amount are potential claims from landlords for the cancellation of leases and other claimants that cannot be anticipated at this time. Such additional claimants would only serve to further dilute any potential recovery, if any.

M. Shareholders Notes
----------------------
Shareholder Notes with a principal amount of $33.3 million are promissory notes issued by Holdings to various of the Old Shareholders, such notes bearing interest at stated rates from 5% per annum to 12.5% per annum and maturing in 2004 and 2005. These notes receive no consideration in Chapter 7 liquidation.